EXHIBIT 2.1

April 8, 2014

Ashland Inc.

Ashland International Holdings, Inc.

Clariant Produkte (Deutschland) GmbH

Clariant Corp.

(as sellers)

and

mertus 158. GmbH

Ascot US Bidco Inc.

Ascot UK Bidco Limited

(as purchasers)

SALE AND PURCHASE AGREEMENT

related to the

ASK CHEMICALS GROUP

TABLE OF CONTENTS

1.	DEFINITIONS AND INTERPRETATION	9

2.	CURRENT STATUS	27

3.	SALE AND PURCHASE	29

4.	PURCHASE PRICE	31

5.	FINAL TAX ADJUSTING AMOUNT	33

6.	CLOSING SCHEDULE	35

7.	REPAYMENT OF AMOUNTS UNDER THE SYNDICATED FACILITY AGREEMENT	36

8.	RULES FOR PAYMENTS	36

9.	CLOSING CONDITIONS	38

10.	CLOSING DATE; CLOSING; CLOSING ACTIONS	42

11.	SELLERS' REPRESENTATIONS	46

12.	SELLERS' COVENANTS	59

13.	PURCHASERS' REPRESENTATIONS	67

14.	REMEDIES FOR BREACHES BY A SELLER OR CLARIANT CORP.	69

15.	LEAKAGE	76

16.	TAX INDEMNITY	78

17.	OTHER INDEMNITIES	83

18.	PURCHASERS' COVENANTS AND INDEMNITIES	89

19.	OBLIGATIONS OF ASHLAND INTERNATIONAL HOLDINGS	90

20.	MISCELLANEOUS	90

LIST OF EXHIBITS

Exhibit (H)/1	Environ Reports
Exhibit (H)/2	Form of Deposit Agreement
Exhibit 1.1/1	Affiliate Agreements
Exhibit 1.1/2	Business Plan
Exhibit 1.1/3	Castro Option Deed Terms
Exhibit 1.1/4	Disclosed Transaction Costs
Exhibit 1.1/5	List of Environmental Experts
Exhibit 1.1/6	Excluded Environmental Liabilities
Exhibit 1.1/7	Existing Facilities
Exhibit 1.1/8	Identified Regulatory Claim
Exhibit 1.1/9	Transaction Structure Paper
Exhibit 1.1/10	Vendor Loan Note Instrument
Exhibit 2.4(b)	Subsidiaries
Exhibit 2.4(c)	Material Group Entities
Exhibit 2.6	Guarantors Acceding to the Syndicated Facility Agreement
Exhibit 3.1	ASK Germany Shares
Exhibit 3.6(a)/1	ASK Germany Transfer Deed
Exhibit 3.6(a)/2	ASK Holding Assignment Agreement
Exhibit 3.6(a)/3	Tecpro Holding Assignment Agreement
Exhibit 3.6(b)	Tecpro Holding Credit Facility Assignment and Assumption Agreement
Exhibit 3.7/1	Shareholders' Resolution ASK Germany
Exhibit 3.7/2	Tecpro Holding Consent
Exhibit 8.2(a)(i)	Clariant Produkte Account
Exhibit 8.2(a)(iii)	Ashland Account
Exhibit 8.2(d)	ASK Account
Exhibit 9.1(a)(i)	Anti-Trust Authorities
Exhibit 11.2(e)	Third Party Entitlements

Exhibit 11.2(f)	Tecpro Holding Credit Facility
Exhibit 11.3(a)(ii)	List of the Articles of Associations
Exhibit 11.3(a)(iv)	Enterprise Agreements or silent Partnership
Exhibit 11.3(b)/1	Subsidiary
Exhibit 11.3(b)/2	Third Party Rights in Subsidiary Interests
Exhibit 11.3(c)	Litigation, Disputes
Exhibit 11.3(d)(i)	Consolidated Financial Statements
Exhibit 11.3(d)(ii)	Combined Financial Statements
Exhibit 11.3(d)(iii)	Tecpro Holding Financial Statements
Exhibit 11.3(e)	Conduct of Business
Exhibit 11.3(f)(i)	Intellectual Property Rights
Exhibit 11.3(f)(ii)	License Agreements
Exhibit 11.3(f)(iii)	Intellectual Property Rights infringements
Exhibit 11.3(f)(iv)	Third Party Intellectual Property Rights infringements
Exhibit 11.3(f)(vi).	IT Systems
Exhibit 11.3(g)(i)	Key Employees
Exhibit 11.3(g)(ii)	Collective Agreements
Exhibit 11.3(g)(iii)	Pension Commitments
Exhibit 11.3(g)(iv)	Labor Disputes
Exhibit 11.3(g)(v)	ERISA
Exhibit 11.3(h)(ii)	Tax Payments
Exhibit 11.3(h)(iii)	Tax audits and/or tax court proceedings
Exhibit 11.3(h)(iv)	Residency for tax purposes
Exhibit 11.3(i)(i)/1	Freehold property
Exhibit 11.3(i)(i)/2	Encumbrances on Freehold property
Exhibit 11.3(i)(ii)	Leasehold property
Exhibit 11.3(j)/1	Material Agreements
Exhibit 11.3(l)/1	Material Assets

Exhibit 11.3(l)/2	Encumbrances on Material Assets
Exhibit 11.3(m)/1	Insurance
Exhibit 11.3(m)/2	Terminated Insurance Policies
Exhibit 11.3(n)(i)	Compliance with laws
Exhibit 11.3(n)(ii)	Permits and licenses
Exhibit 11.3(n)(iii)	Anti-trust
Exhibit 11.3(n)(iv)	Non-violation of Environmental Laws
Exhibit 11.3(n)(v)(A)	FCPA
Exhibit 11.3(n)(v)(B)	Management Proceedings
Exhibit 11.3(n)(vi)(B)	Sanctions/Violations
Exhibit 11.3(n)(vi)(E)	Dealings with Restricted Parties
Exhibit 11.3(o)	Product Liability
Exhibit 11.3(p)	State Aids
Exhibit 11.3(q)	Change of Control
Exhibit 11.3(s)	EEG
Exhibit 11.3(t)	Intra-group arrangement and credit documents
Exhibit 11.4	Closing Date Representation
Exhibit 12.3(a)	Purchasers' Consent
Exhibit 13.2(b)	Financing Documents
Exhibit 20.15(a)	Pro Rata Liability

THIS AGREEMENT is made on April 8, 2014

BETWEEN

(1)	Clariant Produkte (Deutschland) GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung), registered with the commercial register (Handelsregister) of the local court (Amtsgericht) in Frankfurt am Main under registration number HRB 42045 and with business address at Brüningstraße 50, 65929 Frankfurt am Main, Germany,

- "Clariant Produkte" -

(2)	Ashland Inc., a U.S. corporation, with business address at 50 East RiverCenter Boulevard, Covington, KY 41012-0391, USA,

- "Ashland" -

(3)	Ashland International Holdings, Inc., a U.S. corporation, with business address at 50 East RiverCenter Boulevard, Covington, KY 41012-0391, USA,

- "Ashland International Holdings" -

- each of Clariant Produkte, Ashland and Ashland International Holdings also a "Seller" and jointly also the "Sellers" –

(4)	Clariant Corp., a U.S. corporation, with business address at 4000 Monroe Road, Charlotte, NC 28226, USA,

- "Clariant Corp." -

(5)	Ascot US Bidco Inc., a U.S. corporation, with business address at 2711 Centreville Road, Suite 400, Wilmington, New Castle Country, Delaware 19808, USA,

 - "US Purchaser" -

(6)	mertus 158. GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung), registered with the commercial register (Handelsregister) of the local court (Amtsgericht) in Frankfurt am Main under registration number HRB 98587 and with business address at c/o Cormoran GmbH, Torstraße138, 10119 Berlin, Germany,

- "German Purchaser" -

(7)	Ascot UK Bidco Limited, a UK limited liability company, with business address at 40 Bruton Street, London, W1J 6QZ, UK,

- "UK Purchaser" -

each of German Purchaser, UK Purchaser and US Purchaser a "Purchaser" and jointly the "Purchasers" and the Sellers, Clariant Corp. and the Purchasers collectively referred to as the "Parties" and each of them as a "Party").

WHEREAS

(A)	Clariant Produkte and Ashland International Holdings each hold 50% (in words: fifty percent) of the share capital of ASK Chemicals GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) organized under the laws of Germany, registered with the commercial register (Handelsregister) of the local court (Amtsgericht) of Düsseldorf, Germany, under registration number HRB 44968 and with business address at Reisholzstraße 16-18, 40721 Hilden, Germany ("ASK Germany").

(B)	Clariant Produkte is the sole shareholder of Tecpro Holding Corp., a corporation organized under the laws of the State of Delaware with registered office at c/o Corporation Trust Centre, 1209 Orange Street, DE 19801 Wilmington, USA ("Tecpro Holding").

(C)	Ashland and Tecpro Holding are limited partners in ASK Chemicals Holding US L.P., a limited partnership organized under the laws of the State of Delaware, with business address at 1209 Orange Street, Wilmington, Delaware, 19801, County of New Castle, USA ("ASK Holding"). Each of them holds 49.95% (in words: forty-nine and ninety-five hundreds percent) of partnership interests in ASK Holding. ASK Germany is general partner in ASK Holding and holds 0.1% (in words: one tenth of a percent) of partnership interests in ASK Holding.

(D)	Ashland International Holdings is a wholly owned subsidiary of Ashland.

(E)	ASK Germany, Tecpro Holding and ASK Holding are the top companies of the Group Entities. The Group Entities which are operative and not solely holding companies are engaged in the business of the production and sale of chemicals for the foundry industry and otherwise (which includes binders, specialty resins, coatings, feeders, filters and release agents as well as metallurgical products, including inoculants, Mg-treatment, inoculation wires and master alloys for iron casting). The Group Entities' business, taken as a whole, as presently conducted, disregarding the transactions contemplated by this Agreement (such transactions contemplated in this Agreement collectively the "Transaction"), shall hereinafter be referred to as the "Business". Some of the Group Entities own real estate.

(F)	US Purchaser, German Purchaser and UK Purchaser are entering into this Agreement for the sale and purchase of the Sold Assets. It is intended that UK Purchaser will exercise its rights pursuant to Section 20.8(c) to nominate that German Purchaser will take up its rights pursuant to this Agreement, with the effect that at Closing US Purchaser and German Purchaser shall be the sole purchasers of the Sold Assets pursuant to this Agreement.

(G)	The current corporate structure of the Group Entities was set up in the year 2010 when Ashland Group and Süd-Chemie group (which was later acquired by Clariant Group) contributed, sold and transferred various shareholdings, participations and assets into various Group Entities (so called Project Ironman). Such contributions, sales and transfers were based, inter alia, on a master formation agreement and a master contribution and sale agreement (both dated July 14, 2010 as amended on November 28, 2010) as well as various local transfer and contribution agreements (such agreements the "Project Ironman Agreements").

(H)	Prior to the date of this Agreement, the Purchasers, and their respective Representatives had access to, and have been able to review, documents and information of a commercial, financial, accounting, tax, legal, environmental and other nature concerning the Group Entities pursuant to a due diligence investigation, which included (i) all presentations, hand-outs and any other written materials provided to the Purchasers in writing at a management presentation held on December 5, 2013 and expert meetings relating to products and manufacturing held on January 29, 2014 and relating to financials, purchasing, R&D, CAT, strategy & growth held on January 30, 2014 identifiable as set out in electronic form and deposited with notary public Dr. Carsten Angersbach, with offices in Frankfurt am Main, Germany,, (ii) the Project Ascot Information Memorandum dated November 2013, (iii) the Legal Fact Book prepared by Latham & Watkins LLP dated November 29, 2013, (iv) the Legal Fact Book prepared by Demarest Advogados dated November 26, 2013, (v) the Legal Fact Book prepared by Crawford Bayley & Co. dated November 26, 2013, (vi) the Legal Fact Book prepared by Sagardoy Abogados dated December 4, 2013, (vii) the Financial Vendor Due Diligence Report prepared by Deloitte Touche GmbH Wirtschaftsprüfungsgesellschaft dated October 23, 2013, (viii) the Commercial Fact Book prepared by Deloitte Touche GmbH Wirtschaftsprüfungsgesellschaft dated November 15, 2013, (ix) the Global Tax Fact Book prepared by WTS Steuerberatungsgesellschaft mbH dated November 12, 2013, (x) the Project Ascot Phase I Environmental Due Diligence Reports (consisting of a Portfolio Report and individual site reports as listed in Exhibit (H)/1) (the documents described in lit. (i) through lit. (x) above collectively the "Due Diligence Reports") (xi) the documents disclosed in the electronic data room as of March 29, 2014, at 9:46 am Eastern Standard time of the service provider Intralinks Inc. under the Project name "Ascot" (the "Data Room Documents"), and (xii) the answers given or confirmed to the Purchasers and/or their respective Representatives in writing during the question & answer process (the "Q&A") (the documents and written information referred to in this Recital (H) (i) through (xii) collectively, the "Due Diligence Material"), an electronic copy (in the form of a hard drive and of a DVD) of the Due Diligence Material shall be deposited on the date of this Agreement with notary public Dr. Carsten Angersbach, with offices in Frankfurt am Main, Germany, for purposes of providing evidence in accordance with the provisions of a deposit agreement to be entered into immediately following the execution of this Agreement on the date of this Agreement substantially in the form attached hereto as Exhibit (H)/2.

(I)	Each Seller wishes to sell to the Purchasers its shares and interests in the Direct Target Entities, and the Purchasers wish to purchase from the Sellers, all such shares and interests in accordance with, and subject to the terms and conditions of, this Agreement. Clariant Corp. wishes to sell and the US Purchaser wishes to purchase the Tecpro Holding Credit Facility in accordance with, and subject to the terms and conditions of, this Agreement.

IT IS AGREED THAT

1.	DEFINITIONS AND INTERPRETATION

1.1	In this Agreement, unless the context otherwise requires:

"2013 Tax Accruals" means an amount of EUR 300,000 (in words: Euros three hundred thousand).

"Affiliate" shall mean any affiliated company (verbundenes Unternehmen) within the meaning of Section 15 et seq. of the German Stock Corporation Act (AktG), provided that any other portfolio companies in which the Investors or any of their affiliates has a direct or indirect interest shall not be considered "Affiliates" for the purposes of this Agreement.

"Affiliate Agreements" means those agreements listed in Exhibit 1.1/1.

"Affiliate Agreement Representation Breach" means a breach of the representations set out in Section 11.3(t).

"Agreed Leakage Amount" has the meaning given in Section 15.3(a).

"Agreement" shall mean this Sale and Purchase Agreement (including its exhibits).

"Amended China Lease" means the amendment to the services and lease agreement regarding the site in Zhenjiang (PRC) between Jiangsu Sud-Chemie Chemical and ASK Chemicals (Zhenjiang) New Materials Technology, dated May 1, 2011, to include a nine (9) months' notice period for termination of such services and lease agreement by the lessor.

"Amended Dublin Lease" means the amendment to a lease between Ashland Inc. and ASK Chemicals LP dated December 1, 2010 (as amended on April 1, 2012) to add an additional option to extend the term of such lease by five (5) years.

"Ancillary Bank" has the meaning given to it in the Syndicated Facility Agreement.

"Ancillary Facility" has the meaning given to it in the Syndicated Facility Agreement.

"Ancillary Outstandings" has the meaning given to it in the Syndicated Facility Agreement.

"Announcement" means any press release by any Party regarding the signing and/or consummation of this Agreement that the other Parties have consented in writing to, such consent not to be unreasonably withheld or unreasonably delayed.

"Anti-Trust Authority" / "Anti-Trust Authorities" has the meaning given in Section 9.1(a)(i).

"Anti-Trust Filings" has the meaning given in Section 9.2(a)(i).

"Ashland" has the meaning given in the introductory paragraph.

"Ashland Account" has the meaning given in Section 8.2(a)(iii).

"Ashland ASK Germany Shares" has the meaning given in Section 2.1(b)

"Ashland ASK Holding Partnership Interest" has the meaning given in Section 2.2(b).

"Ashland ASK Holding Partnership Interest Purchase Price" has the meaning given in Section 4.4(b).

"Ashland Group" has the meaning given in Section 2.5(a).

"Ashland International Holdings" has the meaning given in the introductory paragraph.

"Ashland International Vendor Loan Note Amount" has the meaning given in Section 4.4(a)(i).

"Ashland Vendor Loan Note Amount" has the meaning given in Section 4.4(b)(i).

"Ashland's Knowledge" means (i) for purposes of Section 11.2, the actual knowledge (positive Kenntnis), as of the date hereof, of Mark Stach, Theodore L. Harris and Gregory S. Bicket and (ii) for purposes of Section 11.3, the actual knowledge (positive Kenntnis), as of the date hereof, of Mark Stach, Theodore L. Harris and Gregory S. Bicket after having made due inquiry of the following directors and employees of the Group Entities: Stefan Sommer, Scott Hoertz, Thiemo Heinzen, Mr. Heinrich-Justus Gärtner, Wolfgang Wiebe, Marcos Mendizabal Castellanos (general manager ASK Chemicals Spain), and Luiz Totti (general manager ASK Chemicals Brazil).

"ASK Account" has the meaning given in Section 8.2(d).

"ASK Chemicals Germany Ashland Cash Amount" has the meaning given in Section 4.4(a)(iii).

"ASK Chemicals Germany Cash Amount" has the meaning given in Section 4.4(a)(iii).

"ASK Chemicals Germany Clariant Cash Amount" has the meaning given in Section 4.4(a)(iii).

"ASK Chemicals Germany Purchase Price" has the meaning given in Section 4.4(a).

"ASK Germany" has the meaning given in Recital (A).

"ASK Germany Shares" has the meaning given in Section 2.1(b).

"ASK Germany Transfer Deed" has the meaning given in Section 3.6(a).

"ASK Holding" has the meaning given in Recital (C).

"ASK Holding Assignment Agreement" has the meaning given in Section 3.6(a).

"ASK Holding Partnership Cash Amount" has the meaning given in Section 4.4(b)(ii).

"ASK Holding Purchase Price Allocation" has the meaning given in Section 4.7(b).

"ASK Pass-Through Subsidiaries" has the meaning given in Section 4.7(b).

"Assumed Claim" has the meaning given in Section 14.4(b).

"Authority" means any competent governmental, administrative, supervisory, regulatory, judicial, disciplinary, enforcement or tax raising authority, agency, court or tribunal of any applicable jurisdiction.

"Base Purchase Price" has the meaning given in Section 4.1(a).

"Blocking Statutes" means Council Regulation (EC) No 2271/96, Section 7 of the German Foreign Trade Ordinance (Außenwirtschaftsverordnung) or other laws with a similar blocking concept under laws of non-German jurisdictions.

"Break Fee Amount" means the aggregate of (i) the break fees which become payable by a Group Entity to any lender under the Existing Facilities upon the repayment of the Existing Facilities on Closing and (ii) the Swap Settlement Amount.

"Bribery Legislation" means all and any applicable legislation or regulations prohibiting commercial or political bribery, including the United States Foreign Corrupt Practices Act of 1977; the UK Bribery Act 2010, the Organization For Economic Co-operation and Development Convention on Combating Bribery of Foreign Public Officials in International Business Transactions and related implementing legislation; the United Nations Convention against Corruption and related implementing legislation and any anti-bribery or anti-corruption laws of any jurisdiction in each case to the extent applicable to the relevant Group Entities.

"Business" has the meaning given in Recital (E).

"Business Day" shall mean any day (other than a Saturday or Sunday) on which banks are open for business in Frankfurt am Main, Germany, and New York City.

"Business Intellectual Property" means the Intellectual Property Rights owned, used or held for use by a Group Entity.

"Business Representation Breach" means where a Business Representation or, any Closing Date Representation to the extent relating to a Business Representation, is untrue and/or incorrect.

"Business Representation Claim" means any Proceedings by the Purchasers against the Sellers in relation to any individual Business Representation Breach or a series of Business Representation Breaches arising from substantially identical facts and circumstances.

"Business Representations" has the meaning given in Section 11.1.

"Buyside Reports" means the Alvarez & Marsal Operational DD Report, the Alvarez & Marsal Financial DD Report, the White & Case LLP Legal DD Report, the Ernst & Young Tax DD Report, the ERM Environmental DD Report, the AON Insurance Report, the AON Employee Benefits Report and the LEK Commercial DD Report prepared for the Purchasers on or prior to the date of this Agreement in connection with the Transaction.

"Castro Option Deed" means an option deed in respect of the lease between Ashland Chemical Hispania, S.L. and ASK Chemicals Espana S.A. dated May 3, 2013, pursuant to which the Purchasers or any Group Entity from time to time shall be entitled to purchase from Ashland Chemicals Hispania, S.L. the facility referred to in such lease at fair market value (but in any case at least EUR 1) within two (2) years from the Closing Date, on the terms set out at Exhibit 1.1/3, such terms to reflect that ASK Chemicals Espana S.A. will receive no additional protection from the Sellers on exercise of the option at Castro other than that which is specifically set out in this Agreement.

"Claims Notice" has the meaning given in Section 14.4(a).

"Clariant Corp." has the meaning given in the introductory paragraph.

"Clariant Group" has the meaning given in Section 2.5(b).

"Clariant Produkte" has the meaning given in the introductory paragraph.

"Clariant Produkte Account" has the meaning given in Section 8.2(a)(i).

"Clariant Produkte ASK Chemicals Germany Vendor Loan Note Amount" has the meaning given in Section 4.4(a)(ii).

"Clariant Produkte ASK Germany Shares" has the meaning given in Section 2.1(b).

"Clariant Produkte Tecpro Vendor Loan Note Amount" has the meaning given in Section 4.4(c)(i).

"Clariant Produkte's Knowledge" means (i) for purposes of Section 11.2, the actual knowledge (positive Kenntnis), as of the date hereof, of Thorsten Posner and Michael Stanek and (ii) for purposes of Section 11.3, the actual knowledge (positive Kenntnis), as of the date hereof, of Thorsten Posner, Philipp Hammel and Michael Stanek after having made due inquiry of the following directors and employees of the Group Entities: Stefan Sommer, Scott Hoertz, Thiemo Heinzen, Mr. Heinrich-Justus Gärtner, Wolfgang Wiebe, Marcos Mendizabal Castellanos (general manager ASK Chemicals Spain), and Luiz Totti (general manager ASK Chemicals Brazil).

"Closed or Former Sites" means those Company Sites formerly owned or leased or occupied by the Group Entities, and including those Company Sites currently owned or leased or occupied by the Group Entities but no longer operated as production sites, including at Wien in Austria, Hilden in Germany and Le Goulet in France.

"Closing" has the meaning given in Section 10.1(a).

"Closing Action" / "Closing Actions" has the meaning given in Section 10.2(a).

"Closing Condition" / "Closing Conditions" means the conditions set out in Section 9.1(a).

"Closing Confirmation" has the meaning given in Section 10.2(c).

"Closing Date" has the meaning given in Section 10.1(a).

"Closing Date Representation" / "Closing Date Representations" has the meaning given in Section 11.4(a).

"Closing Intra-Group Agreements" means the Castro Option Deed, the Amended China Lease and the Amended Dublin Lease.

"Closing Schedule" means the schedule to be provided by the Sellers to the Purchasers pursuant to Section 6.1.

"Combined Financial Statements" has the meaning given in Section 11.3(d)(ii).

"Company Site" shall mean owned real estate, leased real estate as well as any real estate formerly owned or leased or occupied by the Group Entities.

"Competing Activity" has the meaning given in Section 12.8(a)(i).

"Competition Laws" means any applicable Anti-Trust, competition or fair trade laws in each case as applicable to the Group Entities.

"Compliance Laws" shall mean all Sanctions or Export Controls, Bribery Legislation or Competition Laws.

"Compliance Representation" shall mean the representations in Section 11.3(n) and a Closing Date Representation to the extent they relate to such compliance representation.

"Compliance Representation Breach" means where a Compliance Representation or, any Closing Date Representation to the extent relating to a Compliance Representation, is untrue and/or incorrect.

"Compliance Representation Claim" means any Proceedings by the Purchasers against the Sellers for Losses resulting from any Compliance Representation Breach or a series of Compliance Representation Breaches arising from substantially identical facts and circumstances.

"Compulsory Close-Down" has the meaning given in Section 17.1(b)(iv)(B).

"Confidential Information" has the meaning given in Section 11.3(f)(v).

"Consolidated Financial Statements" has the meaning given in Section 11.3(d)(i).

"Consolidated Group Entities" shall mean all Group Entities, which have been fully consolidated in the consolidated financial statements of ASK Germany as of December 31, 2013 as well as ASK Holding, ASK Chemicals Metallurgy Inc., Atlanta, USA, ASK Chemicals L.P., Dublin, USA, ASK Chemicals Hitech LLC, ASK Chemicals Investment LLC, Alfred, USA, and ASK Service de Mexico S. de C.V., Mexico City, Mexico (i.e., all Group Entities other than ASK Chemicals Gremolith AG with domicile in Bazenheid, Switzerland).

"Contamination" shall mean the existence of any Hazardous Substances in the Environment (both as defined below).

"Core Environmental Claim" means any Proceedings by the Purchasers against the Sellers for indemnification pursuant to Section 17.1 where such Environmental Liability relates to either Health and Safety Issues, Closed or Former Sites or Off-Site Contamination and for which there is no De Minimis Amount pursuant to Section 14.5(a)(iii).

"Cost and Measure Plan" means a plan prepared by or on behalf of a relevant Group Company for the implementation of any Remedial Measure and the Remedial Costs associated therewith, providing details of (i) the Remedial Measures covered by such plan, (ii) the reasonably expected Remedial Costs for each Remedial Measure (including cost estimates not issued by the Purchasers or any of their Affiliates), (iii) a timeline for commencement and completion of each Remedial Measure or such plan as determined by the Environment Expert pursuant to Section 17.1(c) and 17.1(d).

"Cure Period" has the meaning given in Section 9.3(c).

"Data Room Documents" has the meaning given in Recital (H).

"Debt Financing" means the third party debt finance being provided to the Purchasers by third party borrowers set out in the Financing Documents.

"De Minimis Amount" has the meaning given in Section 14.5(a)(i).

"Direct Target Entity" / "Direct Target Entities" has the meaning given in Section 2.4(a).

"Disclosed" means those matters disclosed in the Disclosure Schedules or otherwise in this Agreement or fairly disclosed in the Due Diligence Materials, whereby "fairly disclosed" shall mean disclosed in sufficient detail to enable a prudent professional with the relevant expertise to discover and make a reasonably informed assessment of the nature and scope of the matter being disclosed. For the avoidance of doubt, where and to the extent Due Diligence Material only makes reference to a document or a particular part of a document – without any explanation as to the content of such document or particular part – but such document or such part or its relevant contents has not been provided in the Due Diligence Material, the contents of such document or part shall not be deemed to have been disclosed.

"Disclosed Break Fee Amount" means the estimated Break Fee Amount set out in the Closing Schedule.

"Disclosure Schedules" means the Signing Disclosure Schedules and the Sellers' Updated Disclosure Schedules.

"Disclosed Transaction Costs" means the transaction costs set out in Exhibit 1.1/4.

"Due Diligence Material" has the meaning given in Recital (H).

"Due Diligence Reports" has the meaning given in Recital (H).

"EEG" means the German Erneuerbare Energien Gesetz.

"EEG Cap" has the meaning given in Section 14.5(c)(ii).

"EEG Claims" means any Proceedings by the Purchasers against the Sellers for indemnification pursuant to Section 17.3.

"Environment" shall mean any environmental media such as water (including surface water and ground water), air (including air in buildings), soil (including surface and subsurface), biota (whether in air, water or soil), any ecological systems, human beings and any man-made structures.
"Environmental Claim" means a Core Environmental Claim or an Other Environmental Claim.

"Environmental Contamination" shall mean (i) any harmful soil changes (schädliche Bodenveränderungen) within the meaning of Section 2 para. 3 of the German Act on Soil Contamination (Bundesbodenschutzgesetz, BBodSchG) or any polluted areas (Altlasten) within the meaning of Section 2 para. 5 BBodSchG or (ii) any Contamination or detrimental alteration in the meaning of applicable Environmental Laws of other jurisdictions resulting from or relating to soil, on, at, in or from Company Sites, or resulting from operation of the Group Entities prior to or on Closing Date, as well as (iii) Contamination or otherwise detrimental alteration resulting from or relating to, air at or from Company Sites or resulting from operation of the Group Entities prior to or on Closing Date (iv) Contamination or otherwise detrimental alteration resulting from or relating to, surface water or ground water by Hazardous Substances on, at, in or from Company Sites or resulting from operation of the Group Entities prior to or on Closing Date, and in each case including sites formerly owned, used or operated by the Group Entities.

"Environmental Expert" means the environmental expert engaged by the Sellers and Purchasers pursuant to Section 17.1(c)(ii) and 17.1(d) to determine a certain issue or issues in dispute. Sellers and Purchasers shall mutually select and appoint the expert from the environmental consulting companies listed in Exhibit 1.1/5 hereto. If the Sellers and the Purchasers cannot agree on an environmental consulting company within ten (10) Business Days after the respective written request of such engagement, the Environmental Expert shall be appointed from the list in Exhibit 1.1/5 by the President of the Chamber of Commerce and Industry of Frankfurt a.M. (Industrie- und Handelskammer Frankfurt am Main).

"Environmental Laws" shall mean any and all international, regional, national, state, local or municipal laws including public, private, civil or common law and all statutes, secondary and subordinate legislation, regulations, directives, rules, judgments, orders, decisions and interpretations of any laws by any regulatory authority, international and EU treaties and regulations, concerning (i) the protection of the Environment or (ii) human health and safety as well as (iii) welfare or conditions at, or in the vicinity of, the workplace; (iv) the generation, transportation, storage, treatment, disposal or presence of any Hazardous Substances.

"Environmental Liability" shall mean any Remedial Costs and Third-Party Liability.

"Environmental Permit" means any license, approval, authorization, permission, notification, order or exemption which is issued, granted or required by any governmental authority with jurisdiction under Environmental Law and is material to the operation of the Group Entities prior to or on Closing Date.

"Excluded Environmental Liabilities" means any Environmental Liability listed in Exhibit 1.1/6.

"Equity Financing" means the direct or indirect (through one or more intermediate holding companies) contribution by the Investors to the Purchasers in exchange for the issuance by the Purchasers (or such holding companies) to the Investors (or such holding companies) of shares, membership interests or equity-equivalent instruments, shareholders loans or other securities.

"Existing Facilities" means the facilities listed in Exhibit 1.1/7.

"Expert Investigation" has the meaning given in Section 17.1(e)(i).

"FCPA" means the United States Foreign Corrupt Practices Act, 1977.

"Final Tax Adjusting Amount" has the meaning given in Section 5.1(a).

"Final Tax Adjusting Amount Schedule" has the meaning given in Section 5.1(a).

"Financial Statements" has the meaning given in Section 11.3(d)(iii).

"Financing Documents" has the meaning given in Section 13.2(b).

"Financing Guarantees" has the meaning given in Section 2.6.

"Freehold Property" has the meaning given in Section 11.3(i)(i).

"Fundamental Representation" has the meaning given in Section 11.1.

"Fundamental Representation Breach" means where a Fundamental Representation or, Closing Date Representation to the extent relating to a Fundamental Representation, is untrue and/or incorrect.

"Fundamental Representation Claim" means any Proceedings by the Purchasers against the Sellers and/or Clariant Corp. resulting from any Fundamental Representation Breach or a series of Fundamental Representation Breaches arising from substantially identical facts and circumstances.

"General Aggregate Cap" has the meaning given in Section 14.5(c)(i).

"German Purchaser" has the meaning given in the introductory paragraph.

"Group Entity" / "Group Entities" has the meaning given in Section 2.4(c).

"Hazardous Substances" shall mean (i) any dangerous substances and mixtures as defined in Article 2 (2) of the European Community Council Directive 67/548 EEC or (ii) any substance or waste (whether solid, liquid or gaseous) that is defined or classified in terms of human health and the Environment as special, restricted, hazardous, toxic, noxious, harmful, dangerous, volatile, corrosive, explosive, poisonous or deleterious or having similar meaning or interpretation under any provision of Environmental Law.

"Health and Safety Issues" means issues relating to (i) silicosis or any other human health condition related to a potential exposure to silica at the site Cleveland East, in Dublin, Ohio, USA, (ii) asbestosis or any other human health condition related to exposure to asbestos containing materials at Castro Urdiales, Spain, or (iii) human exposure to other Hazardous Substances as a result of operations, activities or omissions at any Company Sites, and any other matters relating to human health and safety, whether or not known at or prior to the Closing Date.

"Identified Regulatory Claim" means any Proceedings by the Purchasers against the Sellers for indemnification pursuant to Section 17.2 in relation to the matter set out in Exhibit 1.1/8.

"IFRS" means the International Financial Reporting Standards (IFRS) issued by the International Accounting Standards Board (IASB) and as adopted by the European Union.

"Imminent Danger" has the meaning given in Section 17.1(a)(v) (Environmental Indemnification).

"India Close-Down" has the meaning given in Section 17.1(b)(iv)(A).

"Insurance Contracts" has the meaning given in Section 11.3(m).

"Intellectual Property Rights" has the meaning given in Section 11.3(f)(i).

"Interim Covenant Breach" means a breach by the Sellers of any of the Interim Period Covenants to the extent that it is not remedied by or on behalf of the Sellers prior to Closing.

"Interim Covenant Claim" means any Proceedings by the Purchasers against the Sellers or Clariant Corp. in relation to an Interim Covenant Breach.

"Interim Period" has the meaning given in Section 12.1.

"Interim Period Covenants" means the Interim Period obligations of the Sellers set forth in Section 12.1 and 12.2.

"Investors" means Rhône Partners IV L.P. and Rhône Offshore Partners IV L.P.

"IRC" shall mean the U.S. Internal Revenue Code of 1986, as amended.

"Ironman Claims Representation" has the meaning given in Section 11.3(k).

"Ironman Claims Representation Claim" means any Proceedings by the Purchasers against the Sellers in relation to any breach of the Ironman Claims Representation, or a breach of a Closing Date Representation to the extent relating to the Ironman Claims Representation.

"Issuer" means a direct or indirect parent company of all Purchasers, as defined by the Purchaser in their sole discretion.

"Key Employees" has the meaning given in Section 11.3(g)(i).

"Labor Disputes" has the meaning given in Section 11.3(g)(iv).

"Leakage" means:

(a)	any dividend or distribution of profits or assets or any payments in lieu of any dividend or distribution, declared, paid or made, or agreed to be declared, paid or made, or any repurchase, redemption or return of share or loan capital paid, or any distribution of assets or sale at an undervalue, in each case by any Group Entity to any Seller or any member of any Seller's Group;

(b)	any management, monitoring, shareholder or similar fees, fees charged for director services or charges or compensation of a similar nature paid, or agreed to be paid by any Group Entity to or for the benefit of any Seller or any member of any Seller's Group;

(c)	the waiver, or agreement to waive (whether conditional or not), by any Group Entity, of any monetary right or claim of that Group Entity against any Seller or any member of any Seller's Group (excluding, for the avoidance of doubt, any benefit received under the clarification relating to the liability for claims under the Project Ironman Agreements pursuant to this Agreement);

(d)	any liability or obligation assumed or indemnity incurred by any Group Entity not in the ordinary course of business, to the extent directly in favor and for the benefit of any Seller or any member of any Seller's Group;

(e)	any contractual or gratuitous payment (including a "golden parachute" or a transaction bonus in connection with the Transaction contemplated by this Agreement) by a Group Entity to any employee of any Group Entity, in each case, in connection with the Transactions contemplated by this Agreement;

(f)	any Sellers' Transaction Costs actually incurred or paid after the Locked Box Date by any Group Entity (other than amounts reimbursed, paid or assumed by the Sellers' Group) in excess of the Disclosed Transaction Costs;

(g)	any Break Fee Amount in excess of the Disclosed Break Fee Amount;

(h)	any transaction not Disclosed to the Purchasers (including in respect of the intra-group arrangements) between a Group Entity and a Seller or a Sellers' Affiliate to the extent the terms of that transaction or arrangement are not on arms' length terms (and for the avoidance of doubt), only the element of such transaction or arrangement that is not on arms' length terms shall be considered as "leakage" for the purposes of this definition;

(i)	any Tax (net of any Tax deduction available to any of the Group Entities in respect of any matters giving rise to any Leakage or any amount in respect of VAT which is recoverable as input tax by a Group Entity) becoming payable by any Group Entity as a consequence of any of the matters referred to in sub-paragraphs (a) to (h) inclusive above;

(j)	any interest actually paid to Clariant Corp. on the Tecpro Holding Credit Facility after the Locked Box Date; and

(k)	any agreement to do any of the matters set out in (a) to (j) above to the extent actually consummated;

each to the extent (A) it has occurred after the Locked Box Date and (B) it is not a Permitted Leakage; for the purposes of this definition, reference to any Seller or any member of the Seller's Group shall include any nominee, trustee or agent or any other person receiving monies or any benefit on behalf of any member of the Sellers' Group.

"Leakage Claim" means any Proceedings by the Purchasers against the Sellers pursuant to Section 15.3.

"Leasehold Property" has the meaning given in Section 11.3(i)(ii).

"Locked Box Date" means December 31, 2013.

"Locked Box Date Tax Accrual" means (i) the amount of Taxes imposed on, payable by or accrued to the account of any Group Entity in relation to the Pre-Locked Box Date Tax Period, but excluding, for the avoidance of doubt, any Taxes payable on income of ASK Holding attributed to and payable by Ashland Inc., minus (ii) the aggregate amount of receivables for any Taxes of any Group Entities relating to the Pre-Locked Box Date Tax Period.

"Long Stop Date" means the date falling six (6) months following the date of this Agreement.

"Losses" shall mean all damages (within the meaning of Sections 249 et seq. of the German Civil Code (BGB)) incurred including (i) resulting penalties, reasonable costs and reasonable external expenses (including legal expenses reasonably incurred), frustrated expenses (vergebliche Aufwendungen) within the meaning of Section 284 BGB, any diminution in value (Wertminderung) of any of the Group Entities but (ii) consequential damages (Folgeschäden) and lost profits (entgangener Gewinn) (including in case of recurring events on a multiple basis) only on the level of the Group Entities (and not on the level of the Purchasers to the extent relating to the their operative business and only to the extent proximate and foreseeable.

"Master Contribution and Sale Agreement" means the Master Contribution and Sale Agreement between Ashland, Ashland International Holdings, Süd-Chemie Aktiengesellschaft, Tecpro Holding and Ashland-Südchemie-Kernfest GmbH, dated July 14. 2010, as amended.

"Material Agreements" has the meaning given in Section 11.3(j).

"Material Assets" has the meaning given in Section 11.3(l).

"Material Business Representation Breach" means,

(a)	a breach or breaches of any of the Business Representations given as at the date of this Agreement which was not Disclosed to the Purchasers at or prior to the date of this Agreement; or

(b)	a breach or breaches of any of the Business Representations which would occur when given as at the date the Closing Date Representations are given, by reference to the facts, matters or circumstances then existing, but without reference to the disclosure schedules foreseen for the Closing Date Representations, save for any breach that is remedied prior to Closing in accordance with this Agreement which, to the extent not remedied, would result – assuming Closing had occurred – in the aggregate, in claims by the Purchasers against the Sellers for Losses of the Group Entities as a whole in excess of EUR 20,000,000, it being acknowledged, for the avoidance of doubt, by the Parties that the Purchasers shall retain the ability to bring Proceedings against the Sellers following Closing for a Business Representation Claim (other than where prevented from doing so pursuant to Section 9.3).

"Material Fundamental Representation Breach" means a breach or breaches of any Fundamental Representation, save for (i) any breach to the extent it is remedied prior to Closing, (ii) any breach which is purely mechanical or technical in nature or which does not prejudice the interests of the Purchasers, or (iii) any breach which does not dilute the direct ownership by the Sellers of the Direct Target Entities or the direct or indirect ownership by the Direct Target Entities of the Group Entities and entities in which the Group Entities have as at the date of this Agreement a minority interest.

"Material Group Entity" / "Material Group Entities" has the meaning given in Section 2.4(c).

"Material Interim Covenant Breach" means the occurrence of (i) an Interim Covenant Breach or series of Interim Covenant Breaches arising from substantially identical facts and circumstances (but other than a breach of the Interim Covenant pursuant to Section 12.1(e)), that result in material Losses to one or more Group Entity, or material Losses – assuming Closing has occurred – to the Purchasers, in the aggregate in excess of EUR 5,000,000, or (ii) a breach or series of breaches, arising from substantially identical facts and circumstances, of the Interim Covenant pursuant to Section 12.1(e), which has or would have a material detrimental effect on the reputation of the Group Entities and/or the Investors to the extent that Closing occurs.

"Material Representation Breach" means either a Material Fundamental Representation Breach or a Material Business Representation Breach.

"Merger Clearances" has the meaning given in Section 9.1(a)(i).

"Neutral Expert" has the meaning given in Section 4.7(b).

"Non-Regulatory Closing Conditions" has the meaning given in Section 9.1(a).

"Notification" has the meaning given in Section 17.1(c)(i).

"Off-Site Contamination" means the presence of BTEX, TPH, phenols and chlorinated compounds, including chlorinated hydrocarbons and any other Hazardous Substance emanated, released, leaked, emitted or migrated from Company Sites whether or not such presence was known at or prior to the Closing Date.

"Other Breach" has the meaning given in Section 14.1(a)(iv).

"Other Breach Claim" means any Proceedings by the Purchasers against the Sellers or Clariant Corp. in relation to an Other Breach.

"Other Environmental Claim" means any Proceedings by the Purchasers against the Sellers for indemnification pursuant to Section 17.1, other than a Core Environmental Claim.

"Other Indemnity" / "Other Indemnities" means any of the indemnities pursuant to Section 17.

"Other Indemnity Claim" means any Proceedings by the Purchasers against the Sellers or Clariant Corp. for indemnification pursuant to an Other Indemnity.

"Other Person" has the meaning given in the definition of Relevant Taxes.

"Party" / "Parties" has the meaning given in the introductory paragraph.

"Pension Commitments" has the meaning given in Section 11.3(g)(iii).

"Permitted Leakage" means:

(a)	any payments provided for under the terms of this Agreement or undertaken at the written request of, or prior written consent of the Purchasers;

(b)	the salaries and other remuneration (including expenses) and bonuses, emoluments and other entitlements incurred, paid or agreed to be paid or payable to the Sellers or to any employee or consultant of any Group Entity in accordance with their current employment agreements and/or consulting agreements with any Group Entity (in each case to the extent Disclosed in the Data Room Documents or the extent such payments are consistent with past practice and including any additional amounts paid or agreed to be paid with the prior written consent of the Purchasers, together with any related Tax);

(c)	any amounts incurred, paid or agreed to be paid or payable or liability, cost or expense incurred in connection with any matter undertaken at the written request of, or with the prior written consent of, the Purchasers;

(d)	any amounts incurred, paid or agreed to be paid or payable or agreed to be made in the ordinary course of the Group's trading activities and in connection with the Affiliate Agreements consistent with past practice in the twelve (12) months' period prior to the date of this Agreement or thereafter by any Group Entity to any member of any Seller's Group; and

(e)	any agreements or arrangements relating to (a) through (d) above.

"Pre-Closing Breach" means an Interim Covenant Breach or a breach by the Sellers or Clariant Corp. of the covenants pursuant to Section 12.5 or of any other covenant, obligation or undertaking of the Sellers or Clariant Corp. under this Agreement relating to the time period prior to Closing.

"Pre-Closing Claims" means any Interim Covenant Claims or any Proceedings by the Purchasers against the Sellers or Clariant Corp. in relation to a Pre-Closing Breach.

"Pre-Closing Tax Period" shall mean any period ending on or before Closing (for the avoidance of doubt the Pre-Closing Tax Period shall also include the part of the Straddle Period ending on the Closing Date).

"Pre-Locked Box Date Tax Period" shall mean any period or part of a period ending on or before the Locked Box Date (for the avoidance of doubt the Pre-Locked Box Date Tax Period shall also include the part of the Straddle Period ending on the Locked Box Date).

"Primary Person" has the meaning given in the definition of Relevant Taxes.

"Proceedings" means any claim, legal proceeding, law suit or legal action arising out of or in connection with this Agreement.

"Project Ironman" means the group restructuring which took place in 2010 as described in the Project Ironman Agreements.

"Project Ironman Agreements" has the meaning given in Recital (G).

"Pro Rata Liability" has the meaning given in Section 20.15(a).

"Pro Rata Share" has the meaning given in Section 15.4.

"Public Safety" has the meaning given in this Section 1.1 under the definition of "Remedial Measures".

"Purchase Price" has the meaning given in Section 4.1.

"Purchaser" / "Purchasers" has the meaning given in the introductory paragraph.

"Purchasers' Account" has the meaning given in Section 8.2(b).

"Q&A" has the meaning given in Recital (H).

"REACH" means Regulation (EC) No 1907/2006 of the European Parliament and of the council of December 18, 2006 concerning the Registration, Evaluation, Authorization and Restriction of Chemicals (REACH), establishing a European Chemicals Agency, amending Directive 1999/45/EC and repealing Council Regulation (EEC) No 793/93 and Commission Regulation (EC) No 1488/94 as well as Council Directive 76/769/EEC and Commission Directives 91/155/EEC, 93/67/EEC, 93/105/EC and 2000/21/EC, as implemented by EU Member States.

"Real Estate Transfer Tax" has the meaning given in Section 20.4(b).

"Reference Deed" has the meaning given in Section 20.6(a).

"Registered Intellectual Property" means patents, registered trademarks and service marks, registered designs, domain name registrations (and applications for any of the same), owned, used or held for use by the Group Entities.

"Regulatory Closing Condition" has the meaning given in Section 9.1(a)(i).

"Relevant Judgment" has the meaning given in Section 17.1(a)(i).

"Relevant Order" has the meaning given in Section 17.1(a)(i).

"Relevant Proportion" means:

(a)	in respect of the UK Purchaser, a proportion equal to the proportion of ASK Germany Shares to be acquired by the UK Purchaser from Ashland International Holdings and Clariant Produkte pursuant to Section 3.1;

(b)	in respect of the German Purchaser, a proportion equal to the proportion of ASK Germany Shares to be acquired by the German Purchaser from Ashland International Holdings and Clariant Produkte pursuant to Section 3.1.

"Relevant Seller" has the meaning given in Section 15.3(a).

"Relevant Taxes" shall mean:

(a)	in relation to any Group Entity (other than Tecpro Holding), (i) any Taxes imposed on, payable by or accrued to, any Group Entity relating to the Pre-Locked Box Date Tax Period irrespective of whether assessed before or after the Locked Box Date; and (ii) any Taxes imposed on any Group Entity which is primarily the liability of another person (the "Primary Person") in consequence of the Primary Person failing to discharge such Taxes and the relevant Group Entity being connected in the Pre-Closing Tax Period with the Primary Person for any Tax purposes; and

(b)	in relation to Tecpro Holding, (i) any Taxes imposed on, payable by or accrued to, Tecpro Holding relating to the Pre-Closing Tax Period irrespective of whether assessed before or after the Closing Date; and (ii) any Taxes imposed on Tecpro Holding which is primarily the liability of another person (the "Other Person") in consequence of the Other Person failing to discharge such Taxes and Tecpro Holding being connected in the Pre-Closing Tax Period with the Other Person for any Tax purposes.

If and to the extent Relevant Taxes are attributable to a taxable period (Veranlagungszeiträume, Erhebungszeiträume, Voranmeldungszeiträume) starting on or prior to and ending after the Locked Box Date or the Closing Date (as applicable) (the "Straddle Period"), Relevant Taxes relating to such Straddle Period shall be calculated as if the respective taxable period ends at the Locked Box Date or the Closing Date (as appropriate) on a closing of the books basis.

"Remedial Costs" shall mean (i) the Losses actually incurred as a result of, directly or indirectly caused by, or necessary for the execution of, Remedial Measures; and (ii) any capital expenditures relating to measures or installations directly caused by and necessary for the execution of Remedial Measures, (iii) any capital expenditures relating to measures or installations directly required and necessary to comply with Environmental Laws or Environmental Permits, however, provided that the respective non-compliance exists at the Closing Date and the measure or installation is conducted in a cost effective manner; and (iv) any penalties, costs, fees or fines imposed for breach of Environmental Laws or Environmental Permits prior to Closing Date.

"Remedial Measures" (Gefahrenabwehrmaßnahmen) shall mean measures, which are necessary for and directly serve the proper limitation, abatement, sealing, containment or decontamination (including but not limited to investigation, monitoring, removal and disposal) of (i) any Environmental Contamination or (ii) any threat or danger to public safety or order (Gefahr für die öffentliche Sicherheit oder Ordnung) or circumstances meeting the criteria of a similar concept under laws of non-German jurisdictions, on or by any of the Company Sites ("Public Safety"), including the necessary preparatory measures and services in the area of consulting, project management, engineering and monitoring services.

"Representation Breach" means any Business Representation Breach and any Fundamental Representation Breach.

"Representative" shall mean any officers, directors, shareholders, employees, agents and other representatives of a respective entity.

"Reps or Covenant Breach" has the meaning given in Section 9.3(b).

"Reps or Covenant Breach Notice" has the meaning given in Section 9.3(b).

"Restricted Party" means a person that is currently: (i) listed on, or owned (meaning 50% (in words: fifty percent) or greater ownership interest) or otherwise, directly or indirectly, controlled by a person listed on, or acting on behalf of a person listed on, any Sanctions List; or (ii) located in, incorporated under the laws of, or owned (meaning 50% (in words: fifty percent) or greater ownership interest) or otherwise, directly or indirectly, controlled by, or acting on behalf of, a person located in or organized under the laws of a country that is the target of country-wide Sanctions or Export Controls (currently applied by the United States to Iran, Cuba, Sudan, Syria, and North Korea, and by the European Union (and its member states) in relation to Iran, Syria, Belarus and North Korea with respect to certain specified activities).

"Revised Final Tax Adjusting Amount Schedule" has the meaning given in Section 5.1(c).

"Sanctions Authorities" has the meaning set forth in the definition of Sanctions or Export Controls.

"Sanctions List" means the Annex to Executive Order 13224, the Specially Designated Nationals and Blocked Persons List maintained by the United States Office of Foreign Assets Control, the Consolidated List of Financial Sanctions Targets and the Investment Ban List maintained by Her Majesty's Treasury in the United Kingdom, or any similar list maintained by, or public announcement of sanctions designation made by, any of the Sanctions Authorities that are applicable to the relevant Group Entity. In addition, this includes the current asset freeze lists in place within the European Union and which are identified on consolidated lists maintained by the European External Action Service), in each case only to the extent applicable to the relevant Group Entity. It also includes any current complementary asset freeze lists established and enforced by relevant EU member state authorities (including but not limited to Her Majesty's 'Treasury in the United Kingdom), in each case only to the extent applicable to the relevant Group Entity.

"Sanctions or Export Controls" means in each case of (i) to (iv) only to the extent applicable to the relevant Group Entity (and subject to the Blocking Statutes as appropriate) the economic sanctions laws, regulations, embargoes, export controls, or restrictive measures administered, enacted, or enforced by: (i) the United States government, (ii) the United Nations, (iii) the European Union (and its member states), or (iv) the respective governmental authorities of any of the foregoing, including without limitation, the U.S. Office of Foreign Assets Control, the U.S. Department of State, Her Majesty's Treasury in the United Kingdom, the United Nations Security Council, or other sanctions Authority (collectively, the "Sanctions Authorities").

"Seller" / "Sellers" has the meaning given in the introductory paragraph.

"Sellers' Accounts" has the meaning given in Section 8.2(a)(iii).

"Sellers' Affiliates" shall mean all Affiliates of the Sellers other than the Group Entities.

"Seller's Group" shall mean, in respect of a particular Seller, that Seller and each of that Seller's Affiliates.

"Sellers' Knowledge" means Clariant Produkte's Knowledge and Ashland's Knowledge.

"Sellers' Representation" / "Sellers' Representations" has the meaning given in Section 11.1.

"Sellers' Termination Period" has the meaning given in Section 9.3(f).

"Sellers' Termination Right Notice" has the meaning given in Section 9.3(f).

"Sellers' Transaction Costs" means any professional fees, expenses or other external costs paid or agreed to be paid or incurred or owing in connection with the Transaction by any Group Entity in each case including any irrecoverable VAT;

"Sellers' Updated Disclosure Schedules" means the disclosure schedules dated as of the Closing Date, written and delivered in connection with the Closing Date Representations by or on behalf of the Sellers and Clariant Corp. to the Purchasers immediately prior to Closing disclosing facts, matters or circumstances that have occurred during the Interim Period.

"Signing Disclosure Schedules" means Exhibits referred to in Section 11.

"Sold Assets" has the meaning given in Section 3.4.

"Sold Shares" has the meaning given in Section 2.3(b).

"Sold Shares Purchase Price" has the meaning given in Section 4.3(b).

"State Aids" has the meaning given in Section 11.3(p).

"Straddle Period" has the meaning given in the definition of Relevant Taxes in this Section 1.1.

"Subsidiary" / "Subsidiaries" has the meaning given in Section 2.4(b).

"Subsidiary Interests" has the meaning given in Section 2.4(b).

"Swap Agreements" means each of the ISDA Master Agreements entered into by the Group Entities, as amended and supplemented from time to time (including all confirmations supplemental thereto), containing the terms of interest rate swaps in connection with the Existing Facilities.

"Swap Settlement Amounts" means the cost in excess of EUR 400,000 to the Group Entities of terminating the Swap Agreements on Closing.

"Syndicated Facility Agreement" has the meaning given in Section 2.6.

"Syndicated Facility Repayment Account" has the meaning given in Section 8.2(c).

"Syndicated Facility Repayment Amount" has the meaning given in Section 7.1.

"Tax" / "Taxes" shall mean any taxes (Steuern) within the meaning of Section 3 paragraph 1 to 4 of the German Tax Code (AO, Abgabenordung) and all taxes, impost, duties, levies and charges in the nature of tax imposed or assessed by any governmental body under the laws of any jurisdiction whether by withholding or otherwise and levied by reference to income, profits, gains, net wealth, asset values, turnover, added value or otherwise and any social security contributions of any kind and shall include in each case all penalties and interest relating thereto.

"Tax Audit" shall mean any tax audit, inspection or similar investigation by any Tax Authority.

"Tax Authority" shall mean any taxing or other authority competent to impose any liability in respect of Tax or responsible for the administration and/or collection of Tax or enforcement of any law in relation to Tax.

"Tax Claim" means a Tax Indemnification Claim and/or a Tax Representation Claim.

"Tax Indemnity" means the tax indemnification pursuant to Section 16.1.

"Tax Indemnification Claim" has the meaning given in Section 16.1.

"Tax Proceeding" shall mean any administrative or judicial proceeding or action relating directly or indirectly, fully or in part to Relevant Taxes (including but not limited to Tax assessments, Tax Audits, court proceedings or decisions, meeting with Tax Authorities, correspondence by letter, fax message or email with any Tax Authority).

"Tax Representation" means the tax representations set out at Section 11.3(h).

"Tax Representation Breach" means where a Tax Representation or, a Closing Date Representation to the extent relating to a Tax Representation, is untrue and/or incorrect.

"Tax Representation Claim" has the meaning given to it at Section 16.1.

"Tax Return" shall mean any return (including any information return), report, statement, schedule, notice, form or other document or information filed with or submitted to, or required to be filed with or submitted to, any governmental body or authority in connection with the determination, assessment, collection or payment of any Relevant Taxes or in connection with the administration, implementation or enforcement of or compliance with any law relating to any Relevant Taxes in each case, filed or to be filed by the Group Entities relating to the Pre-Closing Tax Period.

"Tecpro Holding" has the meaning given in Recital (B).

"Tecpro Holding Assignment Agreement" has the meaning given in Section 3.6(a).

"Tecpro Holding Cash Amount" has the meaning given in Section 4.4(c)(ii).

"Tecpro Holding Credit Facility" has the meaning given in Section 2.7.

"Tecpro Holding Credit Facility Assignment and Assumption Agreement" has the meaning given in Section 3.6(b).

"Tecpro Holding Credit Facility Purchase Price" has the meaning given in Section 4.3(a).

"Tecpro Holding Financial Statements" has the meaning given in Section 11.3(d)(iii).

"Tecpro Holding Purchase Price" has the meaning given in Section 4.4(c).

"Tecpro Holding Shares" has the meaning given in Section 2.3(b).

"Tecpro Holding Shares Stock Certificate" has the meaning given in Section 2.3(b).

"Third-Party Claim" has the meaning given in Section 14.4(b).

"Third-Party Liability" has the meaning given in Section 17.1(a)(ii).

"Transaction" has the meaning given in Recital (E).

"Transaction Fees" has the meaning given in Section 11.3(r).

"Transaction Structure Paper" means the extract of the Transaction Structure Paper in Exhibit 1.1/9.

"Transfer Agreements" has the meaning given in Section 3.6(a).

"UK Purchaser" has the meaning given in the introductory paragraph.

"US Purchaser" has the meaning given in the introductory paragraph.

"US TSCA" means Toxic Substance Control Act (15 U.S.C. 2605).

"VAT" shall mean value added tax as imposed under the German Value Added Tax Act (Umsatzsteuergesetz) or similar tax of any other jurisdiction.

"Vendor Loan Note" means the vendor loan notes issued pursuant to the terms of the Vendor Loan Note Instrument, which when issued to the Sellers as consideration on Closing will be in the form of equivalent securities issued by the Purchasers and exchanged for Vendor Loan Notes issued by the Issuer pursuant to Section 10.2(e).

"Vendor Loan Note Amount" means EUR 21,000,000 (in words: Euro twenty one million).

"Vendor Loan Note Instrument" means the vendor loan note instrument of the Issuer set out in Exhibit 1.1/10.

"Voluntary Close-Down" has the meaning given in Section 17.1(b)(iv)(C).

1.2	In this Agreement, unless the context otherwise requires:

(a)	unless specified otherwise (e.g., by reference to a certain act or law), references to Sections and Exhibits are references to Sections of and Exhibits to this Agreement and references to this Agreement include the Exhibits;

(b)	references to the singular shall include the plural and vice versa and references to one gender include any other gender;

(c)	references to a "person" includes any individual, partnership, body corporate, corporation sole or aggregate, state or agency of a state, and any unincorporated association or organization, in each case whether or not having separate legal personality;

(d)	references to "Euro" or "EUR" are references to the lawful currency from time to time of the Federal Republic of Germany;

(e)	for the purposes of applying a reference to a monetary sum expressed in Euro, except as expressly stated otherwise herein, an amount in a different currency shall be deemed to be an amount in Euro converted at the exchange rate officially determined by the European Central Bank on the date of this Agreement or, should the date of this Agreement not be a Business Day, at the exchange rate officially determined by the European Central Bank on the Business Day following the date of this Agreement;

(f)	references to times of the day are to Central European Time unless otherwise stated;

(g)	general words shall not be given a restrictive meaning because they are followed by words which are particular examples of the acts, matters or things covered by the general words and the words "includes", "including" and "in particular" shall be construed without limitation;

(h)	the expression "procure", where used in Section 12 in relation to a Seller's or Clariant Corp.'s direct or indirect interest in a Group Entity, means without prejudice to other limitations that such Seller or Clariant Corp. undertakes to exercise all voting rights and use any powers vested in it from time to time as a holder of shares or partnership interests in a Direct Target Entity and use reasonable best efforts to provide that any director appointed to any Group Entity by a Seller shall follow the instructions of the Sellers, subject to any fiduciary duties of such directors to ensure compliance with that obligation, whether acting alone or (to the extent that he is lawfully able to contribute to ensuring such compliance collectively) acting with others;

(i)	any reference to the "knowledge" or "awareness" of the Purchasers shall mean the actual knowledge (positive Kenntnis) of Andrew Sweet, Eytan Tigay and Lucas Flynn, provided, however, that the aforementioned shall, except with regard to Section 13.7, be deemed also to have knowledge of all matters which were Disclosed in the Due Diligence Reports as well as the Buyside Reports, which shall be provided to the Sellers by the Purchasers if claims are asserted by the Purchasers against the Sellers and/or Clariant Corp under or in connection with this Agreement where the Purchasers are limited or restricted from bringing such claim to the extent the Purchasers have knowledge of the matter in dispute;

(j)	any reference in this Agreement to a notice or consent or request being given in writing shall be given in accordance with the terms of Section 20.3; and

(k)	any reference to laws, legislation or regulations or provisions thereof shall be to such laws, legislation or regulations or provision thereof as from time to time modified or re-enacted whether before or after the date of this Agreement.

1.3	The headings and sub-headings in this Agreement are inserted for convenience only and shall not affect the construction of this Agreement.

1.4	References to this Agreement include this Agreement as amended or varied in accordance with its terms.

2.	CURRENT STATUS

2.1	ASK Germany

(a)	Name, Legal Form, Registration. ASK Germany is a limited liability company (Gesellschaft mit beschränkter Haftung) organized under the laws of Germany, registered with the commercial register (Handelsregister) of the local court (Amtsgericht) of Düsseldorf, Germany, under registration number HRB 44968 and having its registered office at Reisholzstraße 16-18, 40721 Hilden, Germany.

(b)	Share Capital; Shareholders. The registered share capital (Stammkapital) of ASK Germany amounts to EUR 33,950,000 (in words: Euro thirty three million nine hundred and fifty thousand). It is divided into 33,950,000 shares in the nominal amounts of EUR 1 (in words: Euro one) (serial number 1 through 33,950,000). Each of Clariant Produkte and Ashland International Holdings hold 16,975,000 shares as follows: The shares with the serial number 1 through 2,000,000, 4,000,001 through 6,850,000 and 6,850,001 through 18,975,000 are held by Clariant Produkte (such shares held by Clariant Produkte the "Clariant Produkte ASK Germany Shares") and the shares with the serial numbers 2,000,001 through 4,000,000 and 18,975,001 through 33,950,000 are held by Ashland International Holdings (such shares held by Ashland International Holding collectively the "Ashland ASK Germany Shares") (the Clariant Produkte ASK Germany Shares and the Ashland ASK Germany Shares collectively the "ASK Germany Shares").

2.2	ASK Holding

(a)	Name, Legal Form, Registration. ASK Holding is a limited partnership organized under the laws of the State of Delaware, with registered office at 1209 Orange Street, Wilmington, Delaware, 19801, County of New Castle, USA.

(b)	Partnership Interests, Partners. Each of Ashland and Tecpro Holding are limited partners in ASK Holding and each of them holds 49.95% (in words: forty-nine and ninety-five hundredths of a percent) of the partnership interests in ASK Holding (the limited partnership interest held by Ashland the "Ashland ASK Holding Partnership Interest"). ASK Germany is general partner in ASK Holding and holds 0.1% (in words: one tenth of a percent) of partnership interests in ASK Holding.

2.3	Tecpro Holding

(a)	Name, Legal Form, Registration. Tecpro Holding is a U.S. corporation incorporated under the laws of the State of Delaware with registered office at 1209 Orange Street, DE 19801 Wilmington, USA.

(b)	Share Capital; Shareholders. The issued share capital of Tecpro Holding is USD 1.00 (in words: one US Dollar). It is divided into 100 shares of common stock having a par value of USD 0.01 (in words: US Dollars one cent) each. Clariant Produkte is the sole shareholder of Tecpro Holding (such shares collectively, the "Tecpro Holding Shares" and the stock certificate representing the Tecpro Holding Shares the "Tecpro Holding Shares Stock Certificate"; the ASK Germany Shares, the Ashland ASK Holding Partnership Interest and the Tecpro Holding Shares collectively, the "Sold Shares").

2.4	Group Entities

(a)	Direct Target Entities. ASK Germany, ASK Holding and Tecpro Holding are herein referred to as the "Direct Target Entities" and each of them as a "Direct Target Entity".

(b)	Subsidiaries. The Direct Target Entities hold, directly or indirectly, shares or equity interests in the entities set forth in Exhibit 2.4(b) (such entities collectively the "Subsidiaries" and each a "Subsidiary"). The shares or equity interests held by the Direct Target Entities in a Subsidiary and the shares or equity interests held by any Subsidiary in another Subsidiary are herein collectively referred to as the "Subsidiary Interests".

(c)	Group Entities; Material Group Entities. The Direct Target Entities and the Subsidiaries are herein collectively referred to as the "Group Entities" and each as a "Group Entity". The Direct Target Entities and the Subsidiaries listed in Exhibit 2.4(c) are herein collectively referred to as the "Material Group Entities" and each of them as a "Material Group Entity".

2.5	Ashland Group and Clariant Group

(a)	Ashland, Ashland International Holdings and their Affiliates (other than the Group Entities) are hereinafter referred to as the "Ashland Group".

(b)	Clariant Produkte and Clariant Corp. and their Affiliates (other than the Group Entities) are hereinafter referred to as the "Clariant Group".

2.6	Syndicated Facility Agreement

On November 15, 2010 (as later amended from time to time), ASK Germany as original borrower and ASK Germany, ASK Chemicals Feeding Systems GmbH, ASK Chemicals Core Tech GmbH, ASK Chemicals Metallurgy GmbH, ASK Chemicals LP and ASK Produtos Químicos do Brasil Ltda as original guarantors entered into a syndicated dual-currency revolving credit facility agreement with, inter alia, Commerzbank Aktiengesellschaft and Portigon AG, formerly known as WestLB AG, as mandated lead arrangers and book runners in an amount of EUR 110,000,000 (the "Syndicated Facility Agreement"). ASK Chemicals de Mexico S. de R.L. de C.V., ASK Chemicals Canada Corp., ASK Chemicals Czech s.r.o., ASK Chemicals Benelux BV, ASK Chemicals Hi-Tech LLC and ASK Chemicals Metallurgy Inc. acceded to the Syndicated Facility Agreement as set forth in Exhibit 2.6 hereto (the guarantees granted by the original guarantors together with the guarantees granted by the acceding guarantors the "Financing Guarantees"). Any draw down under the Syndicated Facility Agreement has to be paid back at the latest on November 30, 2014. Furthermore any draw down under the Syndicated Facility Agreement may have to be prepaid in whole as a result of the occurrence of a Change of Control (as defined and subject to further requirements in the Syndicated Facility Agreement) as will occur at the Closing of the sale and purchase of the Sold Shares pursuant to Section 10.

2.7	Tecpro Holding Credit Facility

On February 10, 2012, Clariant Corp. and Tecpro Holding entered into a credit facility agreement whereby Clariant Corp. granted Tecpro Holding a credit facility in the nominal amount of USD 45,000,000 bearing interest at a rate equal to 3-months-LIBOR plus 2.5% (in words: two and five tenth of a percent) (the "Tecpro Holding Credit Facility"). As of December 31, 2013, the outstanding principal amounted to USD 39,579,227.35 (in words: US Dollars thirty nine million five hundred seventy-nine thousand two hundred and twenty-seven and thirty five cents) and the outstanding interest amounted to USD 2,355,835.04 (in words: US Dollars two million three hundred fifty-five thousand eight hundred and thirty-five and four cents).

3.	SALE AND PURCHASE

3.1	Sale and Purchase of the ASK Germany Shares

Upon the terms and subject to the conditions of this Agreement:

(a)	Clariant Produkte hereby sells to the German Purchaser, and the German Purchaser hereby purchases from Clariant Produkte those Clariant Produkte ASK Germany Shares as are set out against its name in Exhibit 3.1.

(b)	Clariant Produkte hereby sells to the UK Purchaser, and the UK Purchaser hereby purchases from Clariant Produkte those Clariant Produkte ASK Germany Shares as are set out against its name in Exhibit 3.1.

(c)	Ashland International Holdings hereby sells to the German Purchaser, and the German Purchaser hereby purchases from Ashland International Holdings those Ashland ASK Germany Shares as are set out against its name in Exhibit 3.1.

(d)	Ashland International Holdings hereby sells to the UK Purchaser, and the UK Purchaser hereby purchases from Ashland International Holdings those Ashland ASK Germany Shares as are set out against its name in Exhibit 3.1.

3.2	Sale and Purchase of the Ashland ASK Holding Partnership Interest

Upon the terms and subject to the conditions of this Agreement, Ashland hereby sells to the US Purchaser, and the US Purchaser hereby purchases from Ashland the Ashland ASK Holding Partnership Interest.

3.3	Sale and Purchase of the Tecpro Holding Shares

Upon the terms and subject to the conditions of this Agreement, Clariant Produkte hereby sells to the US Purchaser, and the US Purchaser hereby purchases from Clariant Produkte the Tecpro Holding Shares.

3.4	Sale and Purchase of the Tecpro Holding Credit Facility

Upon the terms and subject to the conditions of this Agreement, Clariant Corp. hereby sells to the US Purchaser, and the US Purchaser hereby purchases from Clariant Corp., the Tecpro Holding Credit Facility (whether drawn or undrawn) including accrued interest as well as all rights and obligations under the Tecpro Holding Credit Facility (the Sold Shares and the Tecpro Holding Credit Facility collectively, the "Sold Assets").

3.5	Economic Effect

(a)	The Sold Assets are sold with economic effect (mit wirtschaftlicher Wirkung) as of the Locked Box Date.

(b)	The Sold Shares are sold with all rights and obligations pertaining thereto, including the right to receive all profits for the current fiscal year of each of the Direct Target Entities and all profits for prior fiscal years of the Direct Target Entities not yet distributed prior to the Locked Box Date.

(c)	The Tecpro Holding Credit Facility is sold with all rights and obligations pertaining thereto, including the right to receive all interest payments pertaining to the period following the Closing Date as well as accrued interest not yet paid until the Locked Box Date thereon.

3.6	Separate Transfer Agreements

(a)	Separate Share Transfer Agreements. The Sellers and the Purchasers agree that the Sold Shares are not transferred by virtue of this Agreement, but will be assigned with effect "in rem" (mit dinglicher Wirkung) by means of (i) a notarized share transfer deed with respect to the ASK Germany Shares (the "ASK Germany Transfer Deed"), (ii) an assignment agreement with respect to the Ashland ASK Holding Partnership Interest (the "ASK Holding Assignment Agreement"), and (iii) an assignment agreement with respect to the Tecpro Holding Shares ("Tecpro Holding Assignment Agreement"), each of (i) through (iii) to be entered into on the Closing Date and providing for the transfer in rem (mit dinglicher Wirkung) of the respective Sold Shares to the applicable Purchaser. The ASK Germany Transfer Deed, the ASK Holding Assignment Agreement and the Tecpro Holding Assignment Agreement (collectively, the "Transfer Agreements") shall be substantially in the form attached hereto as Exhibits 3.6(a)/1, 3.6(a)/2 and 3.6(a)/3.

(b)	Separate Tecpro Holding Credit Facility Assignment and Assumption Agreement. Clariant Corp. and the US Purchaser agree, that the Tecpro Holding Credit Facility is not assigned to and assumed (Vertragsübernahme mit schuldbefreiender Wirkung) by the US Purchaser by virtue of this Agreement, but will be assigned to and assumed by the US Purchaser with effect in rem by means of an assignment and assumption agreement (the "Tecpro Holding Credit Facility Assignment and Assumption Agreement") to be entered into on the Closing Date and providing for the assignment in rem by Clariant Corp., and the assumption by the US Purchaser, of all of the rights and obligations of Clariant Corp under the Tecpro Holding Credit Facility, including Clariant Corp.'s position as creditor under the Tecpro Holding Credit Facility and an express release granted to Clariant Corp. (Vertragsübernahme mit schuldbefreiender Wirkung) of all claims against Clariant Corp. pursuant to or arising under the Tecpro Holding Credit Facility. The Tecpro Holding Credit Facility Assignment and Assumption Agreement shall be substantially in the form attached as Exhibit 3.6(b).

3.7	Transfer Consents and Approvals

By written circular shareholders' resolution dated April 7, 2014, a copy of which is attached hereto as Exhibit 3.7/1, the shareholders of ASK Germany approved the sale and transfer of the ASK Germany Shares to the respective Purchasers as set out in Section 3.1.

Further, by partners' resolutions, a copy of which is attached hereto as Exhibit 3.7/2, Tecpro Holding, ASK Germany and Ashland approved (i) the sale and transfer of the Ashland ASK Holding Partnership Interest in accordance with Article XI of ASK Germany's shareholders' agreement and in connection with Article 9.1 of the limited partnership agreement of ASK Holding and (ii) ASK Germany waived the requirements under Article 9.2 of the limited partnership agreement of ASK Holding.

Furthermore, each of Ashland, Ashland International Holdings and Clariant Produkte hereby unconditionally waive any and all rights of first refusal, option rights or any similar rights to acquire the Sold Shares which each of the Sellers might have against each other under any shareholders' agreement among the Sellers, and agrees to take all ancillary and incidental steps to give effect to the transfers.

4.	PURCHASE PRICE

4.1	Purchase Price

The purchase price for the Sold Assets (the "Purchase Price") shall be

(a)	an amount of EUR 149,000,000 (in words: Euro one hundred forty nine million) less an amount equal to the 2013 Tax Accruals (the "Base Purchase Price");

(b)	minus the Disclosed Break Fee Amount.

4.2	Satisfaction of Purchase Price

The Purchase Price shall be satisfied by:

(a)	the payment in cash of an amount equal to the Purchase Price less the Vendor Loan Note Amount; and

(b)	the issue of the Vendor Loan Notes in a total amount equal to the Vendor Loan Note Amount;

all of which shall be paid or discharged (as appropriate) on Closing as set out in Section 10.

4.3	Apportionment of Purchase Price

The Purchase Price shall be allocated amongst the Sold Shares and the Tecpro Holding Credit Facility as follows:

(a)	an amount equal to the principal amount outstanding under the Tecpro Holding Credit Facility and the interest accrued as of the Closing Date, converted from US Dollars into EUR at the rate officially determined by the European Central Bank three (3) Business Days prior to the scheduled Closing Date, shall be payable in respect of the Tecpro Holding Credit Facility (the "Tecpro Holding Credit Facility Purchase Price"); and

(b)	an amount equal to the Purchase Price less the Tecpro Holding Credit Facility Purchase Price shall be payable for the Sold Shares (the "Sold Shares Purchase Price").

4.4	Apportionment of Sold Shares Purchase Price

The Sold Shares Purchase Price shall be allocated amongst the ASK Germany Shares, the Ashland ASK Holding Partnership Interest and the Tecpro Holding Shares as follows:

(a)	an amount equal to 53.5% (in words: fifty three and a half percent) of the Sold Shares Purchase Price (the "ASK Chemicals Germany Purchase Price") shall be payable for the ASK Chemicals Germany Sold Shares, which shall be satisfied by:

(i)	the issue to Ashland International Holdings of EUR 5,600,000 (in words: Euro five million six hundred thousand) of Vendor Loan Notes (the "Ashland International Vendor Loan Note Amount");

(ii)	the issue to Clariant Produkte of EUR 5,600,000 (in words: Euro five million six hundred thousand) of Vendor Loan Notes (the "Clariant Produkte ASK Chemicals Germany Vendor Loan Note Amount"); and

(iii)	the payment to Ashland International Holdings and to Clariant Produkte (in the proportion to their respective holding of ASK Germany Shares) in cash of an amount equal to the ASK Chemicals Germany Purchase Price minus the Ashland International Vendor Loan Note Amount and minus the Clariant Produkte ASK Chemicals Germany Vendor Loan Note Amount (the "ASK Chemicals Germany Cash Amount") the cash amount payable in cash to Ashland International Holdings pursuant to this Section 4.4(a)(iii) being the "ASK Chemicals Germany Ashland Cash Amount" and the amount payable in cash to Clariant Produkte pursuant to this Section 4.4(a)(iii) being the "ASK Chemicals Germany Clariant Cash Amount";

(b)	an amount equal to 36.2% (in words: thirty six and two tenth of a percent) of the Sold Shares Purchase Price (the "Ashland ASK Holding Partnership Interest Purchase Price") shall be payable for the Ashland ASK Holding Partnership Interest, which shall be satisfied by:

(i)	the issue to Ashland of EUR 4,900,000 (in words: Euro four million nine hundred thousand) of Vendor Loan Notes (the "Ashland Vendor Loan Note Amount"); and

(ii)	the payment to Ashland in cash of an amount equal to the Ashland ASK Holding Partnership Interest Purchase Price minus the Ashland Vendor Loan Note Amount (the "ASK Holding Partnership Cash Amount");

(c)	an amount equal to 10.3% (in words: ten and three tenth of a percent) of the Sold Shares Purchase Price shall be payable for the Tecpro Holding Shares (the "Tecpro Holding Purchase Price"), which shall be satisfied by:

(i)	the issue to Clariant Produkte of EUR 4,900,000 (in words: Euro four million nine hundred thousand) of Vendor Loan Notes (the "Clariant Produkte Tecpro Vendor Loan Note Amount"); and

(ii)	the payment to Clariant Produkte in cash of an amount equal to the Tecpro Holding Purchase Price minus the Clariant Produkte Tecpro Vendor Loan Note Amount (the "Tecpro Holding Cash Amount").

4.5	Leakage

The Purchasers shall pay or discharge their obligations pursuant to this Section 4 in accordance to Section 8 and Section 10, it being acknowledged that (i) any Agreed Leakage Amount (other than Disclosed Transaction Costs) agreed in writing with a respective Seller and (ii) the Disclosed Transaction Costs to the extent deemed Agreed Leakage Amount in accordance with Section 15.5, with each Seller being liable for its Pro Rata Share of the Disclosed Transaction Costs, shall be deducted from any amounts to be paid by a Purchaser to such Seller pursuant to this Section 4 prior to such payment being made.

4.6	Value Added Tax

If the sale of the Sold Shares is subject to German VAT but a VAT exempt transaction according to Section 4 no. 8 lit. f) German Value Added Tax Act (Umsatzsteuergesetz – UStG), the Sellers shall not waive the VAT exemption pursuant to Section 9 para. 1 UStG.

4.7	Allocation

(a)	The Sold Shares Purchase Price shall initially be allocated among the Sellers as set forth in Section 4.4. Upon final determination of the Final Tax Adjusting Amount pursuant to Section 5.1, and taking into account any Leakage deducted pursuant to Section 4.5, the allocation set forth in Section 4.4 shall be revised to reflect any adjustment made to the initial Sold Shares Purchase Price.

(b)	Ashland and the US Purchaser agree to allocate for U.S. federal income tax (and applicable U.S. state and local income tax) purposes the Ashland ASK Holding Partnership Interest Purchase Price (plus any assumed liabilities of ASK Holding that are properly taken into account for U.S. federal income tax purposes) that is allocated to the purchase of the Ashland ASK Holding Partnership Interest from Ashland pursuant to Section 4.7(a) among the assets of ASK Holding and its Subsidiaries that are treated as pass-through entities for U.S. federal income tax purposes (the "ASK Pass-Through Subsidiaries") and to adjust the basis of the assets of ASK Holding and the ASK Pass-Through Subsidiaries for purposes of Sections 743(b) and 755 of the IRC (the "ASK Holding Purchase Price Allocation"), as Ashland and the US Purchaser agree within thirty (30) days after determination of the Final Tax Adjusting Amount. If Ashland and the US Purchaser are unable to agree on the ASK Holding Purchase Price Allocation within sixty (60) days of such date, then they shall submit the matters that remain in dispute to a neutral expert appointed by agreement between the Sellers and the Purchasers, such neutral expert being one of Deloitte, Ernst and Young and Price WaterhouseCoopers (the "Neutral Expert"). If the Neutral Expert does not accept the appointment as Neutral Expert within ten (10) Business Days after the joint appointment or the Sellers and Purchasers cannot agree on the identity of the Neutral expert within five (5) Business Days of notice referring such matters in dispute to a Neutral Expert, the Neutral Expert shall at the request of the Sellers or the Purchasers be appointed by the German Institute of Chartered Accountants (Institut der Wirtschaftsprüfer in Deutschland e.V.) after consideration of the proposals and comments by the Sellers and the Purchasers. acting as neutral expert for resolution (based solely on presentations by Ashland and the US Purchaser, and without independent investigation). The costs and expenses of such neutral expert shall be borne by Ashland and the US Purchaser in proportion to their respective success and defeat. Ashland, the US Purchaser and ASK Holding shall file all Tax Returns (including amended returns and claims for refunds) in a manner consistent with the ASK Holding Purchase Price Allocation, and shall use their commercially reasonable efforts to sustain such allocation in any subsequent Tax Audit or dispute.

4.8	Adjustments to the Sold Shares Purchase Price

The Sellers and the Purchasers are in agreement that any payments by any of the Sellers to the Purchasers or by the Purchasers to any of the Sellers pursuant to this Agreement (other than the payment of the Purchase Price), in particular any payments pursuant to Sections 4.5, 5.2, 5.3, 7, 13, 15, 16 and 17, shall be treated by the Sellers and the Purchasers as adjustments to the Sold Shares Purchase Price (and if made to a Consolidated Group Entity, as Sold Shares Purchase Price adjustments between the Sellers and the Purchasers and contributions of capital (Einlagen) by the Purchasers into the reserve of the relevant Consolidated Group Entity).

5.	FINAL TAX ADJUSTING AMOUNT

5.1	Preparation of the Final Tax Adjusting Amount

(a)	Within ninety (90) calendar days after the Closing Date the Purchasers shall – under consultation and in cooperation with the Sellers and their advisors, whom they shall afford respective reasonable information and participation rights – prepare or request the Group Entities to prepare under their direction and submit to the Sellers a statement (the "Final Tax Adjusting Amount Schedule") setting out the Locked Box Date Tax Accrual and the calculation of the amount (the "Final Tax Adjusting Amount"), by which the Locked Box Date Tax Accrual exceeds, or falls short of, the 2013 Tax Accruals.

(b)	Basis of preparation. The Final Tax Adjusting Amount Schedule shall be prepared in accordance with IFRS applied on a basis consistent with past accounting principles of the Consolidated Group Entities as at the Locked Box Date as applied in the past. In case of any inconsistency between IFRS and the local accounting principles, the latter shall prevail over IFRS. The Final Tax Adjusting Amount Schedule shall specifically and expressly state the Taxes and the relevant amounts which are taken into account in computing the Final Tax Adjusting Amount.

(c)	Objections of the Sellers. Any objections of the Sellers against the Final Tax Adjusting Amount Schedule must be stated within ninety (90) calendar days as of receipt of the Final Tax Adjusting Amount Schedule by providing the Purchasers with (i) a written statement of objections, specifying in reasonable detail the grounds for the objections, and (ii) a revised version of the Final Tax Adjusting Amount Schedule (the "Revised Final Tax Adjusting Amount Schedule") taking into account such objections. If and to the extent the Sellers do not object during such period in such manner, the Final Tax Adjusting Amount Schedule shall with the expiration of such period be final and binding upon the Sellers and the Purchasers.

(d)	Costs. The Purchasers shall bear the costs for the preparation and the Sellers shall bear the costs for the review of the Final Tax Adjusting Amount Schedule. However, the Sellers shall be obligated to pay for the management time and other costs of the Group Entities in relation to the review and the dispute resolution of the Final Tax Adjusting Amount Schedule.

(e)	Dispute Resolution. If the Sellers have objected in accordance with Section 5.1(c), the Purchasers and the Sellers shall use reasonable efforts to resolve such dispute.

(f)	Appointment of Expert. If and to the extent the Sellers and the Purchasers cannot resolve the Sellers' objections within thirty (30) calendar days following the receipt by the Purchasers of the duly stated objections (or within any other period of time mutually agreed upon between the Sellers and the Purchasers), each of the Purchasers (acting jointly) and the Sellers (acting jointly) shall be entitled to refer the remaining differences to the Neutral Expert appointed in accordance with Section 4.7(b). The Sellers and the Purchasers shall jointly instruct the Neutral Expert to decide the issues in dispute in accordance with this Section 5.1. Unless jointly instructed otherwise by the Sellers and the Purchasers, the Neutral Expert, acting as an expert (Schiedsgutachter) and not as an arbitrator, shall limit its decisions to the issues in dispute submitted to it in accordance with this Section 5.1(f), but shall on the basis of such decisions and the undisputed or agreed parts of the Final Tax Adjusting Amount Schedule and keeping in the range of the position of the Sellers and the Purchasers with respect to the disputed items finally determine the Final Tax Adjusting Amount Schedule and the Locked Box Date Tax Accrual and the Final Tax Adjusting Amount. The Neutral Expert shall not be authorized to decide on the interpretation of this Agreement and its role shall be limited to reviewing the accuracy of calculations and determining if the accounting practices of the Consolidated Group Entities have been correctly applied. The Neutral Expert shall give the Sellers and the Purchasers adequate opportunity to present their views in writing and at a hearing to be held in Frankfurt am Main, Germany, in the presence of the Sellers and the Purchasers and their respective advisors. The Sellers and the Purchasers shall make available to the Neutral Expert the Final Tax Adjusting Amount Schedule, the Revised Final Tax Adjusting Amount Schedule and all other documentation and data reasonably required by the Neutral Expert to make the required decisions and determination.

(g)	The Sellers and the Purchasers shall instruct the Neutral Expert to deliver his/her written opinion to them including detailed statements as to the Final Tax Adjusting Amount Schedule and the Locked Box Date Tax Accrual and the Final Tax Adjusting Amount no later than one (1) month after the remaining differences have been referred to it. The costs and expenses of the Neutral Expert shall be borne by the Sellers on the one hand and the Purchasers on the other in proportion to their respective success and defeat. The Final Tax Adjusting Amount Schedule as determined by the Neutral Expert shall be final and binding upon the Sellers and the Purchasers and shall not be subject to any appeal (except for cases of manifest errors).

5.2	If the Final Tax Adjusting Amount as set out in the Final Tax Adjusting Amount Schedule so determined or agreed pursuant to Section 5.1 is a positive number, the Sellers shall within ten (10) Business Days of such determination or agreement pay their Pro Rata Share of the Final Tax Adjusting Amount to the accounts nominated in writing by the Purchasers.

5.3	If the Final Tax Adjusting Amount as set out in the Final Tax Adjusting Amount Schedule so determined or agreed pursuant to Section 5.1 is a negative number, the Purchasers shall within ten (10) Business Days of such determination or agreement pay such Final Tax Adjusting Amount to Clariant Produkte, Ashland and Ashland International Holding (to the relevant account specified in Section 8.2) in accordance with their Pro Rata Share.

5.4	Any payment under this Section 5 shall be treated as an adjustment of the Purchase Price and the allocation pursuant to Section 4.7 shall be revised accordingly.

6.	CLOSING SCHEDULE

6.1	Not less than twenty (20) Business Days (or such shorter period of time as may be mutually agreed between the Parties in writing) prior to the Closing Date, the Sellers shall provide the Purchasers with a schedule (the "Closing Schedule") setting out:

(a)	The Sellers' good faith estimate of the Syndicated Facility Repayment Amount;

(b)	the Tecpro Holding Credit Facility Purchase Price;

(c)	the Disclosed Break Fee Amount;

(d)	the amount of any Leakage actually known to the relevant Sellers (positive Kenntnis);

(e)	the ASK Chemicals Germany Cash Amount, and the amount of the ASK Chemicals Germany Cash Amount payable to each of Ashland and Clariant Produkte by the respective Purchasers, in accordance with Section 4;

(f)	the ASK Holding Partnership Cash Amount, in accordance with Section 4; and

(g)	the Tecpro Holding Cash Amount, in accordance with Section 4.

6.2	In the event that Closing is deferred beyond the intended Closing Date in accordance with the terms of this Agreement and a Closing Schedule has been delivered to the Purchasers prior to such deferral occurring, the Sellers shall be entitled to deliver a revised Closing Schedule to the Purchasers in accordance with Section 6.1 and the Closing Schedule previously submitted shall cease to apply or be relevant for all purposes.

6.3	In the event that the underlying information required to establish the Closing Schedule is not available to the Sellers twenty (20) Business Days prior to the Closing Date and the Closing Schedule can therefore not be timely provided to the Purchasers in line with Section 6.1, the Parties shall enter into good faith discussions to agree on a later date of the submission of the Closing Schedule prior to the Closing Date.

7.	REPAYMENT OF AMOUNTS UNDER THE SYNDICATED FACILITY AGREEMENT

7.1	On the Closing Date the Purchasers shall pay on behalf of the respective Group Entities to the Agent (as defined in the Syndicated Facility Agreement) all then outstanding principal amounts under the then drawn facilities (cash drawings as well as drawings by way of guarantees or letters of credit) and all then accrued and unpaid interest, fees, costs and expenses, as well as any prepayment charges and other charges and the negative value of any derivative contracts, if any, in respect of the facilities under the Syndicated Facility Agreement (the "Syndicated Facility Repayment Amount"), each as required to fully release the Group Entities from all of their obligations under the Syndicated Facility Agreement.

7.2	For the avoidance of doubt, to the extent Ancillary Outstandings (as defined in the Syndicated Facility Agreement) need to be repaid pursuant to Section 7.1, such repayment may be effected by:

(a)	providing cash cover in respect of the Ancillary Outstandings or such other arrangements as agreed between the Purchasers and the lenders under the Syndicated Facility Agreement;

(b)	the maximum amount payable under the Ancillary Facility (as defined in the Syndicated Facility Agreement) being reduced or cancelled in accordance with its terms; or

(c)	the Ancillary Bank (as defined in the Syndicated Facility Agreement) being satisfied that it has no further liability under that Ancillary Facility (for example, if a counter-indemnity obligation is entered into in respect of the relevant Ancillary Facility), provided that the Ancillary Outstanding granted by Commerzbank shall in any case be repaid by providing cash cover for such Ancillary Outstanding, or such other arrangements as agreed between the Purchasers and the lenders under the Syndicated Facility Agreement.

7.3	To the extent the Break Fee Amount falls short of the Disclosed Break Fee Amount, the Purchasers shall pay to each of (i) Clariant Produkte and (ii) Ashland International Holdings and Ashland such short fall, provided always that payments shall be made in accordance with their respective Pro Rata Share.

8.	RULES FOR PAYMENTS

8.1	Modes of Payment

Any payments under this Agreement shall be made in Euros by irrevocable wire transfer of immediately available funds, free of bank and other charges. Any such payment shall be deemed duly and timely made only upon the irrevocable and unconditional crediting of the amount payable (without deduction of any costs or charges) to the relevant bank account on, and on a value date no later than, the relevant due date. Any amounts payable by the Purchasers under or in connection with this Agreement are to be made free and clear of withholding Taxes, if any, unless required by any applicable law and to the extent any such withheld Taxes are timely paid over to the applicable Tax Authority.

8.2	Accounts

(a)	Sellers' Accounts.

(i)	All payments owed by a Purchaser to Clariant Produkte under or in connection with this Agreement shall be paid to the account set forth in Exhibit 8.2(a)(i) or any other bank account notified by Clariant Produkte in writing no later than five (5) Business Days prior to the due date of such payment (the "Clariant Produkte Account").

(ii)	All payments owed by the US Purchaser to Clariant Corp. under or in connection with this Agreement shall be paid to the Clariant Produkte Account or any other bank account notified by Clariant Corp. in writing no later than five (5) Business Days prior to the due date of such payment.

(iii)	All payments owed by a Purchaser to Ashland and Ashland International Holdings under or in connection with this Agreement shall be paid to the account set forth in Exhibit 8.2(a)(iii) or any other bank account notified by Ashland or Ashland International Holdings in writing no later than five (5) Business Days prior to the due date of such payment (the "Ashland Account", the Clariant Produkte Account and the Ashland Account collectively, the "Sellers' Accounts").

(b)	Purchasers' Account. All payments owed by a Seller to a Purchaser under or in connection with this Agreement shall be paid to the account notified by the Purchasers in writing no later than five (5) Business Days prior to the due date of such payment (the "Purchasers' Account").

(c)	Syndicated Facility Repayment Account. Following the satisfaction (or due waiver) of all Closing Conditions set forth in Section 9.1, but in any event no later than twenty (20) Business Days prior to the Closing Date, the Sellers shall notify the Purchasers in writing of the Syndicated Facility Repayment Amount and the account into which the Syndicated Facility Repayment Amount shall be paid at the Closing Date (the "Syndicated Facility Repayment Account").

(d)	Account of the Group Entities. All payments to be paid by the Purchasers to a Group Entity under or in connection with this Agreement shall be paid to the account set forth in Exhibit 8.2(d) or any other bank account notified by the Sellers in writing five (5) Business Days prior to the due date of such payment (the "ASK Account").

8.3	No Set-Off; No Right of Retention

Except as provided otherwise herein, the Purchasers shall not be entitled (i) to set off (aufrechnen) any rights or claims they (or either of them) may have against any rights or claims the Sellers or Clariant Corp. may have under this Agreement, or (ii) to refuse to perform any obligation they (or any of them) may have under this Agreement on the grounds that they (or any of them) have a right of retention (Zurückbehaltungsrecht), unless the rights or claims to be set-off (including, for payment claims, the amount) or the right of retention have been acknowledged (anerkannt) in writing by the Sellers and Clariant Corp. or have been established by a final decision (rechtskräftig festgestellt) of a competent court (Gericht) or competent arbitral tribunal (Schiedsgericht) a Neutral Expert pursuant to Section 4.7(b) or 5.1(f) or an Environmental Expert pursuant to Section 17.1.

8.4	Default Interest

Any failure by a Party to make any payment when due shall result in such Party's immediate default (Verzug), without any reminder by the other Party being required. Any cash payments due under Sections 4 and 5 shall bear interest from and including the respective due date to, but not including, the date of receipt. The applicable interest rate shall be 10% (in words: ten percent) per annum. Interest shall be calculated on the basis of actual days elapsed and a calendar year with 360 days.

9.	CLOSING CONDITIONS

9.1	Closing Conditions

(a)	Closing Conditions. The obligations of the Sellers, Clariant Corp. and the Purchasers to take the Closing Actions set forth in Section 10.2(a) shall be subject to each of the following conditions precedent (aufschiebende Bedingungen) (collectively, the "Closing Conditions" and each a "Closing Condition") having been satisfied or – to the extent legally permissible – waived in accordance with this Agreement:

(i)	Each of the Anti-Trust Authorities listed in Exhibit 9.1(a)(i) (the "Anti-Trust Authorities" and each a "Anti-Trust Authority")) have either

(A)	declined jurisdiction over the transactions contemplated in this Agreement;

(B)	granted clearance either unconditionally or on conditions or obligations; or

(C)	not issued a decision within the required deadlines after submission of the merger notifications, with the consequence that the transactions contemplated in this Agreement are, in accordance with applicable competition laws, being deemed approved

(such decisions the "Merger Clearances"); the Merger Clearances known as the "Regulatory Closing Condition".

(ii)	there has not occurred a Material Representation Breach that has not been cured;

(iii)	there has not occurred a Material Interim Covenant Breach that has not been cured;

(iv)	no injunction, restraining order or other order or any other legal or regulatory restraint, imposition to agree or prohibition shall have been issued or made by any court of competent jurisdiction or any Authority which prevents Closing in accordance with this Agreement which has not ceased to have effect; and

(v)	the Sellers have received the audited consolidated financial statements of ASK Germany for the financial year ending December 31, 2013 with such audited consolidated financial statements (excluding the consolidated Management Report (Konzern-Lagebericht)) highlight no material concerns when compared to the Combined Financial Statements;

the Closing Conditions set out in Sections 9.1(a)(ii)(iii), (iv) and (v) together known as the "Non-Regulatory Closing Conditions".

(b)	Information. The Parties shall keep each other informed of the status of the satisfaction of the Closing Conditions and shall notify each other without undue delay in writing as a soon as a Closing Condition has been satisfied or such Party becomes aware of a reason why one of the Closing Conditions is reasonable likely not to be satisfied.

(c)	No Waiver of the Closing Conditions. For the avoidance of doubt, it is hereby agreed that none of the Closing Conditions may be waived, except for the Closing Condition set forth in Section 9.1(a)(i) which may be waived (with regard to one or several of the Anti-Trust Authorities) only by Sellers and Purchasers jointly, the Closing Condition in Section 9.1(a)(iv) which may be waived by the Sellers (in respect of a matter concerning the Sellers only) and the Closing Conditions set forth in Sections 9.1(a)(iii), (iv) (in respect of a matter concerning the Purchasers only) and (v) which may be waived by the Purchasers. The effect of a waiver shall be limited to eliminating the need that the respective Closing Condition be satisfied and, unless otherwise agreed, shall not limit or prejudice any claims that a waiving Party may have with respect to any circumstances relating to such Closing Condition not having been satisfied.

9.2	Responsibility for Satisfaction of the Closing Conditions

(a)	Closing Conditions regarding Merger Clearances

(i)	The Purchasers shall within ten (10) Business Days after the date of this Agreement duly submit the legally required anti-trust filings for the transactions contemplated in this Agreement on behalf of the Purchasers and the Sellers to the Anti-Trust Authorities (the "Anti-Trust Filings").

(ii)	The Purchasers shall (x) be responsible for the Anti-Trust Filings as well as for all requests, investigations or enquiries from the Anti-Trust Authorities, provided, however, that the Sellers shall cooperate with the Purchasers to the extent necessary to assist the Purchasers in preparation of the Anti-Trust Filings and shall without undue delay (unverzüglich) provide to the Purchasers information required for the purposes of the Anti-Trust Filings or otherwise reasonably requested by any Anti-Trust Authority, provided, however, that the contents of any written communication between the Purchasers and any Anti-Trust Authority require the prior approval of the Sellers, and (y) promptly and closely coordinate in all respects with the Sellers in the preparation of the Anti-Trust Filings and in any discussions or negotiations with an Anti-Trust Authority.

(iii)	The Parties shall without undue delay (unverzüglich) submit all necessary information reasonably required by an Anti-Trust Authority and take all other actions required in order to obtain all approvals or to cause any applicable waiting period to commence and expire.

(iv)	The Purchasers and the Sellers shall (A) consult on a regular basis on the progress of the proceedings before the Anti-Trust Authorities, (B) promptly provide each other with copies of any written communication received or sent in connection with any such proceedings, (C) give each other and their respective advisors the opportunity to participate in all meetings and conferences with the Anti-Trust Authorities, and (D) ensure that any exchange of information in the context of the Anti-Trust Filings is on a reasonable and customary basis in any event complies with all applicable anti-trust laws.

(v)	The Purchasers shall submit evidence to the Sellers of the satisfaction of the Closing Condition set forth in Section 9.1(a)(i) (Merger Clearance), or the impossibility to satisfy such Closing Condition without undue delay after becoming aware of such satisfaction or such impossibility to satisfy.

(vi)	In order to enable the Parties to close the transactions as contemplated under this Agreement in a timely manner, the Purchasers shall undertake and shall cause (dafür einstehen) their Affiliates to use reasonable endeavors to ensure satisfaction of the Merger Clearances, but shall not be required to dispose or hold separate any assets other than in respect of Section 9.2(b) below. The Purchasers undertake not to, and shall cause (dafür einstehen) their Affiliates not to, enter into any transaction, or any agreement to effect any transaction (including any merger or acquisition) that might reasonably be expected to make it materially more difficult, or to materially increase the time required, to obtain the Merger Clearances or which would create the requirement to obtain additional clearances from merger control authorities.

(b)	Merger Clearance Delays

To the extent that there are delays (due to no fault of any of the Parties) in obtaining or it becomes evident (in the reasonable opinion of the Parties) that there may be a failure to obtain any Merger Clearance on or before the Long Stop Date, the Parties will discuss in good faith what, if any, measures or steps may or can be taken both to expedite Closing and/or in obtaining these Merger Clearances and any confirmations that these will be obtained provided always that these measures or steps are compatible with applicable law and/or regulations.

Without prejudice to the foregoing, to the extent that (i) Closing of the Transaction is reasonably likely not to occur as a result of any Merger Clearance not being satisfied on or prior to the Long Stop Date (other than in respect of Germany, Austria, Spain and Brazil) the Parties will take such reasonable measures or steps so as to prevent the failure to obtain any Merger Clearance preventing Closing from occurring on or before the Long Stop Date or (ii) there is no other Regulatory Closing Condition outstanding save in respect of Russia and there are delays (due to no fault of any of the Parties) in respect of this Russian Merger Clearance, then the Parties also agree to take all measures or steps reasonably required to give effect to a "hold separate" in respect of ASK Chemicals CIS Limited to facilitate Closing as soon as reasonably practicable, such hold separate to be on customary and reasonable terms for a transaction of this type and nature.

The Purchaser shall use best commercial efforts to ensure that any consents required from its Lenders are obtained to give effect to such "holder separate" arrangement or such other measures or steps being taken.

9.3	Termination Rights

(a)	If at any time prior to the Closing Date a Seller or a Purchaser becomes aware of any event, circumstance, condition or breach that would be reasonably likely to prevent a Closing Condition being satisfied, it shall inform the other Parties in accordance with Section 9.1(b) providing such detail in relation thereto (to the extent available to the relevant Party at the time) to enable the other Parties to make an accurate assessment of the situation (and, for the avoidance of doubt, nothing in this Section 9.3(a) shall limit or otherwise affect the rights or remedies available to any Party).

(b)	If at any time a Seller or a Purchaser becomes aware (tatsächliche Kenntnis) of a Material Representation Breach or Material Interim Covenant Breach (a "Reps or Covenant Breach"), then such party shall notify the other Sellers and Clariant Corp. and the Purchasers without undue delay, providing reasonable details in relation to such Reps or Covenant Breach (a "Reps or Covenant Breach Notice").

(c)	Upon the delivery or receipt of a Reps or Covenant Breach Notice by or to the Sellers (as applicable), the Sellers may, in their sole discretion, decide to, within a period of thirty (30) Business Days (the "Cure Period"), use reasonable endeavors to procure that the Reps or Covenant Breach is prevented or remedied in a manner that causes it to cease to be a Reps or Covenant Breach (for the avoidance of doubt, including if the relevant Losses or detrimental effects are lowered below the relevant thresholds or qualifiers).

(d)	If the Sellers and the Purchasers (in each case, acting reasonably) agree in writing at any time during the Cure Period that the Reps or Covenant Breach is not capable of being prevented or cured so that the relevant Closing Condition cannot be satisfied by the Long Stop Date, the Purchasers shall be entitled to, within a period of ten (10) Business Days (but in any case only prior to the Closing Date) from the date of such agreement terminate this Agreement by joint written notice to the Sellers and Clariant Corp. without liability on the part of the Purchasers in respect of such termination.

(e)	If after the Cure Period, the relevant Reps or Covenant Breach continues to exist, then the Purchasers shall be entitled to terminate this Agreement by joint written notice to the Sellers within a period of ten (10) Business Days from the date following the end of the Cure Period (but in any case only prior to the Closing Date), without liability on the part of the Purchasers in respect of such termination.

(f)	Following the receipt or issuance by any Purchaser of a Reps or Covenant Breach Notice prior to Closing, if the Purchasers do not exercise their right to terminate this Agreement in accordance with Sections 9.3(d) or 9.3(e), the Purchasers shall not then, following Closing, be permitted to exercise any rights they may have to bring Proceedings against the Sellers in respect of any Material Business Representation Breach disclosed in the Reps and Covenant Breach Notice, unless (i) the Purchasers have first given prior to the Closing Date not less than ten (10) Business Days' (the "Sellers' Termination Period") notice to the Sellers of their intention not to terminate this Agreement pursuant to Sections 9.3(d) or 9.3(e) and preserve their right to bring Proceedings against the Sellers in respect of the Material Business Representation Breach disclosed in the Reps and Covenant Breach Notice (a "Sellers' Termination Right Notice") and (ii) the Sellers have not exercised their right to terminate this Agreement on or prior to the expiry of the Sellers' Termination Period in accordance with Section 9.3(g). The Purchasers shall notify the Sellers without undue delay whether they will exercise their rights to terminate this Agreement or preserve their rights in accordance with Sections 9.3(d), 9.3(e) or 9.3(f).

(g)	Upon receipt of a Sellers' Termination Right Notice, each of the Sellers may prior to the expiry of the Sellers' Termination Period terminate this Agreement without liability on part of the Sellers in respect of such termination.

(h)	If the Purchasers or the Sellers do not exercise their right to terminate this Agreement in accordance with Sections 9.3(d) or 9.3(e) or Section 9.3(g) prior to the Closing Date, the Sellers and the Purchasers shall not thereafter be permitted to terminate this Agreement on the basis of such Reps or Covenant Breach and the Closing Conditions in Sections 9.1(a)(ii) and 9.1(a)(iii) shall be deemed to have been validly waived; provided that, for the avoidance of doubt, if following the lapse of the respective termination periods under Sections 9.3(d) or 9.3(e), respectively, but prior to the Closing Date, any material facts or circumstances related to such Reps or Covenant Breach either (i) first become known to the Purchasers or (ii) any known material facts or circumstances related to such Reps or Covenant Breach change in a material manner, in each case of (i) or (ii) where the newly known or changed facts and circumstances materially increase Losses resulting from or, respectively, the negative impact of such Reps or Covenant on the benefits otherwise to be received by the Purchasers in the Transaction, then the Purchasers shall notify the Sellers of such newly known or changed facts in writing forthwith, following which notice this shall be treated as a new Reps and Covenants Breach to which the processes set out in Sections 9.3(a) to 9.3(h) shall apply.

(i)	The Parties agree that, to the extent necessary, the Closing Date shall be postponed to such date (which shall then be the new Closing Date) as is required at a minimum to accommodate the processes set out in Sections 9.3(a) to 9.3(g), provided always that the Closing Date shall in no event be postponed further than the Long Stop Date.

(j)	Notwithstanding any other provision of this Agreement, in the event that the Closing Conditions are not fulfilled or waived in accordance with this Agreement, at the latest on the Long Stop Date, the Purchasers and each of the Sellers shall be entitled to terminate this Agreement by written notice to the Sellers and Clariant Corp., or the Purchasers, respectively, without liability on their respective part in respect of such termination, save for accrued liabilities as set out in Section 9.4.

(k)	The Parties shall use their reasonable efforts to ensure that where the condition set out in Section 9.1(a)(iv) has not been satisfied on either (i) the date of last satisfaction of the Regulatory Closing Conditions and/or (ii) the Closing Date, such condition is satisfied as soon as reasonably practical.

9.4	Termination

In the event that either the Purchasers or the Sellers terminate this Agreement in accordance with Sections 9.3(d), 9.3(e), 9.3(g) or 9.3(j), all obligations of the Parties shall end and this Agreement shall terminate, save that (i) any liability of any Party for damages which are already due on the date of termination or for damages for a breach of any other obligation under this Agreement shall survive and remain in existence, (ii) the provisions of Section 20.15(a)) shall apply in respect of the limitation of liability of any Party pursuant to Section 9.3 and this Section 9.4 and (iii) the provisions in Section 20 of this Agreement shall survive and remain in full force and effect.

10.	CLOSING DATE; CLOSING; CLOSING ACTIONS

10.1	Time and Place of Closing

(a)	The closing of the transactions set forth in this Agreement (the "Closing") shall occur at 9:00 a.m. CET, and be effective to occur at 11:59 p.m. CET, on the twenty first (21st) Business Day following the date on which the Regulatory Closing Conditions have been satisfied or waived in accordance with this Agreement (the "Closing Date") or on such other date as mutually agreed in writing between the Parties, provided always (i) that on the Closing Date all Closing Conditions continue to be satisfied or waived and (ii) such Closing Date has not been postponed pursuant to Section 9.3(i) or 10.2(d). Each of the Sellers and the Purchasers shall work in good faith to reduce the twenty one (21) Business Day period and will instruct their respective advisers likewise so that the Closing Date is as soon as reasonably practicable after the date upon which the Regulatory Closing Conditions have been satisfied or waived (as appropriate). To the extent this twenty one day period is shortened the Parties agree to mutually agree on a corresponding earlier Closing Date and a shortening of the time periods in Section 6.1.

(b)	The Closing shall take place at the offices of Latham & Watkins LLP, Reuterweg 20, 60323 Frankfurt am Main, Germany, or at any other place mutually agreed upon by the Sellers, Clariant Corp. and the Purchasers.

10.2	Closing

(a)	Closing Actions. On the Closing Date, the Sellers, Clariant Corp. and the Purchasers (as the case may be) shall take, or cause to be taken, all actions in the order set forth below, which shall be deemed to have been taken simultaneously (Zug um Zug) (collectively, the "Closing Actions" and each a "Closing Action") (provided that in respect of the Closing Actions that require the receipt of cash amounts, such Closing Action shall not be considered satisfied until such cash amount is received in cleared funds for same day value in the relevant account):

(i)	(A) Ashland International Holdings and Clariant Produkte shall deliver to the Purchasers photocopies of duly executed resignation letters, effective on or prior to the Closing Date, of all members of the supervisory board (Aufsichtsrat) of ASK Germany, or hold a shareholders' meeting of ASK Germany removing such members and granting discharge (Entlastung), and (B) Clariant Produkte shall deliver to the Purchasers photocopies of duly executed resignation letters, effective on or prior to the Closing Date, of all members of the board of directors of Tecpro Holding, or hold a shareholders' meeting of Tecpro Holding removing such members and granting discharge.

(ii)	Clariant Produkte, Ashland International Holdings and the Purchasers shall enter into the ASK Germany Transfer Deed.

(ii)(α)	Clariant Produkte and Ashland International Holding shall deliver to the Purchaser the power of attorney contained in Section 20.2 in a separate deed.

(iii)	Ashland International Holdings and the US Purchaser shall enter into the ASK Holding Assignment Agreement.

(iv)	Clariant Produkte and the US Purchaser shall enter into the Tecpro Holding Assignment Agreement.

(v)	The Sellers shall deliver the consent granted by Tecpro Holding to the sale, the assignment and the assumption of the Tecpro Holding Credit Facility in accordance with Section 3.4 and the Tecpro Holding Credit Facility Assignment and Assumption Agreement.

(vi)	Clariant Corp. and the US Purchaser shall enter into the Tecpro Holding Credit Facility Assignment and Assumption Agreement.

(vii)	The German Purchaser shall pay its Relevant Proportion of the ASK Chemicals Germany Clariant Cash Amount into the Clariant Produkte Account in accordance with Section 8.2.

(viii)	The German Purchaser shall pay its Relevant Proportion of the ASK Chemicals Germany Ashland Cash Amount into the Ashland Account in accordance with Section 8.2.

(ix)	The UK Purchaser shall pay its Relevant Proportion of the ASK Chemicals Germany Clariant Cash Amount into the Clariant Produkte Account in accordance with Section 8.2.

(x)	The UK Purchaser shall pay its Relevant Proportion of the ASK Chemicals UK Ashland Cash Amount into the Ashland Account in accordance with Section 8.2.

(xi)	The US Purchaser shall pay the Tecpro Holding Cash Amount into the Clariant Produkte Account in accordance with Section 8.2.

(xii)	The US Purchaser shall pay the ASK Holding Partnership Cash Amount into the Ashland Account in accordance with Section 8.2.

(xiii)	The US Purchasers shall pay the Tecpro Holding Credit Facility Purchase Price into the Clariant Produkte Account in accordance with Section 8.2.

(xiv)	The US Purchaser will issue to Ashland an amount of Vendor Loan Notes equal to the Ashland Vendor Loan Note Amount.

(xv)	The US Purchaser will issue to Clariant Produkte an amount of Vendor Loan Notes equal to the Clariant Produkte Tecpro Vendor Loan Note Amount.

(xvi)	The UK Purchaser will issue to Clariant Produkte an amount of Vendor Loan Notes equal to the UK Purchaser's Relevant Proportion of the Clariant Produkte ASK Chemicals Germany Vendor Loan Note Amount.

(xvii)	The UK Purchaser will issue to Ashland International Holdings an amount of Vendor Loan Notes equal to the UK Purchaser's Relevant Proportion of Ashland International Vendor Loan Note Amount.

(xviii)	The German Purchaser will issue to Clariant Produkte an amount of Vendor Loan Notes equal to the German Purchaser's Relevant Proportion of the Clariant Produkte ASK Chemicals Germany Vendor Loan Note Amount.

(xix)	The German Purchaser will issue to Ashland International Holdings an amount of Vendor Loan Notes equal to the German Purchaser's Relevant Proportion of Ashland International Vendor Loan Note Amount.

(xx)	The Purchasers shall pay the Syndicated Facility Repayment Amount to the Syndicated Facility Repayment Account.

(xxi)	Clariant Produkte shall deliver the Tecpro Holding Shares Stock Certificate to the US Purchaser duly endorsed in blank or accompanied by stock powers or other instruments of transfer.

(xxii)	The Sellers shall deliver to the Purchasers any necessary release letters as may be reasonably required to effect the release of the Financing Guarantees on the Closing Date, subject to the (pre-)payment in whole of any draw down under the Syndicated Facility Agreement.

(xxiii)	Following receipt of the payments under (vii) through (xx) above in the Sellers' Accounts in accordance with the provisions of Section 8.1, (1) the Sellers shall confirm such receipt in writing to the Purchasers and (2) the Sellers and the Purchasers shall confirm in writing to each other that the conditions precedent (aufschiebende Bedingungen) for the in rem (mit dinglicher Wirkung) transfer of (x) the Sold Shares under the Transfer Agreements, and (y) the assignment and assumption of the Tecpro Holding Credit Facility with releasing effect (Vertragsübernahme mit schuldbefreiender Wirkung) under the Tecpro Holding Credit Facility Assignment and Assumption Agreement have been satisfied, and (3) the Sellers and the Purchasers shall deliver written notice to the notary having notarized the ASK Germany Transfer Deed that the ASK Germany Shares have been transferred to the Purchasers.

(xxiv)	Ashland shall deliver to the US Purchaser a certificate in accordance with the requirements of U.S. Treasury Regulation 1.1445-2(b)(2) certifying that it is not a foreign person and (ii) Tecpro Holding shall deliver to the US Purchaser a certificate in accordance with the requirements of U.S. Treasury Regulation Sections 1.897-2(h) and 1.1445-2(c)(3) certifying that Tecpro Holding is not a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the IRC.

(xxv)	The Sellers shall deliver to the Purchasers the Closing Date Representations.

(b)	Waiver of Closing Actions. Each of the Sellers and Clariant Corp. may unilaterally waive such Closing Actions related to the payment of the cash portions of the Purchase Price or the issuance of the respective Vendor Loan Notes to be issued to it by delivery of written notice to the Purchasers to such effect.

All other Closing Actions may be waived jointly by the Sellers, Clariant Corp. and the Purchasers. The effect of a waiver shall be limited to eliminating the need that the respective Closing Action is taken on the Closing Date and shall not limit or prejudice any claims any Party may have with respect to any circumstances relating to such Closing Action not being taken pursuant to this Agreement.

(c)	Closing Confirmation. After all Closing Actions have been taken or occurred or have been waived, the Sellers, Clariant Corp. and the Purchasers shall confirm in a written document, to be jointly executed (in duplicate) (the "Closing Confirmation") that all Closing Actions have been taken or waived and that all Closing Conditions have been satisfied or waived. The legal effect of the Closing Confirmation shall be to serve as evidence that all Closing Actions and all Closing Conditions have been satisfied or waived. However, the execution of the Closing Confirmation shall not limit or prejudice the rights of the Parties arising under this Agreement or under applicable law.

(d)	Breach of Closing Obligations. Subject always to Section 9.3(j), if the obligations of (i) any of the Purchasers or (ii) any of the Sellers under Section 10.2 are not complied with on the Closing Date in any material respect, the Purchasers (in the case of a default by any of the Sellers) or any of the Sellers (in the case of a default by any of the Purchasers) shall be entitled (in addition to and without prejudice to all other rights or remedies available, including the right to claim for Loss) by written notice to the Purchasers or the Sellers as the case may be:

(i)	to defer Closing for a period of up to ten (10) Business Days (so that the provisions of this Section 10 shall apply to Closing as so deferred);

(ii)	to require the parties to proceed to Closing as far as practicable, having regard to the defaults which have occurred; or

(iii)	subject to Closing having first been deferred for a period of at least ten (10) Business Days under this Section 10 to – if Closing has not been effected – terminate this Agreement by notice in writing to the Purchasers or the Sellers as the case may be, in which case Section 9.4 shall apply.

In addition the Sellers shall be entitled to postpone the Closing for a period of up to ten (10) Business Days, if they are not able to ensure that the amounts outstanding under the Syndicated Facility Agreement are discharged and the Financing Guarantees are released at Closing in accordance with Sections 10.2(a)(xii) and (xiii) and 12.6; such inability shall then not be considered an actionable breach to the extent that Closing takes place at the end of the relevant deferral period.

(e)	Immediately following Closing the Sellers and the Purchasers will in good faith acting reasonably take all steps necessary to exchange the Vendor Loan Notes issued by each of the Purchasers for Vendor Loan Notes issued by the Issuer, by exchanging such Vendor Loan Notes for equivalent securities in the direct and indirect parent companies of the Purchasers in accordance with the Transaction Structure Paper, including carrying out any ancillary actions in connection therewith. Immediately following Closing, the Purchasers shall procure that the Issuer enters into the Vendor Loan Note Instrument.

11.	SELLERS' REPRESENTATIONS

11.1	General

The Parties have discussed and negotiated if and to what extent the Sellers and Clariant Corp. shall be liable for potential defects relating to the Sold Shares, the Tecpro Holding Credit Facility and the Business and have decided to depart from the statutory warranty provisions (gesetzliche Gewährleistungsregeln). Instead, they have agreed to replace the statutory provisions and provide for an independent catalogue of specific rights of the Purchasers individually agreed as set forth in this Section 11 (and also in Sections 14, 15, 16 and 17). Subject to the limitations and qualifications and disclosures contained in this Agreement, the Sellers and Clariant Corp. hereby represent to the Purchasers in the form of an independent promise of guarantee (selbstständiges Garantieversprechen) within the meaning of Section 311 of the German Civil Code (BGB) that the statements in Sections 11.2 and 11.3(b) (Interests in the Group Entities) (collectively, the "Fundamental Representations") and 11.3(a) and 11.3(c) to 11.3(t) (the "Business Representations") below made by them (collectively, the "Sellers' Representations" and each a "Sellers' Representation") are true and correct as of the date of this Agreement, unless it is specifically provided that a Sellers' Representation is made as of a different or additional date or dates, in which case the Sellers' Representation shall be true and correct as of such different or additional date or dates. The scope and content of each Sellers' Representation as well as the Sellers' and Clariant Corp. liability arising thereunder shall be exclusively defined by the limitations on the Purchasers' rights and remedies set forth in this Agreement, in particular Section 14, which shall be an integral part of the Sellers' Representations. The Sellers, Clariant Corp. and the Purchasers agree and explicitly confirm that no Sellers' Representation shall be construed as a seller's guarantee (Garantie für die Beschaffenheit der Sache) within the meaning of Sections 443 and 444 of the German Civil Code (BGB).

11.2	Sellers' Representations Relating to the Sellers, Clariant Corp. and the Sold Assets

Each Seller and Clariant Corp. with respect to Section 11.2 makes the following Sellers' Representations only separately, i.e. only with respect to its own sphere and only with respect to those of the Sold Shares which are being sold by such Seller under this Agreement (or with respect to Clariant Corp. only with respect to the Tecpro Holding Credit Facility sold by Clariant Corp. under this Agreement). No Seller shall incur any liability whatsoever with respect to the Sellers' Representations which are made by another Seller or Clariant Corp. under this Section 11.2 Clariant Corp. shall not incur any liability whatsoever with respect to the Sellers' Representations which are made by a Seller under this Section 11.2.

(a)	Corporate Status. As of the date hereof and as of the Closing Date, each Seller and Clariant Corp. are duly established and validly existing under the laws of their respective formation. Clariant Corp., Ashland and Ashland International Holdings are in good standing. Each of the Sellers and Clariant Corp. has the requisite capacity, power and authority (corporate and other) to enter into and execute this Agreement and any other agreements contemplated herein to which it is a party and to consummate the transactions contemplated herein.

(b)	Due Authorization. As of the date hereof and as of the Closing Date, (i) all required approvals of any corporate bodies of each Seller and Clariant Corp. for the execution of this Agreement and the consummation of the Transaction are given, and (ii) such execution and consummation do not violate (x) any provisions of the articles of association or partnership agreements, respectively, certificate of incorporation, bylaws or equivalent constitutional documents, or (y) any applicable law, regulation judgment, injunction or order binding on the relevant Seller and Clariant Corp., and (iii) there is no action, law suit, investigation or proceeding pending against or threatened in writing against, the relevant Seller or Clariant Corp. before any court, arbitration panel or governmental authority which in any manner challenges or seeks to prevent, alter or delay the Transaction.

(c)	No Insolvency. As of the date hereof and as of the Closing Date, no insolvency proceedings (Insolvenzverfahren) under any applicable bankruptcy or insolvency laws have been opened in relation to the assets of the respective Seller and Clariant Corp. There are (i) no insolvency proceedings or insolvency investigations pending against Clariant Produkte and Clariant Corp. and (ii) no insolvency proceedings or insolvency investigations threatened in writing against Clariant Produkte and Clariant Corp. As of the date hereof and as of the Closing Date, there are (iii) no insolvency proceedings or insolvency investigations pending against Ashland and Ashland International Holdings, and (iv) no insolvency proceedings or insolvency investigations threatened in writing against Ashland and Ashland International Holdings.

(d)	Binding Agreement. This Agreement and all other agreements executed or to be executed in connection therewith have been duly executed on behalf of the respective Seller and Clariant Corp. and constitute binding obligations of the respective Seller and Clariant Corp., enforceable against such Seller and Clariant Corp. in accordance with their respective terms and conditions and the obligations under this Agreement do not violate any court decision binding on the Sellers and Clariant Corp as of the date hereof.

(e)	Ownership of the Sold Shares; No Rights of Third Parties. As of the date hereof and as of the Closing Date, the Sold Shares which are being sold by the respective Seller hereunder are duly authorized, validly issued, fully paid up either in cash or in kind, have not been repaid (even not in hidden form) and the respective Seller owns the respective Sold Shares, free and clear of any encumbrances (dingliche Belastungen), payment obligations (Nachschusspflichten), security interests, and pending assignments and there are no preemptive rights, rights of first refusal, options, trust relationships or other rights (including voting rights) of any third party. As of the date hereof and as of the Closing Date the ASK Germany Shares constitute the entire share capital of ASK Germany. As of the date hereof and as of the Closing Date there are no entitlements to new shares in the Direct Target Entities in addition to the Sold Shares, in each case except for rights provided for under statutory law or under the respective articles of association as set forth in Exhibit 11.2(e).

(f)	Ownership of Tecpro Holding Credit Facility. As of the date hereof and as of the Closing Date Clariant Corp. holds a claim for the payment of (i) the principal amount of USD 39,579,227.35 (in words: US Dollar thirty-nine million five hundred seventy-nine thousand two hundred and twenty-seven and thirty five cents) and (ii) the outstanding interest of USD 2,355,835.04 (in words: US Dollars two million three hundred fifty-five thousand eight hundred and thirty-five and four cents) as of December 31, 2013 and subject to the terms and conditions of the Tecpro Holding Credit Facility, which is free and clear of any encumbrances and any other rights of any third party or any rights resulting therefrom. As of the date hereof and as of the Closing Date, the Tecpro Holding Credit Facility is in full force and effect, has not been terminated and is enforceable against the parties thereto in accordance with its terms and conditions and is attached hereto as Exhibit 11.2(f).

11.3	Sellers' Representations Relating to the Business

The Sellers further make the following Sellers' Representations, provided, however, that the Sellers shall not be jointly and severally liable (keine gesamtschuldnerische Haftung) as provided for in Section 20.15, and provided further that with respect to Tecpro Holding itself (but not the Subsidiary Interests directly and indirectly held by Tecpro Holding) only Clariant Produkte, but not Ashland or Ashland International Holdings, makes any Sellers' Representations. For the avoidance of doubt, Clariant Corp. does not make any Sellers' Representations under this Section 11.3.

(a)	Status of the Group Entities.

(i)	No Insolvency. As of the date hereof and as of the Closing Date no insolvency proceedings (Insolvenzverfahren) under any applicable bankruptcy or insolvency laws have been opened in relation to the assets of any of the Group Entities. As of the date hereof and as of the Closing Date, there are (i) no insolvency proceedings or insolvency investigations pending against any of the Group Entities and (ii) to the Sellers' Knowledge, no insolvency proceedings or insolvency investigations threatened in writing against any of the Group Entities.

(ii)	No Other Shareholdings. As of the date hereof and as of the Closing Date, the statements made in Section 2.4(b) and Exhibit 2.4(b) regarding the Subsidiary Interests and the Group Entities are complete and correct. Exhibit 11.3(a)(ii) contains a true and correct list of the articles of association or equivalent documents of ASK Chemicals Portugal Lda., ASK Chemicals Gremolith AG and ASK Chemicals Korea Ltd. as in full force and effect. No action has been taken to amend any of the documents listed in Exhibit 11.3(a)(ii). As of the date hereof and as of the Closing Date the Group Entities have been duly established and are validly existing under the laws of their respective jurisdiction. No resolutions or other notifications that are to be registered with the respective commercial register (or such other registry in the relevant jurisdiction) of any of the Group Entities have been made that have not yet been registered with the respective commercial register, except as set forth in Exhibit 11.3(a)(ii).

(iii)	As of the date hereof and as of the Closing Date, the Direct Target Entities do not, directly or indirectly, hold any shares or equity interest in any legal entity other than the Subsidiary Interests and are not obliged to acquire any further shares or interests.

(iv)	Except as shown in Exhibit 11.3(a)(iv), no Group Entity is a party to an enterprise agreement in the sense of Section 291 German Stock Corporation Act (Aktiengesetz, AktG) or silent partnerships as of the date hereof and as of the Closing Date and the Group Entities have also not entered into any other agreements which grant any third party a right to profits or earnings of any of the Group Entities such as profit participating certificates or loans with profit participation (other than in each case as provided for under mandatory law).

(v)	As of the date hereof and as of the Closing Date, except for the supervisory board of ASK Germany and the board of directors of Tecpro Holding, the Group Entities have no supervisory or advisory board, shareholder committee or similar supervisory body in which a representative of a Seller or of a Seller's Affiliate is a member.

(b)	Interests in the Group Entities. The Subsidiary Interests in the Group Entities are owned as set forth in Exhibit 11.3(b)/1 and there are no other shares of capital stock or other equity securities of any of the Group Entities issued, reserved for issuance or outstanding, disregarding, for the avoidance of doubt, treasury shares. The Subsidiary Interests in the Group Entities are duly authorized, validly issued, fully paid up either in cash or in kind, have not been repaid (even not in hidden form) and are free and clear of any encumbrances (dingliche Belastungen), payment obligations (Nachschusspflicht), pending assignments and there are no agreements providing for preemptive rights, rights of first refusal, options or other rights of any third party (including voting rights), in each case except for rights provided under statutory law or under the respective articles of association or as set forth in the agreements listed in Exhibit 11.3(b)/2.

(c)	Litigation, Disputes. Except as disclosed in Exhibit 11.3(c), no lawsuit, arbitration or mediation is pending (rechtshängig) against any Group Entity before any state court or arbitrator involving an amount in dispute (Streitwert) in excess of EUR 150,000 (in words: Euro one hundred fifty thousand) in each single case (excluding costs and fees). To Sellers' Knowledge, as of the date hereof, such lawsuits, court actions or similar proceedings have also not been threatened in writing against any of the Group Entities.

(d)	Financial Statements.

(i)	The audited consolidated financial statements of ASK Germany for the financial year ending on December 31, 2012 consisting of a consolidated statement on profit and loss and total income (Konzern-Gewinn- und Verlustrechnung sowie Konzern-Gesamtergebnisrechnung), a consolidated balance sheet (Konzernbilanz), a consolidated statement of changes in equity (Konzern-Eigenkapitalveränderungsrechnung), a consolidated statement of cash-flows (Konzern-Kapitalflussrechnung) and consolidated notes (Konzern-Anhang), which are attached as Exhibit 11.3(d)(i) (but excluding the consolidated review of operations (Konzern-Lagebericht) and all other elements of such financial statements) (the "Consolidated Financial Statements") have been prepared in accordance with IFRS, as applied in the EU, and the provisions set forth in Section 315a German Commercial Code (HGB) which apply supplementary (ergänzend), as applied on a basis consistent with the past accounting practices and present a true and fair view of the assets and liabilities, financial position and earnings position of the companies consolidated in such financial statements (vermittelt unter Beachtung dieser Vorschriften ein den tatsächlichen Verhältnissen entsprechendes Bild der Vermögens-, Finanz- und Ertragslage der in diesem Abschluss konsolidierten Gesellschaften).

(ii)	The combined financial statements (zusammengefasster Abschluss) of ASK Germany for the financial year ending on December 31, 2013 consisting of a combined profit and loss statement (zusammengefasste Gewinn- und Verlustrechnung), a combined statement of comprehensive income (zusammengefasste Gesamtergebnisrechnung), a combined balance sheet (zusammengefasste Bilanz), a combined statement of changes in equity (zusammengefasste Eigenkapitalveränderungsrechnung), a combined statement of cash-flows (zusammengefasste Kapitalflussrechnung) and combined notes (zusammengefasster Anhang) (but excluding the review of operations (Lagebericht) and all other elements of such financial statements), which are attached as Exhibit 11.3(d)(ii) (the "Combined Financial Statements") have been prepared on a basis consistent with past accounting principles in all material respects in accordance with the accounting standards described in pages 10 through 41 of the Combined Financial Statements. Any translation of the Combined Financial Statements made available to the Purchaser and their advisors has been prepared for purposes of convenience only and any liability of the Sellers for such translation shall be excluded.

(iii)	Tecpro Holding's individual unaudited balance sheet as of December 31, 2013, profit and loss statement and cash-flow statement for the period between January 1, 2013 and December 31, 2013, which are attached as Exhibit 11.3(d)(iii) (the "Tecpro Holding Financial Statements"; the Consolidated Financial Statements, the Combined Financial Statements and the Tecpro Holding Financial Statements together also the "Financial Statements"), have been prepared in accordance with international financial reporting standards. However, the representation in the preceding sentence shall not cover the value of Tecpro Holding's shareholding in ASK Holding. Notes to the Tecpro Holding Financial Statements have not been prepared.

(e)	Conduct of Business. Except as disclosed in Exhibit 11.3(e) and except for any transactions contemplated by or any facts or events disclosed in this Agreement, in the period between December 31, 2013 and the date hereof the Business of the Group Entities has, in all material respects, been conducted in the ordinary course except where failure to do so did not result in expenses (Aufwand) for the Consolidated Group Entities for the current financial year in excess of EUR 400,000 in the individual case and EUR 1,000,000 in aggregate case. Except as disclosed in Exhibit 11.3(e), none of the Group Entities has in the period between December 31, 2013 and the date hereof taken any actions referred to in Section 11.2.

(f)	Intellectual Property Rights and IT.

(i)	Exhibit 11.3(f)(i) contains, in all material respects, a complete and accurate list of all intellectual property rights (patents, utility models, trademarks, industrial designs and copyrights and domains, except for intellectual property rights relating to standard software) which are owned or licensed in by any Material Group Entities (collectively, the "Intellectual Property Rights") specifying as to each, as applicable: (i) the nature of such Intellectual Property Right, (ii) the owner of such Intellectual Property Right, (iii) the jurisdictions in which such Intellectual Property Right has been registered, or in which an application for such registration has been filed, and the registration or application numbers, and (iv) as applicable, the date of the license agreements forming the basis on which the Material Group Entities use such Intellectual Property Right. To the Sellers' Knowledge, in addition to the Intellectual Property Rights the Material Group Entities do not depend on any other Intellectual Property Rights that are material for the Business. For the avoidance of doubt, any information set out in Exhibit 11.3(f)(i) which does not relate to items (i)-(iv) in the foregoing sentence shall not be covered by the Sellers' Representations. Except as disclosed in Exhibit 11.3(f)(i) or Exhibit 11.3(f)(ii), the Material Group Entities own and have exclusive title to, or a valid, subsisting license, or a right to use, each item of Intellectual Property Rights, free and clear of any encumbrances (excluding restrictions contained in the applicable license agreements with third parties) except where failure to do so would not result in a Loss in excess of EUR 250,000. Except as disclosed in Exhibit 11.3(f)(i), the registered Intellectual Property Rights are not subject to any material amendment, challenge, removal or surrender. Except as disclosed in Exhibit 11.3(f)(i), no compulsory licenses or similar rights have been granted for the Intellectual Property Rights.

(ii)	The Material Group Entities are parties, as licensee or licensor, to the license agreements listed in Exhibit 11.3(f)(ii). There exists no material default under any such agreements by the Material Group Entities or, to the Sellers' Knowledge, any other party to such agreements. There exists no actual or, to the Sellers' Knowledge, termination or cancellation in writing of any such agreements. To the Sellers' Knowledge, except as disclosed in Exhibit 11.3(f)(ii), no dispute or challenge (in either case in writing) to the validity of the licenses has arisen in connection with any of these license agreements.

(iii)	Except as disclosed in Exhibit 11.3(f)(iii), to the Sellers' Knowledge, the Material Group Entities do not infringe any Intellectual Property Rights of third parties in material respects and there is no written claim of alleged material infringement or written misappropriation of any rights owned by any third party. Except as disclosed in Exhibit 11.3(f)(iii), to Sellers' Knowledge, the operation of the Business as such Business is as of the date hereof conducted has not during the past three (3) years and does not, to the Sellers' Knowledge, infringe or misappropriate in all material respects the Intellectual Property Rights of any third party.

(iv)	Except as disclosed in Exhibit 11.3(f)(iv) to this Agreement, to the Sellers' Knowledge, no third party is infringing or misappropriating in all material respects any of the Intellectual Property Rights. To the Sellers' Knowledge, the Material Group Entities have no material claims against third parties resulting from the infringement of the Material Group Entities' Intellectual Property Rights.

(v)	To the Sellers' Knowledge, the Material Group Entities have made commercially reasonable efforts to protect and preserve the confidentiality of all material confidential information included in the Intellectual Property Rights (the "Confidential Information").

(vi)	To the Sellers' Knowledge, as of the date hereof and as of the Closing Date, all material systems, hardware and software used by the Group Entities are either owned by or substantially properly licensed or leased to the Group Entities, save as disclosed in Exhibit 11.3(f)(vi).

(g)	Employment and Labor Matters.

(i)	Key Employees. Exhibit 11.3(g)(i) sets forth a list (i) of all managing directors of the Group Entities, and (ii) of all employees (on a no name basis) of the Group Entities whose annual gross base salary (excluding, for the avoidance of doubt, performance-related payments, bonuses and any benefits) in the fiscal year ending on December 31, 2013 exceeded EUR 100,000 (in words: Euro one hundred thousand) (the "Key Employees"). Except as disclosed in Exhibit 11.3(g)(i), no notice of termination of the employment of any Key Employee has been given or received nor, to the Sellers' Knowledge, does any Group Entity intend to terminate such employment as of the date hereof. Except as disclosed in Exhibit 11.3(g)(i), no circumstances exist which give the Key Employees a special right to terminate or modify their respective employment contract because of the execution of the Transaction.

(ii)	Collective Agreements. Exhibit 11.3(g)(ii) includes a list of all collective bargaining agreements (Tarifverträge), social plans (Sozialpläne), and reconciliation of interest agreements (Interessenausgleiche) and shop agreements (Betriebsvereinbarungen) to which the Group Entities are a party, which currently apply to the Group Entities and which contain (i) benefit or incentive plans providing for material rights which will be triggered in the event of a change of control of a Group Entity, (ii) any material limitations on the termination of employment agreements for business reasons (betriebsbedingte Kündigungen), (iii) any material limitation on the termination of employment agreements for other than business reasons, including restriction in the form of an obligation to make any payments in the case of termination, and/or (iv) obligations of a Group Entity to employ a certain number of employees. No consent in relation to the transaction contemplated by this Agreement is required pursuant to any collective bargaining agreements (Tarifverträge), social plans (Sozialpläne), and reconciliation of interest agreements (Interessenausgleiche) and shop agreements (Betriebsvereinbarungen) to which the Group Entities are a party is required

(iii)	Pensions and Benefits. Exhibit 11.3(g)(iii) includes a list of all written agreements and other written commitments and all material non written obligations, whether of an individual or collective nature, regarding pensions (betriebliche Altersversorgung) under which such Group Entity has any obligations ( the "Pension Commitments"). Without knowledge qualification in respect of the (i) employer funded company pension scheme at ASK Germany based on works council agreement (Plan gemäß Betriebsvereinbarung über eine arbeitgeberfinanzierte betriebliche Altersversorgung) (from November 2008) and (ii) reorganization scheme of the company pension at ASK Chemicals Metallurgy GmbH based on works council agreement (Plan gemäß Betriebsvereinbarung zur Neuordnung der betrieblichen Altersversorgung) (from January 2009), and otherwise to the Sellers' Knowledge, all obligations for payment under or in connection with the Pension Commitments, including obligations for payments arising by operation of law that have become due, have been fulfilled by the Group Entities in all material respects. In the past all pensions provided by the Group Entities have been adjusted regularly as required by Section 16 of the German Company Pension Act (Betriebsrentengesetz) and no backlog adjustments pursuant to Section 16 of the German Company Pension Act (nachholende Anpassungen) are required to be made for periods until the Closing Date.

(iv)	Labor Disputes. Except as disclosed in Exhibit 11.3(g)(iv), in the last three (3) years the Material Group Entities have not experienced any strike or lockout of its employees or any lawsuit or dispute with any union, workers' council or other body of employee representation (the "Labor Disputes"). Unless otherwise disclosed in Exhibit 11.3(g)(iv) there are no Labor Disputes threatened in writing against a Material Group Entity.

(v)	ERISA. Except as set forth in Exhibit 11.3(g)(v), none of the Group Entities has any past obligations or obligation as of the date hereof to contribute to a multiemployer pension plan as defined under the United States Employee Retirement Income Security Act of 1974 (ERISA).

(h)	Taxes.

(i)	The Group Entities have duly and (taking into account any permitted extension) timely filed all Tax Returns required to be filed under the applicable law with the appropriate Tax Authority.

(ii)	Except as shown in Exhibit 11.3(h)(ii), the Group Entities have duly and (taking into account any permitted extension) timely paid all taxes on income, VAT, trade taxes, withholding taxes, federal taxes, real estate transfer taxes and social security contributions due prior to December 31, 2013.

(iii)	Except as shown in Exhibit 11.3(h)(iii) and with respect to Group Entities other than Material Group Entities to the Sellers' Knowledge, no Tax Audits or Tax court proceedings are pending and no notice of deficiency (pursuant to Section 6212 of the IRC or any similar provision of the Tax law of any state of the United States) has been received by any Group Entity that has not been settled or otherwise resolved in relation to any Taxes of the Group Entities.

(iv)	Except as shown in Exhibit 11.3(h)(iv), and with respect to Group Entities other than Material Group Entities to the Sellers' Knowledge, each Group Entity is and since January 1, 2011 has been resident only in its jurisdiction of incorporation for Tax purposes and does not carry on a business in any other jurisdiction through a permanent establishment.

(v)	A valid election under Section 754 of the IRC has been made by ASK Holding and such election is currently effective and has been effective since its formation for US federal income tax purposes.

(i)	Real Estate.

(i)	As of the date hereof and as of the Closing Date, all real estate and hereditary buildings rights own by the Group Entities are set out in Exhibit 11.3(i)(i)/1 (the "Freehold Property"). Unless otherwise stated in Exhibit 11.3(i)(i)/1, the Freehold Property has not been rented to any third party (including the Sellers or Sellers' Affiliates) as of the date hereof and as of the Closing Date. There are no applications pending at any land register required to be registered, nor have any additional registrations been authorized. As of the date hereof and as of the Closing Date, there are no encumbrances, liens, public easements or other third party rights affecting the Freehold Property other than those (i) stated in the land registers, (ii) stated in any other public registers (e.g., Baulastenverzeichnis), (iii) provided for under mandatory law, or (iv) listed in Exhibit 11.3(i)(i)/2. The Group Entities are not obliged to acquire either (i) any individual real property interests with a fair market value in excess of EUR 250,000, or (ii) or one or more individual real property interests with an aggregate fair market value in excess of EUR 1,000,000 and are not obliged to acquire such rights or to sell any of the Freehold Properties as of the date hereof and as of the Closing Date.

(ii)	Exhibit 11.3(i)(ii) includes a list of all real estate lease agreements of the Group Entities with third parties (other than Group Entities) involving an annual rent of EUR 150,000 (in words: Euro one hundred and fifty thousand) or more (the "Leasehold Property"). To Sellers' Knowledge, all such lease agreements are in full force and effect. As of the date hereof, there exists no actual or threatened in writing termination or written cancellation of any lease agreement for any Leasehold Property (involving an amount in excess of EUR 150,000 (in words: Euro one hundred and fifty thousand)).

(j)	Material Agreements. Except for the agreements listed in Exhibit 11.3(j)/1 and agreements with one or more Group Entities (the "Material Agreements"), to the Sellers' Knowledge no Group Entity is a party to any of the following written agreements where the principal obligations (Hauptleistungspflichten) have not yet been completely fulfilled:

(i)	loan agreements, bonds, notes, factoring arrangements or any other instruments of debt entered into with third parties with a principal amount of more than EUR 100,000 in the individual case;

(ii)	guarantees (Avale, Bürgschaften, selbständige Garantieerklärungen), indemnities and enforceable letters of comfort of any Group Entity securing payment obligations of third parties in a principal amount of more than EUR 100,000 in the individual case;

(iii)	non-compete or exclusivity obligations that restrict in any material respect its freedom to carry on the whole or any part of its business in any part of the world in such manner as it thinks fit;

(iv)	agreements relating to the acquisition or sale of interests in other legal entities, or businesses providing, in each case, for a consideration of EUR 100,000 or more; and

(v)	agreements with the top 15 (fifteen) customers and suppliers of the Group Entities as a whole based on turnover in the year 2013.

To the Sellers' Knowledge, each of the Material Agreements is in full force and effect, and as of the date hereof the relevant Group Entity has not received a written notice of termination.

Copies of all facility agreements related to third party bank borrowing or other loan arrangements incurred by the Group Entities (except for (A) standard terms and conditions, (B) contracts for loans with total amounts outstanding of less than EUR 25,000 (in words: Euro twenty-five thousand) and (C) immaterial contracts) from a third party commercial lender to the extent outstanding as of the date hereof are included in the Due Diligence Materials.

No Group Entity has any outstanding obligation (including deferred consideration or earn out payments) for payment to any third party in connection with the consideration for the acquisition or sale of interests in other legal entities, real estate or businesses.

All agreements (except for agreements which are not material to the Business and agreements where the principal obligations have been fulfilled) between any Group Entity and any Seller or any Seller's Affiliate in relation to Project Ironman are included in the Due Diligence Materials and no claim has been made by any Group Entity under such agreements.

(k)	Project Ironman Claims. As at the date hereof there, to Sellers' Knowledge, no claims are outstanding or pending under the Master Contribution and Sale Agreement and/or the Project Ironman Agreements (the "Ironman Claims Representation").

(l)	Material Assets. Except as reflected in Exhibit 11.3(l)/1 to Sellers' Knowledge the Material Group Entities own, or hold lawful possession of, all fixed assets (Anlagevermögen) and inventories (Vorräte) reflected in the Financial Statements (the "Material Assets"), other than assets and inventories, which were sold, abandoned or destroyed in the ordinary course of business after December 31, 2013. Except as reflected in Exhibit 11.3(l)/2 and subject to the Sellers' Knowledge, the Material Assets are not subject to a pending transfer and are not encumbered with any rights of third parties (other than of other Material Group Entities), including the transfer for security purposes (Sicherungsübereignungen), except for (i) customary rights of retention of title (handelsübliche Eigentumsvorbehalte), pledges or other security rights in favor of suppliers, mechanics, workers, carriers and the like, (ii) rights securing any indebtedness which is reflected in the Financial Statements, (iii) statutory security rights in favor of tax authorities or other governmental entities or (iv) rights securing any indebtedness under finance documents of the Material Group Entities (including any loan agreements).

(m)	Insurance. The Group Entities maintain in full force and effect for their own benefit the insurance policies material to the Business as listed in Exhibit 11.3(m)/1. Except for the insurance policies listed in Exhibit 11.3(m)/2, none of the contracts for the insurance policies material to the Business listed in Exhibit 11.3(m)/1 (the "Insurance Contracts") will terminate as of Closing or have been terminated as of the date hereof and to the Sellers' Knowledge, as of the date hereof, none of the insurance companies communicated in writing that it intends to terminate the Insurance Contracts. To the Sellers' Knowledge and except where failure to do so did not result in expenses (Aufwand) for the Consolidated Group Entities in excess of EUR 250,000 (in words: Euro two hundred and fifty thousand) in the individual case, (i) all premiums due under each such Insurance Contract have been timely paid, and (ii) all Material Group Entities are in compliance with the terms of such Insurance Contracts. To Sellers' Knowledge, as of the date hereof, there is no claim pending under any such Insurance Contract as to which coverage has been questioned, denied or disputed by the underwriters of such insurance contract in writing.

(n)	Compliance with Laws.

(i)	Except as set forth in Exhibit 11.3(n)(i), to Sellers' Knowledge the Material Group Entities have conducted the Business in all material respects in accordance with all applicable laws (other than laws which are covered under Sections 11.3(n)(iii), (iv), (v) and (vi)) (to the extent that any violation in the past may still be relevant as of today) material for the Business except individual cases where failure to abide by such laws has resulted or is reasonably expected to result in total and final Losses to the Consolidated Group Entities of less than EUR 250,000 (in words: Euro two hundred and fifty thousand).

(ii)	Except as set forth in Exhibit 11.3(n)(ii), to Sellers' Knowledge and except where failure to do has not or is not reasonably expected to result in expenses (Aufwand) for the Consolidated Group Entities in excess of EUR 250,000 (in words: Euro two hundred and fifty thousand) in the individual case the Group Entities hold (i) all Environmental Permits, (ii) all building law permits, and (iii) all permits and licenses for the production and distribution (including export control) of the Business' products (e.g., under REACH and US TSCA), and comply with these Environmental Permits, permits and licenses in all material respects. To the Seller's Knowledge, no revocation or restriction or subsequent orders (nachträgliche Anordnungen) relating to any such Environmental Permits, permits and licenses have been threatened in writing by the competent public authority.

(iii)	To the Sellers' Knowledge and except as set forth in Exhibit 11.3(n)(iii) the Group Entities have not violated any safety-, unfair competition- or Anti-Trust laws, except individual cases where failure to abide by such laws has resulted or is reasonably expected to result in total and final Losses to the Consolidated Group Entities of less than EUR 250,000 (in words: Euro two hundred and fifty thousand).

(iv)	To the Sellers' Knowledge and except as set forth in Exhibit 11.3(n)(iv) the Group Entities have not violated any Environmental Laws, except in individual cases where failure to abide by such laws has resulted or is reasonably expected to result in total and final Losses to the Consolidated Group Entities of less than EUR 150,000 (in words: Euro one hundred and fifty thousand).

(v)	FCPA and Anti-Corruption

(A)	Except as set out in Exhibit 11.3(n)(v)(A), to Sellers' Knowledge, neither the Sellers nor any Group Entity, or director, manager, employee or agent of any Group Entity has in the last three (3) years, in connection with the business of the Group Entities, in each case, acting on behalf of any Group Entity, taken any action in violation of Bribery Legislation, including the FCPA, the UK Bribery Act 2010 (in each case to the extent applicable to the Group Entities).

(B)	To Sellers' Knowledge and except as set out in Exhibit 11.3(n)(v)(B), neither the Sellers, Clariant Corp., the Group Entities, nor any director, manager, employee, sales intermediaries, agents and other representatives of any of the Sellers, Clariant Corp. or a Group Entity, are, or in the past three (3) years have been, subject to any actual, pending, or threatened in writing civil, criminal, or administrative actions, suits, demands, claims, hearings, notices of violation, investigations, proceedings, demand letters, settlements, or enforcement actions, in each case only by governmental authorities and to the extent it involves a Group Entity and it relates to Bribery Legislation, including the FCPA, the UK Bribery Act 2010 (in each case to the extent applicable to the Group Entities); and

(C)	in the past three (3) years the Group Entities have maintained policies and procedures reasonably designed to ensure compliance with the FCPA, the UK Bribery Act 2010 and other applicable Bribery Legislation.

(vi)	Sanctions

(A)	No Group Entity and, to the Seller's Knowledge, no Group Entity's agents or any of their respective directors or employees was, in the past three (3) years, a Restricted Party or was in such time period owned or controlled by or acting on behalf of a Restricted Party.

(B)	To the Seller's Knowledge and except as set out in Exhibit 11.3(n)(vi)(B), for a period of three (3) years prior to the date hereof, (ii) neither the Sellers, Clariant Corp., the Group Entities, nor any director, manager or employee of any of the Sellers, Clariant Corp. or a Group Entity, have received a written notice of any violation of Sanctions or Export Controls in respect of a Group Entity.

(C)	Photocopies of all written correspondence between Ashland and its Affiliates (other than the Group Entities) or the Group Entities with governmental authorities in relation to the voluntary disclosure of Ashland to the Office of Foreign Assets Control, U.S. Department of the Treasury, U.S.A., dated January 17, 2014 was Disclosed.

(D)	The Group Entities and, to Sellers' Knowledge, the Group Entities' agents have, as of the date of this Agreement, established a customary compliance program and internal controls and procedures to ensure compliance with the requirements of Sanctions or Export Controls.

(E)	Except as set out in Exhibit 11.3(n)(vi)(E), to the Sellers' Knowledge, for a period of three (3) years prior to the date hereof, no Group Entity and no Group Entities' agents, sales intermediaries, or any director or employee of a Group Entity, acting on behalf of a Group Entity, has engaged in any dealings or transactions with any Restricted Parties, that, subject to the Blocking Statutes (as appropriate), in any manner resulted in a breach of any Sanctions or Export Controls.

(o)	Product Liability. Save as set forth in Exhibit 11.3(o) to Sellers' Knowledge, no product liability or warranty claims with a value in excess of EUR 150,000 (in words: Euro one hundred and fifty thousand) in the individual case (where a series of individual claims arising from the same event shall be deemed to be one claim) which are not fully covered under the existing product liability insurance have been filed nor have any such claims been asserted or threatened in writing against any of the Group Entities during the past three (3) years (to the extent that any such claim in the past may still be relevant as of today) in respect of any product designed, manufactured, sold or licensed by or on behalf of the Group Entities.

(p)	State Aids. Exhibit 11.3(p) contains a complete list of all state aids and subsidies concerning investments (Investitionszuschüsse) and promotion of technology (Technologieförderung) as well as investment grants (Investitionszulagen) received by, granted to or applied for on behalf of any of the Material Group Entities in the period from January 1, 2012 until the date hereof (collectively referred to as the "State Aids"). To Sellers' Knowledge, each of the Material Group Entities is in all material respects in compliance with its obligations under or in connection with the State Aids and, to Sellers' Knowledge, none of the Material Group Entities is obliged to repay in full or in part any of the State Aids received by it as a result of any failure by it to comply with the terms and condition of any such State Aid.

(q)	Change of Control. Except for the agreements listed in Exhibit 11.3(q) the Group Entities are not a party to any loan agreements with third parties (other than the Group Entities) providing for termination rights or for acceleration in case of a change of control of the Direct Target Entities.

(r)	Transaction Fees. None of the Group Entities has paid after December 31, 2013 any brokerage, finders' or other fees or commission to any investment bank, broker, finder, agent or advisor in connection with the transactions contemplated herein and/or this Agreement (the "Transaction Fees") or has any obligation or liability to pay any Transaction Fees other than the Disclosed Transaction Costs.

(s)	EEG. To the Sellers' Knowledge the information set out in Exhibit 11.3(s) is not misleading in any material respect, for the avoidance of doubt such statements in (iii)(C)(D) of this Exhibit refer to ASK Metallurgy GmbH.

(t)	To the Sellers' Knowledge, Exhibit 11.3(t) sets out details of all:

(i)	intra-group agreements entered into between a Group Entity, on the one hand and a Seller or any Sellers' Affiliate on the other hand (other than (A) an agreement which may be terminated by the relevant Group Entity at no cost and with no on-going liability or obligations for such Group Entity following such termination at 3 (three) months' notice or less, (B) immaterial agreements, and (C) agreements where the principal obligations have been fulfilled) and any agreement between any Group Entity and the respective parent of the Direct Target Entities; and

(ii)	arrangements between a Group Entity (on the one hand) and a Seller or any Sellers' Affiliate (on the other hand) in respect of credit support arrangements, performance bonds, guarantee arrangements, letters of credit or similar agreements.

11.4	Closing Date Representation

(a)	On the Closing Date, the Sellers and Clariant Corp. shall deliver to the Purchasers written certificate substantially in the forms attached hereto as Exhibit 11.4 stating that, except as disclosed in the Sellers' Updated Disclosure Schedules attached to such certificate, between the date hereof and the Closing Date no facts and circumstances have occurred (i) which constitute a breach of the Fundamental Representations (Sellers and Clariant Corp.) or, (ii) which constitute a breach of the Business Representations (Sellers, only), provided that to the extent the Closing Date Representations relate to the Sellers' Representations making reference to Sellers' Knowledge, Sellers' Knowledge shall be the actual knowledge of the relevant persons listed for Ashland's Knowledge and Clariant's Knowledge, respectively as of the Closing Date (to the extent they are still in their respective positions) (the statements each a "Closing Date Representation" and jointly the "Closing Date Representations").

(b)	If and to the extent the Closing Date Representations contain in the Sellers' Updated Disclosure Schedules a disclosure relating to a breach of the Sellers' Representations having actually occurred between the date hereof and the Closing Date, such a breach shall be treated between the respective Sellers and the respective Purchasers as if it was a breach of the relevant Seller's Representation. Section 11.1 and the introductory paragraphs of Sections 11.2 (regarding Closing Date Representations relating to Fundamental Representation) and 11.3 (regarding Closing Date Representations relating to Business Representation), respectively, shall apply mutatis mutandis to the Closing Date Representations and Section 14 shall apply and shall, subject to the limitations contained or referenced therein, provide, subject to Sections 9.3 and 9.4, the sole remedy in such case and shall limit the respective Purchaser's claim accordingly.

(c)	The Parties agree, that Sections 11.1 (mutatis mutandis) and the introductory paragraphs of Sections 11.2 (regarding Closing Date Representations relating to Fundamental Representation) and 11.3 (regarding Closing Date Representations relating to Business Representations), respectively, and 14 shall, subject to the limitations contained or referenced therein, apply to the Closing Date Representations and, subject to Sections 9.3 and 9.4, provide the sole remedy if a Closing Date Representation is untrue and/or incorrect and that any claim of the Purchasers with regard to a breach of a Closing Date Representation shall be limited accordingly. In this regard, a breach of a Closing Date Representation relating to

(i)	a Business Representation;

(ii)	a Fundamental Representation;

(iii)	a Compliance Representation; or

(iv)	a Tax Representation

shall be treated for purposes of remedies as if it was a breach of the relevant representation.

11.5	No Other Representations or Warranties

(a)	Subject to the representations, covenants and indemnities expressly contained in this Agreement, it is expressly confirmed and agreed that neither the Sellers, nor Clariant Corp. nor any Representative of the Sellers or of Clariant Corp. has made or assumed, and the Purchasers have not relied on, any other express or implied representations, guarantees, warranties, undertakings or disclosure or similar obligations in connection with this Agreement and the Transaction.

(b)	Subject to the representations, covenants and indemnities expressly contained in this Agreement, the Purchasers confirm that in deciding on the acquisition of the Sold Assets they have not relied on nor will they make any claim against the Sellers or Clariant Corp., nor any Representative of the Sellers or of Clariant Corp. in respect of any budget, forecast, estimate or other projection of any nature (including without limitation of projections of future revenues, future results of operations, future cash flows, future financial condition or the future business operations (or any underlying components thereof).

12.	SELLERS' COVENANTS

12.1	Conduct of Business between Signing and Closing

From the date of this Agreement until the Closing Date (the "Interim Period"), each Seller undertakes – with respect to those Group Entities in which such Seller holds a direct or indirect participation, to procure that (save with the prior written consent of the Purchasers):

(a)	Business Development and Conduct.

(i)	The business of each Group Entity is materially carried on in the ordinary course consistent with past practice;

(ii)	control systems in relation to the financial, accounting and record keeping functions of the Group Entities are maintained consistent with past practice;

(iii)	each Group Entity complies with any environmental or anti-corruption policies to the extent required under applicable law; and

(iv)	the working capital of the Group Entities shall be managed in good faith with a view to net working capital not exceeding EUR 95 million as of the Closing Date. For purposes of this clause "net working capital" shall mean inventories, plus trade receivables, minus trade payables, plus factored receivables, plus other assets, minus other liabilities (excluding cash, debt and Taxes) (each of the terms as defined and calculated in accordance with past practice).

(b)	Insurance. Each Group Entity takes all reasonable measures and actions to procure that the insurance policies in force as at the date of this Agreement do not become void by an act or omission of such Group Entity and that such policies are renewed in the ordinary course;

(c)	Laws and Licenses. Each Group Entity takes all reasonable measures and actions to procure that material licenses, permits, consents and authorizations which are required to carry on the business of such Group Entity are kept and renewed from time to time in the ordinary course and manner consistent with past practice;

(d)	Intellectual Property.

Each Group Entity continues to maintain material Business Intellectual Property required for its operations and to timely renew Registered Intellectual Property, except where the Group Entities determine acting reasonably in the ordinary course of business that maintenance of the same is no longer profitable or for other reasons not in the Group Entities' overall interests consistent with past practice;

(e)	Compliance Measures. Each Group Entity maintains systems, policies and procedures to ensure compliance with any compliance measures (including Sanctions or Export Controls subject to any Blocking Statutes, in each case) that apply to any Group Entity and takes all steps as required under the relevant applicable group compliance manuals and internal guidelines consistent with past practice.

12.2	Restricted Actions in the Interim Period

During the Interim Period, each Seller undertakes, with respect to those Group Entities in which such Seller holds a direct or indirect participation, to procure that such Group Entities shall not (save with the prior written consent of the Purchasers):

(a)	Acquisitions, Disposals and Capital Commitments.

(i)	sell, lease, transfer, license or otherwise dispose of or purchase, lease, license or otherwise acquire any assets, businesses or undertakings (or any interest therein) whether by a single transaction or by a series of transactions (related or not), where the transaction volume of a single transaction exceeds EUR 250,000 (exclusive of VAT); provided, however, that with respect to a restructuring/sale/shut down of ASK Chemicals India Pvt. Ltd., Purchasers' consent shall be deemed to have been granted, provided the Sellers shall consult the Purchasers in respect of such restructuring/sale/shutdown and shall duly take their views into account;

(ii)	acquire or dispose of any assets (including the Material Assets) or provide or receive any service with value in excess of EUR 250,000 as per the relevant asset or per annum (exclusive of VAT); provided, however, with respect to the restructuring/sale/shut down of ASK Chemicals India Pvt. Ltd., Purchasers' consent shall be deemed to have been granted, provided the Sellers shall consult the Purchasers in respect of such restructuring/sale/shutdown and shall duly take their views into account;

(iii)	enter into or make itself liable for any capital commitment (whether by way of purchase, lease, hire purchase or otherwise) which individually or in connection with related commitments with respect to the same project exceeds EUR 250,000 (exclusive of VAT) on an individual basis (other than any capital commitment not exceeding the budgeted amount);

(iv)	incorporate any new subsidiary or branch of the Group Entities, or undertake any reorganization of the Group Entities; provided, however, with respect to the restructuring/shut down of ASK Chemicals India Pvt. Ltd., Purchasers' consent shall be deemed to have been granted, provided the Sellers shall consult the Purchasers in respect of such restructuring/sale/shutdown and shall duly take their views into account;

(b)	Agreements and Arrangements.

(i)	form, enter into, terminate or withdraw from any partnership, consortium or joint venture material to the business of the respective Group Entity;

(ii)	enter into, increase or extend any liability under, any guarantee or indemnity (other than (x) in the ordinary course of business or (y) as envisaged by the Existing Facilities);

(iii)	amend, vary or waive any provision of, or terminate (or give notice to terminate), compromise or enforce its rights under, any of the Existing Facilities or the Tecpro Holding Credit Facility, or request any indulgence or waiver thereunder or take any action inconsistent therewith;

(iv)	[intentionally left blank];

(v)	enter into any non-compete or exclusivity agreement, which materially restricts business of any of the Group Entities with regard to the current scope of its operations and its current geographic reach of its activities;

(vi)	enter into, modify or terminate any enterprise agreements (Unternehmensverträge) within the meaning of Section 291 of the German Stock Corporation Act (AktG));

(vii)	modify or terminate any Affiliate Agreements including the Project Ironman Agreements (except for the amendments in accordance with Section 20.15(b)) or enter into any agreements with a Seller and any Affiliate of such Seller;

(c)	Loans and Borrowings.

(i)	make, increase or extend any loan or advance or grant any credit to any third party (other than any Group Entity) (other than (x) trade credit in the ordinary course of business, (y) for amounts below EUR 25,000 in the individual case, (z) advances made to directors and employees against expenses incurred by them on a Group Entity's behalf) or acquire any indebtedness owed by any Group Entity or other third party to any lender;

(ii)	grant, create or allow to arise any encumbrance over any of its assets (other than (x) charges arising by operation of law or (y) as envisaged by financing documents or (z) in connection with the supply of goods and services (Eigentumsvorbehalte and the like);

(iii)	borrow any monies other than (x) pursuant to the Existing Facilities (including current amounts (Kontokorrentkonten) and borrowings from non-German financial institutions) or (y) trade credit in the ordinary course of business or (z) for amounts below EUR 25,000 in the individual case;

(iv)	materially amend, vary, waive or breach any provision of the financing documents or transfer or assign any obligations of a Group Entity under the financing documents other than to another Group Entity (other than in connection with the consummation of the Transaction);

(v)	enter into or participate in any discussions with existing or prospecting lenders in connection with any actual or potential amendment, variation, waiver or breach of any provision of the Existing Facilities, or any refinancing, except if in relation to the termination of the Syndicated Facility Agreement on Closing;

(vi)	create any pledge, charge, lien, mortgage, debenture, hypothecation, security interest, pre-emption right, option and any other encumbrance or third party right or any agreement to create any of the above or redeem or release any of the above;

(d)	Employees, Remuneration and Incentives.

(i)	establish or amend any bonus, profit sharing, share option or other incentive scheme (whether legally binding or not) for directors and/or employees of the Group Entities;

(ii)	increase the remuneration of any director and/or employee of the Group Entities in excess of 5% (in words: five percent) unless (A) aggregate remuneration increase is not greater than the relevant budgeted amount for the total HR costs of the relevant Group Entity for that relevant year, or (B) obliged to do so pursuant to a collective bargaining or union shop or agreement in force as at the date of the Agreement;

(iii)	the appointment or termination of employment (or give notice to terminate other than for cause) of any employee of the Group Entities whose base salary is or is to be in excess of EUR 100,000 a year;

(iv)	materially amend, vary or waive, materially breach, fail to enforce any employment arrangements of any person where such person is a person remunerated (whether by salary, pension contributions or otherwise) at an annual base rate (excluding bonus payments) of more than EUR 100,000;

(v)	establish or materially vary the terms of any pension or life insurance scheme;

(vi)	save as required by law or contract, establish any new pension scheme;

(e)	Real Property.

Acquire or dispose of any Freehold Property with a fair market value in excess of EUR 250,000 or to enter into any lease relating to real estate with an annual rent in excess of EUR 250,000, provided, however, that with respect to the restructuring/sale/shut down of ASK Chemicals India Pvt. Ltd., Purchasers' consent shall be deemed to have been granted, provided the Sellers shall consult the Purchasers in respect of such restructuring/sale/shutdown and shall duly take their views into account.

(f)	Constitutional documents, shareholder resolutions and share rights.

(i)	materially amend or waive any provision of the articles of association of any Group Entity or any joint venture or shareholder agreement to which any Group Entity is a party;

(ii)	vary the rights attaching to any shares in any Group Entity;

(iii)	make any increase or reduction or other alteration whatsoever (including by way of redemption, purchase, sub division, consolidation or redesignation) of any Group Entities nominal share capital or grant any option to subscribe for or acquire shares in a Group Entity or issue any shares, other than to another Group Entity;

(iv)	declare or pay any dividend or make any other distribution in respect of the profits, assets or reserves of the Direct Target Entities or in any other way reduce the reserves of the Direct Target Entities, other than to another Group Entity (other than in connection with the restructuring/sale/shut down of ASK Chemicals India Pvt. Ltd. provided the Sellers shall consult the Purchasers in respect of such restructuring/sale/shut down and shall duly take their views into account);

(g)	Insolvency. Unless required by statutory law, give notice of or propose any resolution to wind up any Group Entity, file or make any petition, application or notice for the appointment or intended appointment of an administrator or liquidator or provisional liquidator or invite any person to appoint an administrative receiver or administrator;

(h)	Appointment and removal of directors. Unless (x) the term of appointment of a director or chairman of any Group Entity lapses and such director is to be substituted, or such director or chairman is terminated for cause, or (y) such measure is taken to ensure compliance with the other Interim Period Covenants, appoint, materially vary the terms of appointment of, or remove any person from the office of director or chairman of any Group Entity;

(i)	Auditors, accounting policies and reference date.

(i)	change the Group Entities' auditors unless they shall at their own insistence resign or not seek re-appointment;

(ii)	unless required by statutory law, make any change in any Group Entity's accounting reference date or (save as may be necessary to comply with changes in statements of standard accounting practice) its accounting policies unless required under IFRS;

(j)	Reorganizations. Incorporate or liquidate any subsidiary undertaking or effect any hive‑up, hive-down, merger, amalgamation, demerger, provided, however, that with respect to the restructuring/shut down of ASK Chemicals India Pvt. Ltd., Purchasers' consent shall be deemed to have been granted;

(k)	Miscellaneous.

(i)	initiate or settle any litigation, arbitration or mediation proceedings or any claim under its insurance policies where the amount claimed (either by or against it) together with any costs incurred (or likely to be incurred) by it in connection therewith exceeds EUR 150,000 (exclusive of VAT) other than debt collection in the ordinary course of business;

(ii)	engage in any activity that is material violation of Sanctions or Export Controls applicable to any Group Entity;

(iii)	trade or do any business with Restricted Parties;

(iv)	make any elections or claims relating to Taxes or change any Tax or accounting methodologies which could give rise to any material liability for Taxes (including any reduction in available Tax benefits) for the Group Entities; provided that with respect to any election pursuant to Treas. Reg. Sec. 301-7701.3 only, such election shall not be made if it could give rise to any material liability for Taxes (including any reduction in available Tax benefits) for the Group Entities or the Purchasers or any person having a direct or indirect interest in the Purchasers and the provisions of Section 16.3(b) dealing with co-operation between the Sellers and the Purchasers in connection with an election pursuant to Section 338(g) of the IRC shall apply mutatis mutandis as though references to an election pursuant to Section 338(g) of the IRC were references to an election pursuant to Treas. Reg. Sec. 301-7701.3 (and making all other necessary modifications);

(v)	grant or enter into any material license, agreement or arrangement concerning any part of the name or trading names of any Group Entity or the goodwill attaching to the same or any other part of a Group Entity's material Intellectual Property Rights other than in the ordinary course of business;

(vi)	enter into any binding agreement to take any of the actions set forth in this Section 12.2.

12.3	Purchasers' Consent

(a)	With respect to Sections 12.1 and 12.2 and this Section 12.3, the Purchasers hereby consent to (i) any of the measures or activities set forth in Exhibit 12.3(a), (ii) any actions, measures and transactions to be taken or performed or permitted pursuant to the provisions of this Agreement (including without limitation in preparation of the satisfaction of the Closing Conditions and the Closing Actions and including the amendments under Section 20.15(b)(i)).

(b)	Any requests by the Group Entities or the Sellers for the Purchasers' consent should be notified to the Purchasers in writing in accordance with Section 20.3. In order to facilitate the undisrupted operations of the Group Entities, Purchasers' consent shall be deemed to have been granted if the Purchasers neither denied nor consented to a request by the Group Entities or the Sellers within 5 (five) Business Days from submission of a request for consent in accordance with Section 20.3 with respect to the subject matter addressed in such request. The consent by either one of the Purchasers shall be deemed to represent the Purchasers' consent.

12.4	Permitted Actions

For the avoidance of doubt, the liability of the Sellers shall be expressly excluded under this Section 12, if and to the extent, the Sellers or any of the Group Entities take or perform any measures or actions or omit to take any measures or actions, permitted or requested by or in connection with, any provision of this Agreement.

12.5	Cooperation in the Interim Period

During the Interim Period Sellers and Clariant Corp. shall (i) provide or procure to be provided such reasonable information and assistance as the Purchasers may reasonably request in connection with its financing arrangements in connection with the transaction contemplated by this Agreement (including in relation to syndication of such financing arrangements, the rollover of existing local facilities, factoring/reverse factoring lines, overdrafts and cash pooling arrangements; such information and assistance shall comprise procuring the reasonable assistance of the Group Entities (including the CEO, COO, CFO and legal director) in giving, upon reasonable notice and during regular business hours, to the Purchasers, their Affiliates, their financing banks and their respective advisors access to the premises, representatives, Key Employees, books, records, accounts and other pertinent information of the Group Entities as reasonably required and (ii) provide or procure to be provided such reasonable information as the Purchaser may reasonably request in connection with the ongoing incentivisation of Key Employees, provide access to Key Employees to meet with the Purchasers in connection so with, in each case, to the extent legally permissible.

12.6	The Sellers undertake to the Purchasers to procure that the Group Entities take all steps reasonably required upon the written request of the Purchasers to ensure the Syndicated Facility Agreement is terminated on Closing and to allow the Purchasers to comply with their obligations pursuant to Section 7. The Purchaser shall inform the Sellers as soon as reasonably practicable and in any event no later than thirty-three (33) Business Days prior to Closing of its best estimate, acting reasonably and in good faith, of the anticipated Closing Date.

12.7	Lapse of Interim Period Covenants/Cooperation

Each of the Sellers' and Clariant Corp.'s obligations under the Interim Period Covenants and under the covenants set forth under Section 12.5 shall lapse at the Closing Date. For the avoidance of doubt any liability for breach of the Interim Period Covenants shall continue in accordance with the terms of this Agreement.

12.8	Non-Compete

(a)	Subject to Section 12.8(b), for a period of three (3) years from Closing, each Seller and its Affiliates shall refrain, from directly or indirectly, either alone or jointly with or on behalf of any third party, in any capacity whatsoever, anywhere in the world:

(i)	engaging, in any activity which is similar to or in competition with the Business (any of such business activities a "Competing Activity"); and

(ii)	holding any equity interest in any legal entity engaging, directly or indirectly, in any Competing Activity.

(b)	The Sellers and their Affiliates shall not be prohibited from or restricted in:

(i)	continuing to engage in the sale and supply of bentonite products as well as resins for wood protection and fertilizers by members of the Clariant Group;

(ii)	purchasing products or services from, or marketing, selling, manufacturing or supplying products to the extent that such activities have already been conducted with the entities listed prior to the date of this Agreement;

(iii)	owning, acquiring or entering into a business combination in any manner with any entity that is engaged in a Competing Activity if

(A)	in its last full fiscal year prior to the acquisition or combination with such entity, the consolidated revenue of such entity from such Competing Activity constituted 20% (in words: twenty percent) or less of the total consolidated revenue of such entity, in which event such entity and its Affiliates shall not be subject to Section 12.8(a); and/or

(B)	taking a financial interest in securities in an entity that is engaged in a Competing Activity which are held for investment purposes only if (x) such interest amounts to less than 10% (in words: ten percent) of the issued securities of a company and (y) such interest carries less than 10% (in words: ten percent) of the voting rights (if any) attaching to the issued securities of the issuer.

(c)	Clariant Produkte confirms, not to be aware that other than the development, manufacturing, marketing and supply of bentonite products, neither it nor any of its Affiliates is conducting or developing any business competing with the Business of the Group Entity. Clariant Produkte and its Affiliates shall, therefore, not be prohibited from, or restricted in,

(i)	continuing to engage in any type of business conducted by Clariant Produkte or any of its Affiliates as of the date hereof which is not part of the Group Entities (which includes, for the avoidance of doubt, the development, manufacturing, marketing, the sale and supply of bentonite products as well as resins for wood protection and fertilizers by members of the Clariant Group; and

(ii)	developing, manufacturing, marketing, selling, or supplying products that are under development by Clariant Produkte or any of its Affiliates as of the date hereof which are not part of the Group Entities;

12.9	Non-Hire / Non-solicitation

(a)	The Sellers shall direct in good faith and to the extent legally permissible each of their respective HR functions not to employ or engage in US, Germany, Spain, Brazil or at the Group Entities' research and development centers in Asia any managing directors or executive level sales or marketing or executive level research and development employees of the Group Entities for a period of three (3) years from Closing.

(b)	The Sellers shall not, and shall procure that their Affiliates shall not, for a period of three (3) years from Closing, directly or indirectly, either alone or jointly with or on behalf of any third party or in any capacity whatsoever: anywhere in the world solicit (abwerben) any Key Employee of any Group Entity. The placing of an advertisement of a post available to the public generally and the non-target recruitment of a person through an employment agency shall not constitute a breach of this Section 12.9(b).

(c)	If any restriction set forth in Section 12.9(a) is unenforceable but would be valid if reduced in scope or duration the restriction shall apply with the minimum modifications as may be necessary to make it valid and enforceable.

12.10	Brazil

The Sellers undertake to instruct ASK Germany to instruct, to the extent permitted by mandatory law and to the extent no direct or indirect costs (including detrimental Tax effects) are incurred by the Sellers in excess of EUR 25,000 (in words: Euro twenty-five thousand) in this regard the management of ASK Brazil to distribute any excess cash above EUR 1.5 million prior to or on the Closing Date to its shareholder.

12.11	Closing Intra-Group Agreements

The Sellers and the Purchasers (on behalf of the Target Group) undertake to negotiate in good faith and use reasonable best efforts to ensure that the Closing Intra-Group Agreements are agreed on the terms set out in the relevant definition and duly executed prior to the Closing Date.

12.12	Further Assurance

The Sellers and Clariant Corp. agree, acting reasonably, to execute, or cause to be executed all agreements and documents and to take, or cause to be taken, all other actions necessary under applicable laws and regulations to consummate the transactions contemplated by this Agreement.

12.13	Purchasers' Access

For a period of five (5) years from the Closing Date, the Sellers and Clariant Corp. will afford to the Purchasers and its respective advisors and Representatives access, upon reasonable advance notice, subject to there being no material disruption to the business of the Sellers and Clariant Corp., and only during the operational business hours of the Sellers and Clariant Corp., to books and records, as well as to other information, management, employees and auditors of the Sellers and Clariant Corp. as long as and to the extent reasonable and necessary to the Purchasers in connection with any audit or investigation, dispute, or litigation or any other reasonable business purpose of the Group Entities to be evidenced by the Purchasers, other than in the context or preparation of litigation or arbitration proceedings or any other Proceedings against the Sellers or Clariant Corp. or their Affiliates or Representatives of the Sellers, Clariant Corp. or their Affiliates or Representatives. To the extent that the Group Entities in such context reasonably require original documents, the Sellers and/or Clariant Corp. (as applicable) shall forward such books and records, or cause that such books and records be forwarded, at the Purchasers' expense to the Purchasers, and the Purchasers shall return such books and records promptly after the respective requirement to be in possession of original documents no longer applies.

12.14	Information on Merger Clearances and other Approvals

The information provided by the Sellers and Clariant Corp. to the Purchasers on or prior to the date hereof concerning the Group Entities with respect to and in preparation of filings for the Merger Clearances (including without limitation by as to revenues per country) and any other approvals by governmental authorities is complete, accurate and not misleading in any material respects.

12.15	No Interferences

The Sellers and Clariant Corp. shall not, and shall cause their Affiliates not to, enter into any transaction, which may prevent, delay or interfere with the consummation of the transactions contemplated by this Agreement.

12.16	The Sellers covenant that they will make any legally required filings with the Chinese tax authorities in relation to the indirect sale of the Chinese subsidiary (be it under Circular 698 or otherwise) and will provide Purchasers with copies of such filings in case they have been made.

13.	PURCHASERS' REPRESENTATIONS

13.1	The Purchasers hereby jointly represent to the Sellers and Clariant Corp. in the form of an independent promise of guarantee (selbständiges Garantieversprechen) within the meaning of Section 311 of the German Civil Code (BGB) that the statements in Section 13.1(a) through Section 13.5, each as they related to the respective Purchasers' own affairs only, are true and correct as of the date of this Agreement and will be true and correct as of the Closing Date, unless it is specifically provided that a representation is made as of a different or additional date or dates, in which case the representation shall be true and correct as of such different or additional date or dates.

(a)	Corporate Status. German Purchaser is a limited liability company, in each case duly established and validly existing under the laws of the Federal Republic of Germany. US Purchaser is a corporation duly incorporated and validly existing under the laws of the state of Delaware, USA. UK Purchaser is a limited company, in each case duly incorporated and validly existing under the laws of England and Wales. Each of the Purchasers has the requisite capacity, power and authority (corporate and other) to enter into and execute this Agreement and any other agreements contemplated herein to which it is a party and to consummate the transactions contemplated herein.

(b)	Due Authorization. (i) All required approvals of any corporate bodies for the execution of this Agreement and the consummation of the Transaction are given, and (ii) such execution and consummation does not violate any provisions of their articles of association, certificate of incorporation, bylaws or equivalent constitutional document or any applicable law, regulation judgment, injunction or order binding on the relevant Purchaser, and (iii) there is no action, law suit, investigation or proceeding pending against or threatened in writing against, the relevant Purchaser before any court, arbitration panel or governmental authority which in any manner challenges or seeks to prevent, alter or delay the Transaction.

(c)	No Insolvency. As of the date hereof and as of the Closing Date, no insolvency proceedings (Insolvenzverfahren) under any applicable bankruptcy or insolvency laws have been opened in relation to the assets of the respective Purchaser. There are (i) no insolvency proceedings or insolvency investigations pending against the Purchasers and (ii) no insolvency proceedings or insolvency investigations threatened in writing against the Purchasers.

(d)	No Breach. The execution and delivery of, and the performance by any of the Purchasers of the Purchasers' obligations under this Agreement and the documents referred to herein to which the respective Purchaser is a party will not:

(i)	Result in a breach of, or constitute a default under, any instrument to which it is respectively a party or by which it is respectively bound and which is material in the context of the transactions contemplated by this Agreement;

(ii)	Result in a breach of any order, judgment or decree of any court or governmental agency to which it is respectively a party or by which it is respectively bound and which is material in the context of the transaction contemplated by this Agreement;

(iii)	Require it to obtain any consent or approval of, or give any notice to or make any registration with, any governmental or other authority which has not been obtained or made at the date of this Agreement, both on an unconditional basis and on a basis which cannot be revoked; and

(iv)	Result in a breach of any provision of its articles of association, by-laws or equivalent constitutional document or any shareholders' or partnership agreement for time being in force.

(e)	Binding Agreement. This Agreement and all other agreements executed or to be executed in connection therewith, including the Financing Documents, have been duly executed by the Purchasers and constitute the Purchasers' binding obligations, enforceable against them in accordance with the respective terms and conditions. The Vendor Loan Note Instrument will, upon its execution, be validly entered into and be and remain in full force and effect and the Vendor Loan Notes will, upon their issuance to the respective Sellers, be validly issued under the Vendor Loan Note Instrument and be and remain fully enforceable in accordance with their terms.

13.2	Financial Capability

(a)	As of the Closing Date, the Purchasers have sufficient funds irrevocably available (either in form of own funds or in form of committed equity or debt financing) to make all payments required under and in connection with this Agreement when due. The Purchasers undertake not to use such funds for any purpose which would prejudice their ability to use such funds other than for payment of the Purchase Price and the fees and expenses relating to the transactions contemplated hereunder.

(b)	True and complete copies of all agreements the Purchasers have entered into with third parties as of the date of this Agreement in connection with the Equity Financing and all material documents in connection with the debt financing of the transactions contemplated under and in connection with this Agreement (the "Financing Documents") are attached hereto as Exhibit 13.2(b). There are no other arrangements or agreements with respect to evidence of certainty of Equity Financing or Debt Financing. As of the date of this Agreement each of the Financing Documents are valid, binding and in full force and effect and not subject to any conditions other than as set forth therein.

13.3	Acquisition for Purchasers' Own Account

The Purchasers confirm that (i) they are purchasing the Sold Assets on their own account and not as an agent, intermediary or broker for any other person with respect to the Transaction and (ii) as at the date of this Agreement they have not received an offer, are not aware of any offer and are not in discussions with any other party that may lead to the sale in whole or in part, directly or indirectly, the Group Entities within six (6) months following the Closing Date.

13.4	The Purchasers confirm that, as at the date of this Agreement, they are not aware of any facts or circumstances which indicate that there has been a Business Representation Breach, which will give rise to Proceedings by the Purchasers against the Sellers.

13.5	Information on Merger Clearances and other Approvals

The information provided by the Purchasers to the Sellers on or prior to the date hereof concerning information provided by the Purchasers with respect to and in preparation of filings for the Merger Clearances (including without limitation by as to revenues per country) and any other approvals by governmental authorities is complete, accurate and not misleading in any material respects.

13.6	The Purchasers undertake to the Sellers to provide not less than thirty-three (33) days written notice to the Sellers of their good faith estimate of the Closing Date, to allow the Sellers to comply with their obligations pursuant to Section 7.

13.7	The Purchasers undertake to procure that Rhone Capital IV L.P. will not take any steps or action between the date of this Agreement and Closing that may cause a material impediment, delay or frustration of the Closing of the transactions contemplated by this Agreement. The Purchasers confirm that they are not aware of any transaction that the Purchasers or Rhone Capital IV L.P. or any of its portfolio companies are considering which if implemented could cause a material delay or impediment to Closing of the transaction contemplated by this Agreement.

14.	REMEDIES FOR BREACHES BY A SELLER OR CLARIANT CORP.

14.1	Remedies

(a)	Subject to the provisions of this Section 14, in case of

(i)	a Business Representation Breach;

(ii)	a Fundamental Representation Breach;

(iii)	an Interim Covenant Breach or any Pre-Closing Breach; or

(iv)	any other breach by the Sellers or Clariant Corp. of this Agreement, other than Proceedings pursuant to the Tax Indemnity, the Environmental Indemnity, the Leakage Indemnity and/or any Other Indemnity (an "Other Breach"),

the Seller concerned or Clariant Corp. (as the case may be) shall put the Purchasers or, at the election of the Purchasers, the Group Entity concerned, into the same position it would be in, if the breach had not occurred (Naturalrestitution). If and to the extent remediation in kind has not been effected by the respective Sellers or Clariant Corp. (as the case may be) within a period of thirty (30) Business Days after a written request for such remediation has been made by the Purchasers, the Purchasers shall be entitled to request from the respective Seller or Clariant Corp. (as the case may be) only compensation in cash (Schadensersatz in Geld) for any Losses incurred by the Purchasers or any Group Entity. Any payments made by a Seller or Clariant Corp. (as the case may be) pursuant to this Agreement shall be treated by the Parties as adjustments to the Purchase Price except as otherwise required by applicable law or, in respect of any Leakage Claim, for the purposes of Section 14.5(c)(iii).

(b)	Exemption for Fundamental Representation Claims. Save for Sections 14.2(a) (Pro-rata), 14.3(a)(v) (Change of Law), 14.3(a)(iii) (Recovery from Third Parties) and 14.3(a)(vii) (Breach of Procedure), the provision of Sections 14.2 (General Rule) and 14.3 (Limitations) shall not apply to a breach of the Fundamental Representations.

(c)	Exemption for Tax Representation Claims. With regard to Tax Representation Claims Section 16.4(a) applies.

(d)	No Application to Tax Indemnity, Environmental Indemnity, Other Indemnity. For the avoidance of doubt, the remedies for Tax Indemnities are dealt with in Section 16 (Tax Indemnity) which shall replace Section 14.1 (Remedies for Breaches), Sections 14.2, 14.3 and Section 14.4 (Procedures) with respect to Tax Indemnities. Sections 14.1, 14.2(b), 14.3 and Section 14.4 shall likewise not apply to the Environmental Indemnity to which Section 17.1 (Environmental Indemnity) shall apply in this regard. Sections 14.1, 14.2(b) (Computation of Losses), 14.3(a)(ii) (Specific Provisions) and Section 14.3(a)(vi) (Disclosure) shall not apply to any Other Indemnity to which Sections 17.2 through 17.6 (Other Indemnities) shall apply in this regard. For the avoidance of doubt any exclusion of Section 4.1 for purpose of this Section 14.1(d) shall not exclude this Section 14.1(d) itself.

(e)	Exemption for Interim Period Breaches and Pre-Closing Breaches and Other Breaches. The provision of Sections 14.3(a)(ii) (Specific Provision), 14.3(a)(iii) (Third Party Rights) and 14.3(a)(vi) (Disclosure) shall not apply to Interim Covenant Breaches and other Pre-Closing Breaches.

(f)	Leakage Claims. Save for Section 14.2(a) (Pro Rata), Leakage Claims are dealt with in Section 15 (Leakage), which shall replace Section 14.1 to Section 14.4 in respect of Leakage Claims.

14.2	General Rules - Pro-rata principle, Computation of Losses

(a)	Pro-rata principle. Any Losses incurred at the level of a Group Entity which is not (directly or indirectly) wholly owned by the concerned Seller shall be taken into account only on a pro rata basis in proportion to the direct or indirect shareholding of the concerned Seller (durchgerechnete indirekte Beteiligung) as of the Closing Date.

(b)	Computation of Losses. The present value of any benefits received by the Purchasers or the Group Entities (including, without limitation, avoided Losses, and increases in the value of any asset owned by the Group Entities (Abzug neu für Alt)) shall be deducted for the purpose of computing any Losses (Vorteilsausgleich) in accordance with Section 252 of the German Civil Code (BGB);

14.3	Limitations of Liability for Breach or Indemnification

(a)	Limitation of Claims. Subject to the limitations pursuant to Sections 14.1(b) to 14.1(f) the Sellers and Clariant Corp. shall not be liable under this Agreement if and to the extent:

(i)	either the Purchasers, or (following the Closing Date) the Group Entities or their respective Representatives have caused or participated knowingly and deliberately in causing (verursacht oder mitverursacht) or to the extent they have knowingly and deliberately aggravated (x) any breach under this Agreement or (y) the facts and circumstances underlying any indemnity or (z) any Losses resulting from (x) or (y) or failed to mitigate Losses pursuant to Section 254 of the German Civil Code (BGB) shall apply (Aggregation);

(ii)	the subject matter underlying the breach or the indemnity has been taken into account in the Financial Statements as a specific write-off (Abschreibung), value adjustment (Wertberichtigung), specific liability (Verbindlichkeit) or specific provision (Rückstellung) (Specific Provisions);

(iii)	the Losses are recovered or recoverable from a third party (including from an insurance policy but excluding any of the Group Entities); in the case of a recoverable Loss the following shall apply: if and to the extent payments from the relevant third party are not obtained by the Purchasers despite using reasonable best efforts, within ten (10) months as of the earlier of (x) the relevant event causing the Loss or (y) the first written communication by the Purchasers to such third party, then the respective payment claim against the third party shall no longer be taken into account for the determination of the Losses and the Sellers and Clariant Corp., respectively, shall satisfy the remaining obligation, if any, against (Zug-um-Zug) assignment by the Purchasers, or the relevant Group Entity, of 100% (in words: one hundred percent) of the existing claims against the third party and the provision of all relevant documentation and assistance reasonably required to enforce the claims against the third party (Section 14.4(b) to apply mutatis mutandis) (Third Party Recovery);

(iv)	for the avoidance of doubt, any claim is excluded or limited as set out in Section 20.15(b) (Project Ironman);

(v)	the Losses result from or are increased by the passing of, or any change in, after the date of this Agreement, any applicable law, statute, ordinance, rule, regulation, common law rule or administrative practice of any relevant government, governmental department, agency or regulatory body including (without prejudice to the generality of the foregoing) any increase in the rates of Taxes or any imposition of Taxes or any withdrawal of relief from Taxes not actually in effect as of the date of this Agreement (Changes of law);

(vi)	the matter has been Disclosed to the Purchasers or the Purchasers have knowledge (within the meaning of Section 1.2(i)) thereof (Disclosure); or

(vii)	the Losses were caused or increased by the Purchasers' failure (in any material respect) to comply with the obligations under Section 14.4 which remains unremedied (Procedure).

14.4	Procedures

(a)	Claims Notice; Access to Information. If the Purchasers or any Group Entity becomes aware after the date of this Agreement of any facts or circumstances which reasonably indicate that there has been a breach of this Agreement or which may reasonably give rise to any Proceedings under this Agreement against the Sellers, the Purchasers shall give the Sellers and Clariant Corp. written notice thereof no later than twenty (20) Business Days following the discovery of such facts and circumstances (the "Claims Notice"). The Claims Notice shall state in reasonable detail the nature of the alleged breach and claim, respectively, and, to the extent feasible, the amount of Losses resulting therefrom (or, in case of an indemnity claim) covered thereby. To the extent reasonably required by the Sellers and Clariant Corp. to assess the alleged breach and claim, respectively, and the resulting (or covered) Losses, the Purchasers shall provide, and shall cause the Group Entities, having received reasonable notice, to provide to such Sellers, Clariant Corp. and their professional advisors (i) access during normal business hours to their relevant books, records and assets, premises, employees and management (as a reasonably required), as well as (ii) copies of relevant documents and other information in each case as are reasonably and required. The Parties hereby agree that any claim notice that the Purchasers notify by way of a Claims Notice to the Sellers and Clariant Corp. shall (if it has not previously been satisfied, settled or withdrawn) cease to exist (erlöschen) if the Purchasers do not initiate, within six (6) months following the receipt of the Claims Notice by the Sellers and Clariant Corp., court proceedings against the Seller concerned (or Clariant Corp. as the case may be) in accordance with Section 20.14, any earlier time limitation (Verjährung) shall remain unaffected. Subject to Section 14.3(a)(vi) and excluding the preceding sentence, failure by the Purchasers to follow the claim procedures set out in this Section 14.4(a) shall not in and of itself prejudice the rights of a Purchaser to make a claim and is without prejudice to the Sellers and Clariant Corp. rights pursuant to Section 14.1.

(b)	Third-Party Claims. If the facts and circumstances which reasonably indicate that a (a) breach of this Agreement has occurred or (b) which may give rise to any Proceeding under this Agreement raise the concern (i) that a third party (including, without limitation, any Authority (whether competent or not) may have or raise a claim against a Group Entity or the Purchasers, or (ii) that an audit or examination is being or will be conducted by any Authority (whether competent or not) (each ((i) and (ii)) a "Third-Party Claim"), the Purchasers shall, without prejudice to its obligations under Section 14.2(a), provide, and shall cause the Group Entities to provide to the Sellers and Clariant Corp., together with the Claims Notice or as soon as possible thereafter, copies of all documents reasonably required that set forth the Third-Party Claim and its underlying facts and circumstances. The Purchasers shall defend or settle each Third-Party Claim in consultation with the Sellers and Clariant Corp. and taking the Sellers' and Clariant Corp.'s reasonable requests into account and shall keep the Sellers and Clariant Corp. informed of such proceedings (to the fullest extent that is reasonable). If legally permitted and requested by the Sellers and/or Clariant Corp. in respect of claims relating to a Business Representation and/or a Fundamental Representation or Other Breach or indemnity claims pursuant to Section 17.4 (Tecpro Holding) (an "Assumed Claim"), the Purchasers shall give the Sellers and Clariant Corp. the opportunity to defend or settle such Assumed Claim, at their sole discretion. To the extent the Sellers and/or Clariant Corp. choose not to defend the claim directly by proxy, the Purchasers shall defend or settle the Assumed Claim upon the request and in accordance with the reasonable instructions by the Sellers and/or Clariant Corp. The Sellers and Clariant Corp. shall be entitled to participate in and direct all negotiations and correspondence with the third party and to appoint and instruct counsel in respect of the Assumed Claim. No action by the Sellers and Clariant Corp. or any of their respective Representatives in connection with the defense shall be construed as an express or implied acknowledgement (Anerkenntnis) that a breach has occurred (or that an indemnity claim has been triggered under this Agreement) or of the underlying facts and circumstances of the alleged breach (or indemnity). All costs and expenses incurred by the Sellers or Clariant Corp., as well as, in the case of an instruction of the Purchasers, the reasonable costs and out-of-pocket expenses of the Group Entities and the Purchasers in defending the Third-Party Claim shall be borne by the Sellers or by Clariant Corp. (as the case may be). If and to the extent the applicable court or arbitral panel determines that no breach has occurred (or no indemnity exists), any costs and expenses reasonably incurred by the Sellers or Clariant Corp. in connection with the defense (including reasonable external advisors' fees) shall be borne by the Purchasers. The Purchasers shall be kept informed (to the fullest extent reasonable) of, and consulted about, such litigation or proceeding of an Assumed Claim for which the Sellers and/or Clariant Corp. have assumed the defense. Regardless of whether the Sellers or Clariant Corp. elect to defend the Third-Party Claim themselves or not, the Purchasers shall (and shall cause the Group Entities to) cooperate (to the fullest extent that is reasonable) with the Sellers and Clariant Corp. as requested by the Sellers and Clariant Corp. for the purpose of avoiding, disputing, defending, appealing, compromising or contesting the Third-Party Claim and shall (and shall cause the Group Entities to) (1) provide to the Sellers and Clariant Corp. and its professional advisors access during normal business hours to the relevant books, records, assets, premises, employees and their management (as well as copies of relevant documents and other information) as is reasonably requested and required, (2) afford the Sellers and Clariant Corp. reasonable opportunity to comment on and discuss with the Purchasers and the Group Entities any actions which are necessary or appropriate to be taken or omitted for the defense of the Third-Party Claim, (3) afford the Sellers and Clariant Corp. the opportunity to comment on and review any reports and documents to the extent permissible by law and regulation, (4) deliver to the Sellers and Clariant Corp. without undue delay copies of all relevant orders (Bescheide), decisions, filings, motions and other documents of any court, authority or party to the conflict, (5) diligently conduct the defense (to the extent not controlled by the Sellers and Clariant Corp.) in order to mitigate Losses the fullest extent possible, and (6) not acknowledge or settle the Third-Party Claim without the Sellers' and Clariant Corp.'s prior written consent, such consent not to be unreasonably withheld or unreasonably delayed. Any costs and expenses incurred by the Purchasers and the Group Entities in connection with the cooperation or defense, to the extent not instructed by the Sellers, shall be borne by the Purchasers, except for any Losses to be indemnified by the Sellers and Clariant Corp. in accordance with this Agreement. For the avoidance of doubt, nothing in this Section 14.4(b) shall be construed as a right of the Sellers or Clariant Corp. to force the Purchasers or the Group Entities to sue any regulatory Authority.

(c)	Any rights and obligations of the Purchasers under Sections 14.4(a) and 14.4(b) shall only be against such Party which may be liable for the respective breach or indemnity or be otherwise concerned and (ii) any rights and obligations of the Sellers and Clariant Corp. under Sections 14.4(a) and 14.4(b) shall only be with the Party which may be liable for the respective breach or indemnity be otherwise concerned.

14.5	Limitations of the Sellers' and Clariant Corp.'s Liability

(a)	De Minimis Amount. The Sellers and Clariant Corp. shall not be liable, unless:

(i)	in case of a Business Representation Claim (other than a Compliance Representation Claim, an Ironman Claims Representation Claim, or Tax Representation Claim or claim relating to an Affiliate Agreement Representation Breach) Losses resulting from a particular Business Representation Breach exceed an amount of EUR 150,000 (in words: Euro one hundred and fifty thousand) (the "De Minimis Amount");

(ii)	in case of a Compliance Representation Claim, Losses resulting from the individual Compliance Representation Breach exceed an amount of EUR 100,000 (in words: Euro one hundred thousand);

(iii)	in case of an Other Environmental Claim, the respective individual claim for indemnity exceeds an amount of EUR 100,000 (in words: Euro one hundred thousand); and

(iv)	in case of a Tax Claim, such respective liability resulting from the individual Tax Claim exceeds in the aggregate an amount of EUR 25,000 (in words: Euro twenty five thousand).

(b)	Deductible Amount. The Sellers and Clariant Corp. shall be liable for all Business Representation Claims (other than a Compliance Representation Claim, an Ironman Claims Representation Claim, or Tax Representation Claim or a claim relating to an Affiliate Agreement Representation Breach) which have exceeded the De Minimis Amount only to the extent the aggregate amount of such Losses exceeds EUR 2,000,000 (in words: Euro two million), in which case only the excess amount shall be recoverable (Freibetrag).

(c)	Caps.

(i)	Sellers' General Caps. The Sellers' aggregate liability for Business Representation Breaches, breaches of Interim Period Covenants, Pre-Closing Covenants, for Tax Claims and for Other Indemnity Claim (except for EEG Claims and Identified Regulatory Claims) shall not exceed the aggregate maximum amount of EUR 30,000,000 (in words: Euro thirty million) (the "General Aggregate Cap"), provided that (y) Clariant Produkte's aggregate individual liability for such claims shall be limited to 50% (in words: fifty percent) of such General Aggregate Cap, and (z) Ashland's and Ashland International Holdings' joint aggregate liability for such claims shall be limited to 50% (in words: fifty percent) of such General Aggregate Cap.

(ii)	EEG Cap. The Sellers' aggregate liability for all EEG Claims shall not exceed the aggregate maximum amount of EUR 11,000,000 (in words: Euro eleven million) (the "EEG Cap") provided that (y) Clariant Produkte's aggregate individual liability for such claims shall be limited to 50% (in words: fifty percent) of such EEG Cap, and (z) Ashland's and Ashland International Holdings' aggregate liability for such claims shall be limited to 50% (in words: fifty percent) of such EEG Cap.

(iii)	Overall Cap. The Sellers' and Clariant Corp.'s aggregate liability under or in connection with this Agreement (including liability for all Business Representations Claims and Fundamental Representations Claims, for breaches of any other provisions of this Agreement, Tax Claims, the liability for any Other Indemnity, except only for Leakage Claims) shall in any event not exceed the aggregate maximum amount of 100% (in words: one hundred percent) of the Purchase Price, provided that (y) each Sellers' individual aggregate liability shall be limited to an amount equal to (A) the cash portion of the Sold Shares Purchase Price actually received by it plus (B) the principal amount of Vendor Loan Notes issued to it on the date of issuance, and (z) Clariant Corp.'s individual aggregate liability shall be limited to 100% (in words: one hundred percent) of the Tecpro Holding Credit Facility Purchase Price (A) actually received by Clariant Corp. in cash plus (B) the principal amount of Vendor Loan Notes issued to it on the date of issuance.

(iv)	Leakage Cap. The Sellers' aggregate liability for all Leakage Claims shall not exceed an aggregate amount equal to the Leakage actually received by or actually benefitted to, in cash or kind, all Sellers and members of the Sellers' Groups and (y) Clariant Produkte's aggregate individual liability for Leakages shall be limited to an aggregate amount equal to the Leakages actually received, in cash or kind, by it and members of its Clariant Group, and (z) Ashland's and Ashland International Holdings' aggregate liability for Leakages shall be limited to an aggregate amount equal to the Leakages actually received, in cash or kind, by them and members of the Ashland Group.

(v)	For the avoidance of doubt, Section 20.15 shall apply.

(vi)	To the extent the amounts paid or payable by the Seller and/or Clariant Corp. under or in connection with this Agreement exceed the cash proceeds received by the Sellers or Clariant Corp. (as appropriate), each of the Sellers and Clariant Corp. shall be entitled to set off or assign their Vendor Loan Notes to satisfy the balance of such Purchasers' Claims (and the Purchasers shall procure that the Vendor Loan Notes may be set off and assigned in such way). In such case the Vendor Loan Notes are to be valued at their maximum redemption value as if maturing on the date of such set off for purposes of the caps under this Section 14.5(c).

(d)	Limitation Periods.

(i)	Any Tax Claims shall become time-barred (verjähren) upon expiry of sixty (60) days following the later of (i) the expiration of the relevant statute of limitations in the relevant jurisdiction and (ii) any binding non-appealable assessment of Tax on any Group Entity by any Tax Authority unless in either case written notification referred to in Section 16.1 has been made by the Purchasers before such time.

(ii)	Any claims of the Sellers under Section 16 shall become time-barred (verjähren) upon expiry of six (6) months after the notification by

(A)	the Sellers to the Purchasers of any claim of the Sellers arising under Section 16 (other than Section 16.2(a)); and

(B)	the Purchasers to the Sellers of any claim of the Sellers arising under Section 16.2(a).

(iii)	Any Business Representation Claims (other than Compliance Representation Claims or Tax Claims), Interim Covenant Claims, other Pre-Closing Claims and Leakage Claims shall become time-barred (verjähren) on the date falling eighteen (18) months after the Closing Date.

(iv)	Any other Proceedings by the Purchasers against the Sellers and/or Clariant Corp. (including Fundamental Representations Claims, Compliance Representation Claims, Other Indemnity Claims and Other Breach Claims) shall be time-barred (verjähren) at the latest on the fifth (5th) anniversary of the Closing Date.

(v)	Section 203 of the German Civil Code (BGB) shall not apply.

(e)	No Double Counting. There shall be no double counting or double recovery for any claims (relating to the same subject matter) made by any of the Purchasers and/or for remedies provided by the Sellers and/or Clariant Corp. under or in connection with this Agreement.

14.6	No Additional Rights or Remedies

(a)	The remedies which the Purchasers may have against the Sellers and/or Clariant Corp. for a breach of the Agreement shall solely be governed by this Agreement and shall be the exclusive remedies available to the Purchasers. To the extent permitted by law, any claims and remedies other than those explicitly provided for in this Agreement, regardless of their nature, amount or legal basis, are hereby expressly waived and excluded.

(b)	Without limiting the generality of the preceding sentence, (i) any right of the Purchasers to lower the Purchase Price (Minderung), to withdraw (Rücktritt) from this Agreement or to require the winding up of the transaction contemplated hereunder on any other legal basis (e.g., by way of großer Schadenersatz), (ii) any claims for breach of pre-contractual obligations (culpa in contrahendo) including but not limited to claims arising under Sections 241 (2), 311 (2) (3) of the German Civil Code (BGB), (iii) any claims for breach of ancillary obligations (Nebenverpflichtungen), including but not limited to claims under Sections 241, 280 of the German Civil Code (BGB), (iv) any rights of the Purchasers based on frustration of contract pursuant to Section 313 of the German Civil Code (BGB) (Störung der Geschäftsgrundlage), and (v) all remedies of the Purchasers for defects of the purchase object under Sections 437 through 441 of the German Civil Code (BGB) and for specific performance are hereby expressly excluded and waived by the Purchasers.

14.7	Determined Claims. Any claims by the Purchasers against a Seller or Clariant Corp. pursuant to this Agreement which have been acknowledged (anerkannt) in writing by such Seller or Clariant Corp. or have been established by a final decision (rechtskräftig festgestellt) of a competent court (Gericht) or competent arbitral tribunal (Schiedsgericht) or a Neutral Expert in Section 4.7(b) or 5.1(f) or the Environmental Expert pursuant to Section 17.1 shall be satisfied first in cash up to the cash consideration (cash portion of the Purchase Price received upon Closing plus cash proceeds received on the principal amount of the Vendor Loan Notes) actually received by each Seller or Clariant Corp. (as appropriate) and once all such cash proceeds are exhausted thereafter by set-off or assignment of claims under the Vendor Loan Note Instruments (with Purchasers undertaking to procure that such set-off and assignments may be made and assuming such Vendor Loan Notes have a maximum redemption value as if maturing on the date of such set off or assignment). Otherwise such claims may only be set-off if the rights or claims to be set-off (including, for payment claims, the amount) have been acknowledged (anerkannt) in writing by a Purchaser or have been established by a final decision (rechtskräftig festgestellt) of a competent court (Gericht) or competent arbitral tribunal (Schiedsgericht) or a Neutral Expert in Section 4.7(b) or 5.1(f) or the Environmental Expert pursuant to Section 17.1.

15.	LEAKAGE

15.1	Warranty and Undertakings

Each of the Sellers:

(a)	warrants to the Purchasers that from (but excluding) the Locked Box Date to (and including) the date of this Agreement, there has been; and

(b)	undertakes to the Purchasers to procure that from the date of this Agreement to (and including) the Closing Date, there will be,

no Leakage to it or for its benefit or to or for the benefit of a member of such Seller's Group provided that the Sellers shall have no liability to the Purchasers under Sections 15.1 or 15.2 if Closing does not occur.

The Parties agree that the rights pursuant to Section 15.3 are the sole remedy in case of such Leakage.

15.2	Notification of Leakage

Without prejudice to Section 6.1(d), each Seller severally undertakes to the Purchasers to notify the Purchasers in writing as soon as is reasonably practicable upon becoming aware (positive Kenntnis) of any receipt of the benefit of Leakage by any Seller or any member of any Seller's group from (but excluding) the Locked Box Date to (and including) the Closing Date.

15.3	Payment and Adjustment for Leakage

(a)	Subject to Section 15.4 if any Leakage is notified or comes to the attention of the Purchasers on or prior to Closing then, subject further to such Leakage not having been remedied and the relevant Seller (the "Relevant Seller") agreeing in writing that Leakage has occurred and agreeing the amount of such Leakage applicable to such Relevant Seller (an "Agreed Leakage Amount"), the Purchasers shall be entitled to reduce the proportion of the Purchase Price to be paid to the Relevant Seller pursuant to Section 4 by the full amount of such Agreed Leakage Amount (and the payment of the amount of the Purchase Price so reduced shall be an absolute discharge of the Purchasers' obligations hereunder in respect of the Purchase Price to be paid to the Relevant Seller pursuant to this Agreement).

(b)	Subject to Section 15.4 if any Leakage is notified or comes to the attention of the Purchasers after Closing which has been incurred to the period from (but excluding) the Locked Box Date to (and including) the Closing Date (other than any Agreed Leakage Amount which has been taken into account in the determination of the Purchase Price pursuant to Section 4) the relevant Seller who receives or benefits from (or whose group receives or benefits from) such Leakage shall upon actual receipt of such benefit on demand by the Purchasers pay to the Purchasers by way of adjustment to the Sold Shares Purchase Price an amount in cash equal to the amount of such Leakage, unless – and to the extent – the Leakage has otherwise been remedied.

15.4	In the event of Leakage falling under (e) to (g) of the definition of Leakage, each Seller shall pay pursuant to Section 15.3, its Pro-Rata Share of the Leakage. "Pro Rata Share", shall mean in relation to Clariant Produkte a 50% (in words: fifty percent) share and in relation to any Ashland and Ashland International Holding, their respective pro rata share based on the proportion that the Purchase Price receivable by each of them pursuant to this Agreement bears to the aggregate amount of Purchase Price receivable by all Sellers pursuant to this Agreement, provided, however, that Clariant Produkte shall be entitled to or be obliged to pay (as applicable) 100% (in words: one hundred percent) of the amounts insofar as they relate only to Tecpro Holding.

15.5	The Sellers acknowledge that to the extent that either (i) the engagement letters entered into by a Group Entity with the professional advisers in connection with the Transaction (with details of the fees chargeable comprising the Disclosed Transaction Costs) are novated prior to Closing and/or (ii) such fees are not settled by the Sellers, all such fees incurred by the advisers from the Locked Box Date to the Closing Date shall be deemed as Agreed Leakage Amount.

16.	TAX INDEMNITY

16.1	Tax Indemnification

Subject to and in accordance with Section 20.15, the Sellers shall pay at the Purchasers' discretion, either to the relevant Group Entity or to the Purchasers (i) the amount of any Relevant Taxes (a "Tax Indemnification Claim"); and (ii) any Relevant Taxes arising from any Tax Representation Breach (a "Tax Representation Claim") together with any reasonable external advisor costs and expenses properly incurred by the Purchasers or the relevant Group Entity in connection with making a successful Tax Indemnification Claim, but in any case only

(a)	to the extent that the Relevant Taxes or the liability to Taxes giving rise to a Tax Representation Claim have not been paid to the competent Tax Authority prior to the Locked Box Date;

(b)	to the extent that the Relevant Taxes or the liability to Taxes giving rise to a Tax Representation Claim are not the result of any change in law or in the generally published interpretation or practice of any Tax Authority coming into force after the Locked Box Date;

(c)	to the extent that the Relevant Taxes or the liability to Taxes giving rise to a Tax Representation Claim are not the result of (i) any change in the accounting and taxation principles or practices of any of the Group Entities or any successor to all or parts of their business (including the methods of submitting Tax Returns) introduced after the Closing Date except where any such change is required by law or generally accepted accounting principles relevant for Tax purposes, or (ii) any transaction, action or omission (including the change in the exercise of any Tax election right, the approval or implementation of any reorganization measure or the sale of any asset) taken by the Purchasers or the relevant Group Entity or any successor to all or parts of their business after the Closing Date other than any transaction, action or omission as a result of a binding obligation or commitment entered into by a Group Entity prior to the Closing Date;

(d)	to the extent the Relevant Taxes or the liability to Taxes giving rise to a Tax Representation Claim are not caused or increased by any failure of the Purchasers to comply with any of their covenants or obligations set forth in this Section 16; and

(e)	to the extent that the Relevant Taxes or the liability to Taxes giving rise to a Tax Representation Claim are not specifically and expressly taken into account in computing the Final Tax Adjusting Amount.

Where the Relevant Taxes relates to Tecpro Holding, references to Locked Box Date in Section 16.1(a) to (e) shall be read as references to Closing Date.

If and to the extent the Sellers directly or indirectly hold less than 100% (in words: one hundred percent) of the relevant Group Entity, the Tax Claim shall be limited to the total amount to be indemnified multiplied by Sellers' direct or indirect shareholding percentage.

Any payment on the Tax Claim shall be due and payable within ten (10) Business Days after the Sellers have been notified in writing by the Purchasers about the payment obligation and the corresponding payment date and the circumstances giving rise to the payment obligation pursuant and in accordance with this Agreement and have received, where available, a copy of the relevant Tax assessment notice of the competent Tax Authority, but in no case earlier than two (2) Business Days before the Tax to be indemnified has to be paid to the Tax Authority so as to avoid any liability to interest and/or penalties. On a reasonable request of a Seller the Purchasers shall provide to such Seller (with copy to the other Sellers) any relevant document or data which may enable such Seller to review the validity of the indemnification request. On reasonable request of a Seller the Purchasers shall, where permitted by law, procure that the relevant Group Entity applies for a deferred payment date. If a Tax case is still open but Taxes are due and payable any indemnification payment shall be considered as an advanced payment to the Purchasers. If subsequently the Tax for which the advanced payment has been made is reduced again by way of Tax assessment or otherwise lowered the difference between the higher advance payment and the lower Tax liability shall be without undue delay reimbursed by the Purchasers to the Sellers (and, for the avoidance of doubt, Section 16.2 shall not apply to such amounts).

16.2	Corresponding Savings, Over-Provisions and Refunds

(a)	If, after the Closing Date, the Purchasers or any Group Entity become(s) aware that:

(i)	any Relevant Taxes or the liability to Taxes which gives rise to a Tax Representation Claim which has resulted in a payment being made by (or becoming due from) the Sellers under this Section 16 has given rise to a corresponding Tax saving for a Group Entity (a "corresponding saving"); or

(ii)	the Locked Box Date Tax Accrual specifically and expressly taken into account in computing the Final Tax Adjusting Amount is an over-provision (other than to the extent the over-provision would arise or be increased as a result of any retrospective change in the law after Closing); or

(iii)	any of the Group Entities or any successor to all or parts of their business is entitled to any refund of Taxes by cash payment, set-off, deduction or otherwise relating to, in the case of Group Entities (other than Tecpro Holdings), the Locked Box Date Tax Period and, in the case of Tecpro Holdings, the Pre-Closing Tax Period, to the extent it has not specifically and expressly been taken into account in computing the Final Tax Adjusting Amount, the Purchasers shall promptly give details of such corresponding saving, over-provision or Tax refund by written notice (together with any relevant information) to the Sellers.

(b)	Notwithstanding the provisions of Section 16.2(a), the Sellers may at any time instruct the relevant Group Entity's auditors to determine in writing (together with any relevant information) the extent of any corresponding saving referred to in Section 16.2(a)(i) or any over-provision referred to in Section 16.2(a)(ii).

(c)	If such auditors referred to in Section 16.2(b) determine that a corresponding saving or over-provision has arisen or the Purchasers have given written notice in accordance with Section 16.2(a), an amount equal to the value of such corresponding saving, over-provision or Tax refund when actually obtained (and, in the case of corresponding savings, utilized) by any Group Entity (less any reasonable external advisor costs and expenses properly incurred by the Purchasers in obtaining a Tax refund);

(i)	shall be set-off against any payment then due from the Sellers to the Purchasers under this Section 16; and

(ii)	to the extent there is any excess, it shall promptly be repaid by the Purchasers to the Sellers.

16.3	Cooperation on Tax Matters

(a)	General. The Purchasers shall (and shall procure that the Group Entities do) fully cooperate with the Sellers, and their advisors in connection with any Tax matter (including for the avoidance of doubt the amendment or termination of any profit and loss transfer agreement existing between Group Entities at the date of this Agreement) relating to, in the case of Group Entities (other than Tecpro Holding) the Pre-Locked Box Date Tax Period and in the case of Tecpro Holding, the Pre-Closing Tax Period including, without limitation, any inquiry, examination, audit, investigation, negotiation, dispute, appeal or litigation with respect to such period. The Purchasers shall (and shall procure that the Group Entities do) keep and make available to the Sellers all books, records and information relating (wholly or partly) to or which may be relevant for the Pre-Locked Box Date Tax Period or the Pre-Closing Tax Period (as appropriate) and give the Sellers notice prior to transferring, discarding or destroying any such books, records or information and allow the Sellers to take possession of any such books, records or information.

(b)	Tax Returns. The Purchasers shall prepare and file, or cause the Group Entities to prepare and file, at the Purchasers' expense all Tax Returns. The Purchasers shall procure that (i) any Tax Returns are filed when due and shall procure that the Tax Returns shall be prepared in accordance with past practice and applicable laws (including prior Tax elections and accounting methods or conventions made or utilized by such Group Entity), (ii) any Tax Returns are forwarded at least twenty (20) Business Days prior to filing to the Sellers for review and comments, (iii) any Tax Returns are not filed without the prior written consent of the Sellers (not to be unreasonably withheld or unreasonably delayed) and shall be amended in accordance with the Sellers' instructions, and (iv) any Tax Returns are not amended or changed without the prior written consent of the Sellers (not to be unreasonably withheld or unreasonably delayed). Notwithstanding anything to the contrary in this Section 16.3(b), (i) ASK Holding shall adopt the interim closing of the books method under Section 706 of the IRC for allocating income with respect to the taxable year of ASK Holding that includes the Closing Date, (ii) at the written request of the Sellers made on or before the date which falls one hundred and twenty (120) days after the Closing Date, the German Purchaser shall make, or cause to be made, an election pursuant to Section 338(g) of the IRC with respect to the acquisition of the ASK Germany Shares and each direct or indirect Subsidiary of ASK Germany that the Sellers shall designate (provided that a Section 338(g) election can validly be made with respect to such Subsidiary), (iii) no election shall be made under Section 338(g) of the IRC with respect to the acquisition of the Tecpro Holding Shares or the ASK Germany Shares or with respect to any of their Subsidiaries without the written consent of the Sellers (such consent, in the case of an election with respect to ASK Germany or its Subsidiaries, not to be unreasonably withheld), and (iv) the Purchasers shall be entitled to make, or to cause any Group Entity to make, an election under Section 754 of the IRC with respect to the taxable year that includes the Closing Date. The Purchasers shall not be obliged to comply with any request of the Sellers in connection with elections under Section 338(g) of the IRC referred to in this paragraph where the making of any such election could give rise to a material liability for Taxes (including any reduction in available tax benefits) for the Purchasers or any person having a direct or indirect interest in the Purchasers, provided that in determining whether any material liability for the Purchasers or any such person shall result, the Sellers and the Purchasers shall, acting reasonably in good faith, cooperate in making such determination and in finalizing any election under Section 338(g) of the IRC referred to above in a timely manner (and, in any event, before the latest date on which such election may be validly made). In particular, the Sellers and the Purchasers shall provide to the other party any information that the other party may reasonably request in connection with any election under Section 338(g) of the IRC (and, in particular, the Sellers shall provide to the Purchasers copies of duly filed Forms 5471 in respect of each Group Entity with respect to which a Form 5471 was required to be filed for the years 2011 and 2012 to the extent such forms have been filed). The Sellers and the Purchasers shall fully cooperate with each other in finalizing the Tax Returns referred to in this Section 16.3(b).

Nothing contained herein shall require the Purchasers or the Sellers to divulge confidential information to the other party.

(c)	Tax Proceedings.

(i)	The Purchasers shall as soon as reasonably practicable notify the Sellers of any announcement and commencement of any Tax Proceeding. The notification shall be made in writing and promptly after the Purchasers and/or the relevant Group Entity becomes aware of such event and shall contain full factual information describing the object of the Tax Proceeding and, where possible, the amount of a potential Tax liability in reasonable detail and shall include copies of any assessment notice or other document received from any Tax Authority related to the potential Tax liability. On the reasonable request of a Seller, the Purchaser shall procure that such Seller (with a copy to all other Sellers) obtains any document or information (including any books and records) which may be relevant for the Sellers in this respect.

(ii)	The Purchasers shall, and shall procure that the relevant Group Entity does, (i) ensure that the Sellers or a counsel of their own choice or their representatives are given the opportunity to participate in (including the participation in all meetings with the Tax Authorities) any Tax Proceeding which takes place after the Closing Date, (ii) upon the request by the Sellers file objections or other appeals against Tax assessments or challenge and litigate any Tax assessment or other decision of any Tax Authority if and to the extent it is related to the Relevant Taxes and (iii) comply with any lawful instructions given by the Sellers in relation to the conduct of any Tax Proceeding referred in (i) and (ii) above. If the Sellers elect by a written request to lead Tax Proceedings on their own or through a counsel of their own choice, the Purchasers shall authorize, and shall cause the Group Entities to authorize, (by power-of-attorney and such other documentation as may be necessary or appropriate) the designated representative of the Sellers to represent the Purchasers and/or the relevant Group Entities or any successor to all or parts of their business in the Tax Proceedings. In any case, neither the Purchasers nor any of the Group Entities or any successor to all or parts of their business are entitled to furnish any information relating to Tax Proceedings to any third party (including the Tax Authorities), settle any Tax Proceeding, or let any Tax Proceeding become time-barred, in each case without the prior written consent of the Sellers (not to be unreasonably withheld or unreasonably delayed).

(iii)	The Sellers shall indemnify a Group Entity from any reasonable external advisor costs and expenses properly incurred by such Group Entity in taking the actions prescribed in Sections 16.3(c)(i) and (ii) above, provided that the Sellers have given their written consent to the assignment of such external advisor in respect of the respective action, which consent shall not be unreasonably withheld.

(d)	The Purchasers will not have any obligations under Section 16.3(c)(ii) to the extent that it would involve the Purchasers or a Group Entity conducting Tax Proceedings beyond the first appellate body (excluding the Tax Authority in question) in the jurisdiction concerned unless Tax counsel appointed jointly by the Sellers and the Purchasers (at the Sellers sole cost and expense), having due regard to the quantum of the Taxes in question and the technical issues pertinent thereto, confirms that it would be reasonable for the Sellers to pursue that course of action; or (ii) if, the Purchasers acting reasonably and in good faith considers that any course of action requested by the Sellers is materially prejudicial to the business or commercial interests of the Purchasers or any relevant Group Entity.

(e)	Change of Accounting Periods. The Sellers will co-operate with the Purchasers in changing the fiscal year end of ASK Germany if the Purchasers so request in writing.

(f)	Certain Post-Closing Actions

(i)	The Purchasers covenant that they shall not cause or permit any Group Entity to:

(A)	make any election pursuant to Treas. Reg. sec. 301.7701-3 that is effective on or before the day after the Closing Date;

(B)	take any action through the end of the calendar year which includes the Closing Date other than in the ordinary course of business, including the distribution of any dividend or the effectuation of any redemption; or

(C)	make any other election with respect to Taxes for a Pre-Closing Tax Period,

in each case that could give rise to any liability for Taxes (including any reduction in available foreign tax credits) of the Sellers or any of their Affiliates with respect to any Pre-Closing Tax Period.

(ii)	Notwithstanding anything contained in this Section 16.3(f) to the contrary, if pursuant to Section 16.3(c)(ii), the Sellers have requested the German Purchaser to make (or cause to be made) an election under Section 338(g) of the IRC with respect to the acquisition of the ASK Germany Shares and each direct or indirect Subsidiary of ASK Germany that the Sellers shall designate and such election has been validly made, the Purchasers and all Group Entities shall be able to take such actions as are otherwise restricted in Section 16.3(f)(i) if and to the extent that such actions are not made by or with respect to a direct or indirect Subsidiary of ASK Germany that Sellers did not so designate and with respect to which an election under Section 338(g) of the IRC was not made.

(g)	With respect to any rights and obligations of the Sellers and the Purchasers under this Section 16.3 the provisions set forth in Section 14.4(c) shall apply mutatis mutandis.

16.4	No Double Counting

(a)	This Section 16 shall apply exclusively for any Taxes resulting from any Tax Representation Breach; Sections 14.1 (Remedies for Breach), 14.2 (General), 14.3 (Limitation) and 14.4 (Procedures) shall not apply to this extent. For additional Losses, that are not Taxes, resulting from any Tax Representation Breach, Section 14 shall apply.

(b)	The Sellers shall not have the benefit of a Tax refund under Section 16.2(a)(iii) to the extent a refund or relief relating to the same matter and in respect of the same period has been or may be obtained under the Project Ironman Agreements.

16.5	If a Purchaser fails to comply with any of its obligations under Section 16.3, it shall indemnify each Seller from and against all Losses resulting from such non-compliance. Any amount payable pursuant to this Section 16.5 shall be due and payable within ten (10) Business Days after receipt by the Purchaser of a payment notice by the relevant Seller.

16.6	Clariant Produkte shall be entitled to 50% (in words: fifty percent) of the amounts owed by the Purchasers under Sections 16.2(a) to 16.2(c) and Ashland International Holdings and Ashland to the remaining 50% (in words: fifty percent), provided always that as between Ashland and Ashland International such amounts owed shall be split pro rata as between their respective shareholdings provided, however, that Clariant Produkte shall be entitled to 100% (in words: one hundred percent) of the amounts insofar as these relate only to Tecpro Holding.

17.	OTHER INDEMNITIES

17.1	Environmental Indemnification

(a)	Subject to and in accordance with this Section 17.1, Section 20.15 and Section 14.2(a), the Sellers hereby undertake to indemnify and hold harmless the relevant Group Entity against any and all Environmental Liability relating to the period until the Closing Date whether or not known, identified or identifiable at the Closing Date, as a result of any

(i)	final (bestandskräftig) or immediately enforceable (sofort vollziehbar) order or decision (Verwaltungsakt) of a governmental Authority (the "Relevant Order") or a final (rechtskräftig) court judgment (the "Relevant Judgment");

(ii)	claim by a third party (including Sellers and Sellers' Affiliates and any governmental Authority) arising out of or by reason of any Environmental Contamination, Off-Site Contamination or Health and Safety Issue (the "Third Party Liability");

(iii)	agreement between any of the Purchasers or Group Entities on the one hand and, on the other hand

(A)	any governmental Authority with jurisdiction that requires the performance of Remedial Measures in respect of any of the Company Sites (öffentlich-rechtlicher Vertrag); or

(B)	any third party (including Sellers and Sellers' Affiliates and governmental Authority) regarding a Third-Party Liability provided, however, that in case of a Core Environmental Claim such agreements referenced in this Section 17.1(a)(iii) may only be concluded upon the prior written consent of the Sellers such consent not to be unreasonably withheld or unreasonably delayed;

(iv)	any voluntary Remedial Measure conducted to prevent a Relevant Order or a Relevant Judgment or a Third-Party Liability provided, however, that in case of a Core Environmental Claim such Remedial Measure may only be conducted upon the prior written consent of Sellers, such consent not to be unreasonably withheld or unreasonably delayed; or

(v)	imminent danger (Gefahr im Verzug) likely to directly result in a material adverse impact on human health or the Environment or of such a nature as to require immediate Remedial Measures ("Imminent Danger"), and subject to the provisions in Section 17.1(c)(iii),

(b)	Exclusions and Limitations. Without prejudice to Section 14.2(a), any claim for indemnification under this Section 17.1 is excluded if and to the extent:

(i)	Any Environmental Claim, other than in respect of a Core Environmental Claim, shall be limited to 80% (in words: eighty percent) of the amount of any Environmental Liability.

(ii)	any Environmental Liability resulting solely from any Remedial Measures relating to the recultivation of the Unterneukirchen (Hart) site upon termination of the heritable building right contract with AlzChem AG does not exceed EUR 4,100,000 (in words: four million one hundred thousand).

(iii)	the Environmental Liability results from, or is based on, (i) any change of the applicable Environmental Laws in force on the Closing Date, or (ii) any Environmental Laws, which come into force after the Closing Date, except where such change or introduction of Environmental Laws was known or foreseeable for the Sellers or the Group Entities due to a legislative procedure pending at the Closing Date.

(iv)	the Environmental Liability results from a change of the use of the relevant Company Site following the Closing Date, however, it is understood that

(A)	any Environmental Liability resulting from the close-down of the ASK India plants ("India Close-Down"), and

(B)	any full or partial legally compulsory plant closure arising out of an Environmental Contamination, Public Safety or Imminent Danger existing before the Closing Date ("Compulsory Close-Down")

shall not be a change of use for the purposes of this exclusion; and

(C)	any Environmental Liability resulting from a full or partially close-down of plants other than the India Close Down or a Compulsory Close-Down ("Voluntary Close-Down") shall be limited to 50% (in words: fifty percent) of the amount of the Environmental Liability;

(v)	the Environmental Liability results from, or is initiated by, construction measures on the relevant Company Site following the Closing Date, and for the avoidance of doubt (i) any construction, investigation, drilling or movement of soil or subsoil that are part of a Remedial Measure and (ii) the India Close-Down and a Compulsory Close-Down shall not be construction measures for the purposes of this exclusion;

(vi)	such Environmental Liability is set out in the Excluded Environmental Liabilities;

(vii)	the Environmental Liability is covered or recoverable by the Purchasers from or under:

(A)	insurances policies of the relevant Group Entity which are in place at the Closing Date or thereafter, or

(B)	claims against governmental authorities or third parties; or

(C)	the Project Ironman Agreement regime;

(viii)	the Environmental Liability results from any investigation, assessment, analyses, study, drilling or remedial action voluntarily initiated, performed or caused to be performed after the Closing Date (other than voluntary Remedial Measures in order to prevent a Relevant Order or a Relevant Judgment or Third Party Liability or Voluntary Close-Down);

(ix)	either the Purchasers, or (following the Closing Date) the Group Entities or their respective Representatives have caused or participated in causing (verursacht oder mitverursacht) or have aggravated or fail to mitigate such Environmental Liability pursuant to Section 254 of the German Civil Code (BGB), but only to the extent of that cause or aggravation or failure to mitigate;

(c)	Cooperation and Procedures. Any claim for indemnification under this Section 17.1 shall be subject to the following:

(i)	The Purchasers shall notify the Sellers in writing (the "Notification") (based on then available information) when the Purchasers or the Group Entities become aware of

(A)	any reasonable likelihood of a material risk of Environmental Contamination, Off-Site Contamination, Public Safety or Health and Safety Issue or the actual or threatened initiation of Proceedings in connection with such Environmental Contamination, Off-Site Contamination, Public Safety or Health and Safety Issue, to the extent such event is reasonably likely to give rise to a claim under this Section 17.1. The Notification shall state the basis for such likelihood.

(B)	any claim by a third party arising out of or by reason of any Third Party Liability.

and shall deliver Notification of the events described under (A), and/or (B) within four (4) weeks of the Purchasers' or the Group Entities' receipt of any material information on which such events are based.

The Purchasers shall further notify the Sellers of any of the Purchasers' or the Group Entities' intent to contact or consult with governmental authorities as well as its intent to perform any voluntary Remedial Measures (in order to prevent Relevant Order or Relevant Judgment or Third Party Liability).

(ii)	Except as set forth in Section 17.1(c)(iii), the Purchasers shall develop, and provide to the Sellers a Cost and Measure Plan and a reasonable opportunity to comment upon such Cost and Measure Plan, prior to any of the Purchasers and the Group Entities conducting Remedial Measures and shall reasonably consider the Sellers' comments. If the Sellers object to an element of the Cost and Measure Plan submitted, the Sellers shall in writing notify the Purchasers within ten (10) days of receiving the Cost and Measure Plan that aspect of the Cost and Measure Plan of concern. In the event that the parties cannot settle the matter of concern within one (1) month, the Sellers and the Purchasers shall engage, without undue delay, an Environmental Expert who shall determine with final and binding effect hereto the manner in which the issue or issues in dispute shall be settled.

(iii)	In case of an Imminent Danger (Gefahr in Verzug), the Purchasers and the Group Entities may conduct any Remedial Measures necessary to abate such Imminent Danger without first providing the Sellers' with the Cost and Measure Plan. In such case, the Purchasers must, within one (1) month following the Purchasers' notification of such Imminent Danger, provide to the Sellers (A) information verifying the existence of such Imminent Danger and the necessity of any Remedial Measures; and (B) a Cost and Measure Plan for any Remedial Measures required by governmental Authorities to continue to address the Imminent Danger, including any requirement for further assessment or monitoring not yet conducted.

(iv)	Any liability of the Sellers under this Section 17.1 further requires the Purchasers to provide to the Sellers information identifying the existence, nature and amount of an Environmental Liability, including relevant third party invoices, confirmation that Purchasers and/or Group Entities have conducted the proposed Remedial Measures and have expended Remedial Costs in accordance with the Cost and Measure Plan.

(d)	Further Procedures relating to Core Environmental Claims. Any claim for indemnification under this Section 17.1 relating to Core Environmental Claims, but not including Voluntary Close Down, shall be furthermore subject to the following:

(i)	The Purchasers and the Group Entities shall not contact or consult with governmental Authorities or perform voluntary Remedial Measures (in order to prevent Relevant Order or Relevant Judgment or Third Party Liability) that directly or indirectly relate to Core Environmental Claims without the Sellers' prior written consent, which consent is not to be unreasonably withheld, provided, however, that if the Sellers have not granted such consent within one (1) month after the receipt of the Notification by the Sellers, the Sellers and the Purchasers shall engage, without undue delay, an Environmental Expert who shall determine with final and binding effect on the parties hereto whether such governmental Authorities are required to be contacted, or consulted, under Environmental Laws and/or whether the intended voluntary Remedial Measures are required in order to prevent a Relevant Order or a Relevant Judgment or Third Party Liability.

(ii)	The Purchasers shall, and shall procure (dafür einstehen) that the relevant Group Entity does, (A) ensure that the Sellers or a counsel of their own choice or their representatives are given the opportunity to participate at their own cost in any discussions, negotiations and proceedings with authorities and third parties in connection therewith which takes place after the Closing Date and (B) comply with any lawful and reasonable instructions given by the Sellers. In any case, neither any of the Purchasers nor any of the Group Entities are entitled to settle any proceedings or claims, or let any orders or proceedings become time-barred, in each case without the prior written consent of the Sellers which may not be unreasonably withheld.

(iii)	The Sellers shall have the right to direct and control (A) any Remedial Measures, including determining the scope, extent, duration and cost of such Remedial Measures, (B) the defense of any Third Party Liability, (C) all discussions, negotiations and proceedings with authorities and third parties in connection therewith. Furthermore, the Sellers have the right at the Sellers' cost to file objections or other appeals against orders of authorities or challenge and litigate any assessment or other decision of any authority. However, in directing and controlling a matter, the Sellers shall take into account the legitimate business interests of the Purchasers and the relevant Group Entity and shall not unreasonably interfere with any ongoing operations or the conduct of the business of the relevant Group Entity or select Remedial Measures that would materially interfere with the operations or business of the relevant Group Entity or materially impair the value of the property, business or assets of the relevant Group Entity.

(iv)	To the extent reasonably required by the Sellers to assess the Core Environmental Claim, the Purchasers shall provide, and shall cause the Group Entities to provide, to such Sellers and their professional advisors reasonably access during normal business hours to their relevant books, records, assets, premises, employees and their management (as well as copies of relevant documents and other information).

(e)	Environmental Expert. When an Environmental Expert is required to be engaged pursuant to Sections 17.1(c) and 17.1(d), the following applies:

(i)	The Sellers and the Purchasers shall grant the Environmental Expert access to all relevant (i) information, (ii) personnel of the Business of the Group Entities and (iii) Company Sites to the extent such access is necessary to the Environmental Expert's investigation of the issue or issues in dispute (the "Expert Investigation"). The Sellers and the Purchasers shall be entitled, in accordance with any confidentiality requirements, to participate in the Expert Investigation and any related oral hearings together with their respective employees, professional advisors and other Representatives and provide their opinions in writing if requested. Sellers and Purchasers shall use their best efforts to ensure that the Environmental Expert properly informs the Sellers and the Purchasers, without undue delay, as to the scope, date and expected duration of any Expert Investigation.

(ii)	The costs of the Environmental Expert shall be borne by the Sellers and the Purchasers pursuant to the principles of Section 91 et seq. of the German Civil Procedure Code (Zivilprozessordnung, ZPO).

(f)	Environmental Self-contained Regime.

(i)	Except as set forth in this Section 17.1, the Parties agree upon, and hereby acknowledge, that any obligation or liability of the Sellers vis-à-vis the Purchasers based on, or relating to, Environmental Liability or Environmental Indemnification shall be excluded and are hereby waived by the Purchaser.

(ii)	In addition, the Purchasers undertake to procure that the Group Entities shall waive any obligation or liability of the Group Entities vis-à-vis the Sellers, except as set forth in this Section 17.1, based on or relating to, Environmental Liability or Environmental Indemnification.

(iii)	The Parties especially agree in view of and with regards to lit (i) and lit. (ii) above that any claims by the Purchasers and/or the Group Entities against the Sellers under Section 24 para. (2) BBodSchG, Sec. 9 para (2) Environmental Damage Act (Umweltschadensgesetz, USchadG) or corresponding provisions under laws in non-German jurisdictions are excluded.

17.2	OFAC

The Sellers hereby undertake to indemnify the Purchasers and hold harmless the Purchasers from, all Losses suffered, incurred or paid, by them and any Group Entity (other than any payments on or prior to the Locked Box Date) as a result of (i) a settlement agreement with the Office of Foreign Assets Control after the Closing Date relating to an alleged violation of any Sanctions or Export Controls prior to the Closing Date, or (ii) as a result of a final decision or ruling by any Sanctions Authority that a breach of any Sanctions or Export Controls applicable to the relevant Group Entity (including pursuant to Blocking Statutes) has occurred prior to the Closing Date, including in each case any penalties arising out of any binding finding of an apparent violation, which has occurred prior to the Closing Date, by the Office of Foreign Assets Control.

17.3	EEG

The Sellers hereby undertake to indemnify the Purchasers and hold harmless the Purchasers from all Losses suffered, incurred or paid, by them and any Group Entity (other than any payments on or prior to the Locked Box Date) as a result of a binding administrative order or court order requesting one or more Group Entities to repay after the Locked Box Date benefits received under the so called Besondere Ausgleichsregelung, Sections 40 and 41 EEG, in 2013 and/or 2014 up until the Closing Date, due to such benefits constituting unlawfully granted state aid (Beihilfe) within the meaning of Art. 107(1), Art. 108(3) Treaty on the Functioning of the European Union (TFEU). This shall, however, not apply to benefits of an amount of EUR 1,300,000 (in words: Euro one million three hundred thousand) for which provisions have been made in the Combined Financial Statements under "Sundry other".

17.4	Tecpro Holding

Clariant Produkte hereby undertakes to indemnify the Purchasers and hold harmless the Purchasers from all Losses suffered, incurred or paid, by them or any Group Entity (other than any payments on or prior to the Locked Box Date) as a result of Tecpro Holding having, as of the Closing Date, any liabilities (other than for Taxes, recovery for which reference should be made to Section 16) or contractual or non-contractual obligations to any party (other than a Group Entity) other than under the Tecpro Holding Credit Facility.

17.5	Compliance

The Sellers hereby undertake to indemnify the Purchasers and hold harmless the Purchasers from all Losses incurred, suffered or paid by them and any Group Entity (other than any payments on or prior to the Locked Box Date) as a result of (i) a settlement agreement with any Authority after the Closing Date relating to alleged violations of Compliance Laws (other than the laws which are covered under Section 17.1, 17.2 and 17.3 prior to the Closing Date, or (ii) as a result of any final finding by any Authority after the Closing Date that a violation or a breach of any Compliance Laws applicable to the relevant Group Entity has occurred prior to the Closing Date.

17.6	Affiliate Agreements

(a)	The respective Seller hereby undertakes to, severally, indemnify the Purchasers and hold harmless the Purchasers from, all Losses suffered, incurred or paid, by them and any Group Entity (other than any payments on or prior to the Locked Box Date) as a result an Affiliate Agreement Representation Breach which indemnification shall in either case be the sole remedy for such breach.

(b)	The respective Seller shall not, and shall procure that its relevant Affiliates shall not, and the Purchasers shall, following the Closing, procure that the Group Entities shall not, without the prior consent of the Sellers or the Purchasers, as appropriate, exercise any change of control or termination rights under the Affiliate Agreements that may be triggered due to the consummation of this Agreement.

18.	PURCHASERS' COVENANTS AND INDEMNITIES

18.1	Access to Information

(a)	Seller Access. For a period of five (5) years from the Closing Date, the Purchasers will afford to the Sellers, Clariant Corp. and their respective advisors and Representatives access, upon reasonable advance notice, subject to there being no material disruption to the business of the Purchasers and the Group Entities, and only during the operational business hours of the Purchasers and the Group Entities, to books and records, as well as to other information, management, employees and auditors of the Group Entities as long as and to the extent reasonable and necessary to the Sellers and Clariant Corp. in connection with any audit or investigation, dispute or litigation or any other reasonable business purpose of the Sellers to be evidenced by the Sellers, in connection only with the Group Entities, other than in the context or preparation of litigation or arbitration proceedings or any other Proceedings against the Purchasers, their Affiliates or Representatives. To the extent that a Seller or Clariant Corp. in such context reasonably require original documents, the Purchasers shall forward such books and records, or cause that such books and records be forwarded, at such Seller's or Clariant Corp.'s expense to the Seller or Clariant Corp., respectively, and such Seller or Clariant Corp. shall return such books and records promptly after the respective requirement to be in possession of original documents no longer applies.

(b)	Maintenance. The Purchasers shall cause the Group Entities to keep all books and records relating to the period(s) until the Closing Date for the periods provided for under applicable mandatory law. The Purchasers shall cause the Group Entities to give the Sellers and Clariant Corp. reasonable advance notice prior to destroying any books and records relating to matters which may be relevant with respect to an indemnification obligation of the Seller under this Agreement and, if a Seller or Clariant Corp. so requests, to deliver such books and records to the Seller or Clariant Corp. at the Seller's expense (or Clariant Corp.'s expense, as the case may be). These provisions shall apply mutatis mutandis should the Purchasers intend to dispose of a Group Entity.

(c)	No Interferences. The Purchasers shall not, and shall procure that their Affiliates do not, enter into any transaction, which may prevent, delay or interfere with the consummation of the transactions contemplated by this Agreement.

18.2	Further Assurance

The Purchasers agree, acting reasonably, to execute, or cause to be executed all agreements and documents and to take, or cause to be taken, all other actions necessary under applicable laws and regulations to consummate the transactions contemplated by this Agreement.

18.3	Financing

The Purchasers undertake (i) not to terminate, amend or modify the Financing Documents in any respect or waive any rights thereunder, which would limit the irrevocable availability of sufficient funds to make all payments under or in connection with this Agreement when due, (ii) to comply with any and all of their obligations under the Financing Documents to ensure Purchasers' ability to draw down such funds to make all payments under this Agreement when due, and (iii) draw down any funds under the Financing Documents as required to make all payments under or in connection with this Agreement when due. If any portion of the funds contemplated by the Financing Documents becomes unavailable in the manner or from the source contemplated in the Financing Documents (or is scheduled to expire prior to the date the Closing is then reasonably expected to occur), then the Purchasers shall promptly notify the Sellers and Clariant Corp. and shall use its best efforts to arrange to obtain any such portion from alternative sources.

18.4	Joint and Several Liability

The Purchasers shall be jointly and severally liable for any obligation and liability of any Purchaser under or in connection with this Agreement (gesamtschuldnerische Haftung).

19.	OBLIGATIONS OF ASHLAND INTERNATIONAL HOLDINGS

19.1	Ashland hereby unconditionally and irrevocably guarantees (Garantie; not Bürgschaft) to the Purchasers the due and punctual performance of all obligations (including without limitation any payment obligations) of Ashland International Holdings under this Agreement and the agreements entered into by Ashland International Holdings in connection with this Agreement.

19.2	Ashland hereby waives any rights which it may have to require the Purchasers to proceed first against or claim payment from Ashland International Holdings such that as between the Purchasers on the one hand and Ashland on the other hand shall be liable as principal debtor as if it had entered into the undertaking to perform such obligations (including without limitation any payment obligations) under this Agreement and the agreements entered into by Ashland International Holdings in connection therewith itself.

20.	MISCELLANEOUS

20.1	Appointment of Representatives

(a)	For the purposes of this Agreement, Clariant Corp. hereby appoints Clariant Produkte, which accepts the appointment, as its representative, in its name and on its behalf, to sign and negotiate all documents required for the consummation of the Transactions, to make and receive all notices and to make all communications or declarations which are made or are to be made pursuant to this Agreement or as a consequence thereof, to, or on behalf of, Clariant Corp. Clariant Produkte shall be released from the restriction on self-dealing pursuant to Section 181 of the German Civil Code (BGB). The appointment of Clariant Produkte and its rights, obligations and powers of attorney under the preceding sentences of this Section 20.1(a) shall remain effective vis-à-vis the Purchasers until the Purchasers receive a notice signed by Clariant Corp. pursuant to which Clariant Produkte is replaced by another entity as new representative of Clariant Corp. under this Agreement. Clariant Produkte undertakes not to withdraw from the appointment.

(b)	For the purposes of this Agreement, Ashland International Holdings hereby appoints Ashland, which accepts the appointment, as its representative, in their name and on their behalf, to sign and negotiate all documents required for the consummation of the Transactions, to make and receive all notices and to make all communications or declarations which are made or are to be made pursuant to this Agreement or as a consequence thereof, to, or on behalf of, Ashland International Holdings. Ashland shall be released from the restriction on self-dealing pursuant to Section 181 of the German Civil Code (BGB). The appointment of Ashland and its rights, obligations and powers of attorney under the preceding sentences of this Section 20.1(b) shall remain effective vis-à-vis the Purchasers until the Purchasers receive a notice signed by Ashland International Holdings pursuant to which Ashland is replaced by another entity as new representative of Ashland International Holdings under this Agreement. Ashland undertakes not to withdraw from the appointment.

(c)	For the purposes of this Agreement, each of UK Purchaser and US Purchaser hereby appoints German Purchaser, which accepts the appointment, as its representative, in their name and on their behalf to make and receive all notices and to make all communications or declarations which are made or are to be made pursuant to this Agreement or as a consequence thereof, to, or on behalf of, each of UK Purchaser and US Purchaser respectively. The appointment of German Purchaser and its rights, obligations and powers of attorney under the preceding sentences of this Section 20.1(c) shall remain effective vis-à-vis the Sellers and Clariant Corp. until they receive a notice signed by UK Purchaser and US Purchaser pursuant to which German Purchaser is replaced by another entity as new representative of UK Purchaser and US Purchaser under this Agreement. German Purchaser undertakes not to withdraw from the appointment.

20.2	Power of Attorney

(a)	Clariant Produkte and Ashland International Holdings hereby irrevocably authorize the German Purchaser with effect as of the Closing Date to make shareholders' resolutions on behalf of Clariant Produkte and Ashland International Holdings with regard to ASK Germany and to make all declarations and to take all measures that are necessary or appropriate to make such shareholders' resolutions (including waivers of statutory formalities), in particular:

(i)	Resolutions on the increase and payment of capital reserves or other capital measures;

(ii)	other shareholders' resolutions, provided that the German Purchaser provides security for possible claims against Clariant Produkte and Ashland International Holdings based on such shareholders' resolutions.

(b)	This power of attorney shall expire as soon as the new list of shareholders of ASK Germany that identifies the German Purchaser and the UK Purchaser as the owners of the respective shares is entered into the commercial register in accordance with Section 16 (1) 1 German Limited Liability Companies Act (GmbHG). The German Purchaser may exercise the power of attorney without prejudice to any shareholders' resolutions which it makes in its own name pursuant to Section 16 (1) 2 German Limited Liability Companies Act (GmbHG). The Purchasers will indemnify Clariant Produkte and Ashland International Holdings against and from any liability due to a shareholders' resolution made by the German Purchaser in accordance with this Section 20.2 on behalf of Clariant Produkte and Ashland International Holdings.

20.3	Notices

(a)	All notices, requests and other communications under this Agreement shall be made in writing in the English language and delivered by hand, courier, mail or fax to the person at the addresses set forth below, or such other person or address as may be designated by the respective Party in writing from time to time, provided that (i) receipt of a copy of a notice, request or other communication by a Party's advisors shall not constitute or substitute receipt thereof by the respective Party itself, and (ii) any notice, request or other communication shall be deemed received by a Party regardless of whether a copy thereof was sent to or received by an advisor of such Party, regardless of whether the delivery of such copy was mandated by this Agreement:

(b)	To Ashland and/or Ashland International Holdings:

Ashland International Holdings, Inc. or Ashland Inc. (as the case may be)
Attn.: General Counsel
50 East RiverCenter Boulevard
KY 41012-0391
USA
Fax: +1 859 815 5053

with copies to:

Dr. Dirk Oberbracht
Latham & Watkins LLP
Reuterweg 20
60323 Frankfurt am Main
Germany
Fax: +49 69 6062 6700

and

Clariant Produkte (Deutschland) GmbH
Attn.: Dr. Thorsten Posner
Am Unisys-Park 1
65843 Sulzbach
Germany
Fax: +49 6196 757 8947

(c)	To Clariant Produkte:

Clariant Produkte (Deutschland) GmbH
Attn.: Dr. Thorsten Posner
Am Unisys-Park 1
65843 Sulzbach
Germany
Fax: +49 6196 757 8947

with copies to:

Dr. Dirk Oberbracht
Latham & Watkins LLP
Reuterweg 20
60323 Frankfurt am Main
Germany
Fax: +49 69 6062 6700

and

Ashland International Holdings, Inc. or Ashland Inc. (as the case may be)
Attn.: General Counsel
50 East RiverCenter Boulevard
KY 41012-0391
USA
Fax: +1 859 815 5053

(d)	To Clariant Corp.:

Clariant Corp.
Attn.: Ken Golder and Chris Barnard
4000 Monroe Road
Charlotte
NC 28226
USA
Fax: +1 704 377 1063

with copies to:

Dr. Dirk Oberbracht
Latham & Watkins LLP
Reuterweg 20
60323 Frankfurt am Main
Germany
Fax: +49 69 6062 6700

and

Ashland International Holdings, Inc. or Ashland Inc. (as the case may be)
Attn.: General Counsel
50 East RiverCenter Boulevard
KY 41012-0391
USA
Fax: +1 859 815 5053

(e)	To the UK Purchaser:

Ascot UK Bidco Limited
Attn.: Allison Steiner, General Counsel
40 Bruton Street
London
W1I 6QZ
UK
Fax: +1 212 218 6789

with copies to:

White and Case LLP
Attn.: Ian Bagshaw
5 Old Broad Street,
London
EC2N1DW
UK

and

by email to each of Flynn@rhonegroup.com, Steiner@rhonegroup.com, Tigay@rhonegroup.com and ian.bagshaw@whitecase.com. Such copies not in and of themself constituting notice.

(f)	To the US Purchaser:

Ascot US Bidco Inc.
Attn.: General Counsel
2711 Centreville Road
Suite 400
Wilmington
New Castle Country
Delaware 19808
USA
Fax: +1 212 218 6789

with copies to:

White and Case LLP
Attn.: Ian Bagshaw
5 Old Broad Street,
London
EC2N1DW
UK

and

by email to each of Flynn@rhonegroup.com, Steiner@rhonegroup.com, Tigay@rhonegroup.com and ian.bagshaw@whitecase.com. Such copies not in and of themself constituting notice.

(g)	To the German Purchaser:

mertus 158. GmbH
c/o Cormoran GmbH
Attn.: Managing Directors
Torstrasse 138
10119 Berlin
Germany
Fax: +1 212 218 6789

with copies to:

White and Case LLP
Attn.: Ian Bagshaw
5 Old Broad Street,
London
EC2N1DW
UK

and

by email to each of Flynn@rhonegroup.com, Steiner@rhonegroup.com, Tigay@rhonegroup.com and ian.bagshaw@whitecase.com. Such copies not in and of themself constituting notice.

(h)	Any notice, request or other communication given to one Purchaser under or in connection with this Agreement shall be considered a notice, request or other communication given to all Purchasers, and vice versa.

20.4	Costs, Taxes and Expenses

(a)	Each Party shall bear the costs and expenses of its advisors.

(b)	The Purchasers shall bear any and all transfer taxes (including real estate transfer taxes ("Real Estate Transfer Tax")) and any taxes of any kind owed by any Group Entity resulting from the consummation of the transaction contemplated hereby), stamp duties, fees (including the fees for notarization of this Agreement and of the ASK Germany Transfer Deed), registration duties and other charges in connection with any regulatory requirements (including merger control proceedings). The Sellers shall reimburse the Purchasers on demand, subject to provision of respective documentation, for 50% (in words: fifty percent) of the Real Estate Transfer Tax paid or which is required to be paid by the Purchasers in connection with the transactions contemplated by this Agreement up to a maximum amount of EUR 200,000 (in words: Euros two hundred thousand). For the avoidance of doubt any Taxes on profits or gains of the Sellers shall be borne solely by the respective Seller.

(c)	All other charges and costs payable in connection with the execution of this Agreement and the consummation of the transactions contemplated hereby shall be borne by the Purchasers.

20.5	Confidentiality and Announcements

(a)	Subject to the provisions of Section 20.5(c), and except as expressly agreed with the respective other Party or Parties, each Party undertakes that it will keep confidential the contents of this Agreement and any confidential information regarding the other Parties disclosed to it in connection with this Agreement or its implementation.

(b)	Subject to the provisions of Section 20.5(c), none of the Parties shall without the written consent of the other Parties (not to be unreasonably withheld) issue any press release or publish any circular to shareholders or any other document or make any public statement or otherwise make any disclosure to any person who is not a party to this Agreement relating to any of the matters provided for or referred to in this Agreement or ancillary matter.

(c)	The provisions of Sections 20.5(a) and 20.5(b) do not apply to:

(i)	any communication, statement or other disclosure which contains no confidential information, and no information relating to this Agreement, its terms or the matters contained in it;

(ii)	any announcement required to be made by any Party (i) by any court or governmental or administrative authority competent to require the same, or (ii) by any applicable law or regulation or at the request of a regulatory authority. Purchasers hereby confirm their agreement that Ashland files this Agreement with the U.S. Securities and Exchange Commission, which is expected to have the Agreement published;

(iii)	any disclosure made by the Purchasers to its Affiliates or its Affiliates' professional advisers, its existing or prospective investors, its actual or potential debt or equity providers, or any future purchasers of the Group Entities (or any assets owned by any Group Entities), provided that such disclosure is made under obligations of confidentiality;

(iv)	any disclosure to any Tax Authority in connection with the Tax affairs of the Parties;

(v)	the extent that the information has been made public by or with the consent of the other party;

(vi)	any disclosure to any potential syndicates of the Group Entities' third party debt or equity financing or any actual or potential acquirers of some or all or part of the Direct Target Entities or the Group Entities; or

(vii)	the making of the Announcement or any subsequent statements made on substantially the same terms.

(d)	The Purchaser shall cause the Group Entities to also comply with these obligations after the Closing Date.

20.6	Entire Agreement

(a)	This Agreement as well as the other agreements between two or more Parties contained in the reference deed (Deed Register Number 126/2014 of notary public Dr. Carsten Angersbach, Frankfurt am Main, (the "Reference Deed") contains the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings (whether written or oral) with respect to all or any part of the subject matter of this Agreement, except for the Confidentiality Agreement between the Sellers and Rhône Capital IV L.P., dated November 14/18, 2013, which shall remain in effect until the Closing Date if the Closing takes place and, should this Agreement be terminated or rescinded for any reason, beyond the date of such termination or rescission for the term provided for in it. No side agreements to this Agreement exist.

(b)	The liability regime agreed upon between the Parties in this Agreement shall also apply in between the Parties in relation to and in connection with any other agreements, if any, between two or more Parties, contained in the Reference Deed.

20.7	Amendments, Supplements

Any amendment or supplement to or modification of this Agreement (together with all Exhibits hereto), including this provision, shall be valid only if made in writing, except where a stricter form (e.g., notarization) is required under applicable mandatory law. This shall also apply to the first sentence of this Section 20.7.

20.8	Assignments and Novation

(a)	None of the rights or obligations under this Agreement may be assigned or transferred without the prior written consent of all the Parties save that (i) the Purchasers may assign all or any portion of the rights and benefits of this Agreement to any bank or financial institution or in the context of a sale of the whole or part of any of the Group Entities or any of their respective assets (or the accounts accrued by such Group Entities) provided that neither the Purchasers nor any Seller, as applicable shall be under any greater obligation or liability or be more restricted in the exercise of its rights than if such assignment had never occurred, and (ii) any Party may assign the benefit of this Agreement to any of their Affiliates for as long as such Affiliate remains an Affiliate of such Party.

(b)	The Sellers confirm to the Purchasers that a Group Entity is a third party beneficiary of all non-disclosure agreements entered into by the Sellers' Group in connection with the transaction contemplated by this Agreement.

(c)	The UK Purchaser shall at any time prior to Closing be entitled by notice in writing or in notarized form if required to the Sellers and to the German Purchaser, to nominate that the German Purchaser, shall acquire the interest it is proposed to acquire in ASK Germany pursuant to Sections 3.1(b) and 3.1(d) and all rights and obligations of the UK Purchaser in respect of such proposed acquisition shall from the date of such notice be deemed to become rights and obligations of the German Purchaser.

20.9	Waiver

The Sellers hereby irrevocably waive any rights to financial recovery they have or have become entitled to from the various providers of the Due Diligence Material.

20.10	No Rights of Third Parties

This Agreement shall not grant any rights to, and is not intended to operate for, the benefit of any third parties, including any Group Entity (kein echter Vertrag zugunsten Dritter).

20.11	Interpretation

(a)	Exhibits. All Exhibits to this Agreement constitute an integral part of this Agreement.

(b)	Language. This Agreement is written in the English language (except that Exhibits may be in the German language). Terms to which a German translation has been added shall be interpreted within the meaning assigned to them by the German translation alone and not the English term.

(c)	Disclosure. The Disclosure of any matter in this Agreement (including all Exhibits hereto) shall be deemed to be a Disclosure for all purposes of this Agreement. The fact that a matter has been disclosed in an Exhibit shall not be used to construe the extent to which Disclosure is required pursuant to the provisions of this Agreement.

20.12	Proceedings

(a)	Without limiting any other provision of this Agreement, no proceedings may be brought by the Sellers or Clariant Corp. pursuant to the terms of this Agreement unless the Sellers have first notified the Purchasers of the matter for which they propose to bring Proceedings and have given the Purchasers no less than five (5) Business Days' notice to remedy such matter.

(b)	Without limiting any other provision of this Agreement, no proceedings may be brought by the Purchasers pursuant to the terms of this Agreement unless the Purchasers have first notified the Sellers of the matter for which they propose to bring Proceedings and have given the Sellers no less than five (5) Business Days' notice to remedy such matter.

20.13	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of Germany, with the exception of its conflicts of law provisions and the United Nations Convention on Contracts for the International Sale of Goods (CISG).

20.14	Jurisdiction

To the extent legally permissible, the Regional Court (Landgericht) Frankfurt am Main, Germany, shall have exclusive jurisdiction regarding all disputes, controversies or claims arising under or in connection with this Agreement.

20.15	No Joint and Several Liability

(a)	Neither any of the Sellers nor Clariant Corp. shall be joint and severally liable under or in connection with this Agreement (keine Gesamtschuld) but each Seller and Clariant Corp. shall only be severally liable (teilschuldnerische Haftung) for any obligation by such Seller and Clariant Corp. under or in connection with this Agreement. Such several liability of each Seller and Clariant Corp. shall only be pro rata to its direct and indirect shareholding in the relevant Group Entity as set forth in Exhibit 20.15(a) and in Section 14.2(a) (the "Pro Rata Liability"), unless otherwise provided for in this Agreement.

(b)	Project Ironman

(i)	Master Contribution and Sale Agreement. The Sellers hereby confirms that the Cap (as such term is defined in Section 7.3(b) of the Master Contribution and Sale Agreement) is an amount equal to EUR 19,350,000 for each of Ashland and Süd-Chemie Aktiengesellschaft (in aggregate, EUR 38,700,000).

(ii)	Amendment to Master Contribution and Sale Agreement. The Sellers shall be entitled to amend on or prior to the Closing Date the Master Contribution and Sale Agreement, such that Section 7.3(b), and the Cap provided therein, applies to all claims brought pursuant to Section 8.1 (to the extent relating to Environmental Losses (as defined in the Master Contribution and Sale Agreement)) and Section 8.2 thereof (but for the avoidance of doubt the Cap shall not apply to claims brought pursuant to Section 8.4 of the Master Contribution and Sale Agreement). The Sellers shall (i) give the Purchaser reasonable notice of the amendments they propose to make give effect to the terms of this Section 20.15(b)(ii) and shall take into account, in their reasonable opinion, any reasonable comments received from the Purchasers required to give effect to the terms of this Section 20.15(b)(ii) and (ii) provide copies of the duly executed amendments within 5 Business Days to the Purchasers after effectiveness of the amendment.

(iii)	Priority of Claims. The Purchasers shall not be entitled to bring any claims under this Agreement (including, but not limited to, any claims under Section 17.1 if a corresponding claim (relating to the same subject matter) can be made against a Seller or a Sellers' Affiliate under the Master Contribution and Sale Agreement. This exclusion also applies if the claim cannot be collected against a Seller or a Sellers' Affiliate if the relevant indemnifying party under the Master Contribution and Sale Agreement becomes insolvent. Further, if a claim can be made under the Master Contribution and Sale Agreement but cannot be recovered in whole or in part because either (i) the cap under the Master Contribution and Sale Agreement for such Seller(s) or its/their Affiliates is exceeded or (ii) as a result of a default or refusal to make payment, a corresponding claim (relating to the same subject matter) can only be brought forward under this Agreement for the outstanding amount of such corresponding claim that remains unsatisfied against such Seller(s) or its Affiliates under the Master Contribution and Sale Agreement.

(iv)	Cap Treatment. If a Purchaser has collected a claim against a Seller or a Sellers' Affiliate under the Master Contribution and Sale Agreement, the amount collected shall not be counted towards (angerechnet) the caps which apply under this Agreement (under Section 14.5 or otherwise) provided that the Purchasers shall not be entitled to recover damages or obtain payment to the extent that they have already recovered or discharged liability more than once in respect of a claim relating to the same subject matter under both the Master Contribution and Sale Agreement and this Agreement.

(v)	Statute of Limitation. If a claim has been brought against a Seller under the Master Contribution and Sale Agreement, the respective limitation period for a corresponding claim (relating to the same subject matter) under this Agreement shall be suspended (gehemmt) until such claim under the Master Contribution and Sale Agreement is finally settled or determined, at which point the balance of the respective limitation period outstanding under this Agreement at the time such claim was brought pursuant to the Master Contribution and Sale Agreement shall continue.

20.16	Claims for Intentional Fraud and Intentional Concealment

(a)	Any provision in this Agreement relating to a limitation of liability of the Sellers or Clariant Corp. shall not apply if and to the extent any claims rights or remedies are based on willful deceit (arglistige Täuschung) or willful misconduct (Vorsatz) of the respective Seller or Clariant Corp. itself.

(b)	If and to the extent the facts or circumstances giving rise to a Representation Breach derive from or are otherwise caused by a Representative of any of the Sellers or the Group Entities committing intentional fraud (Betrug) or intentional concealment (absichtliche Täuschung unter Ausschluss von bedingtem Vorsatz) prior to the Closing then Purchasers' respective claims against the relevant Seller(s) under the Agreement shall not be limited by the General Aggregate Cap but by the maximum amount of liability of the relevant Seller set forth in Section 14.5(c)(iii), unless stricter standards apply in the individual case.

(c)	If a Seller or Clariant Corp. is liable because of willful misconduct (Vorsatz), the liability of the other Sellers and Clariant Corp. or the other Sellers, as the case may be, shall continue to be subject to the limitations and qualifications in this Agreement in particular all caps and other limitations set forth in Section 14.

20.17	Service of Process

The Purchasers hereby appoint German Purchaser as their agent for service of process (Zustellungsbevollmächtigter) for all legal proceedings involving the Purchasers and arising out of or in connection with this Agreement. This appointment shall only terminate upon the appointment of another agent for service for process domiciled in Germany, provided that the agent for service of process is an attorney admitted to the German bar (in Deutschland zugelassener Rechtsanwalt) and his appointment has been notified to and approved in writing by the Sellers and Clariant Corp. (which approval shall not be unreasonably withheld). The Purchasers shall promptly after the date of this Agreement and upon the appointment of any new agent for service of process (as the case may be) issue to the agent a written power of attorney (Vollmachtsurkunde) and shall irrevocably instruct the agent to submit such deed in connection with any service of process under this Agreement.

20.18	Severability

Should any provision of this Agreement be or become, or be deemed to be or become, invalid or unenforceable as a whole or in part, the validity and enforceability of the remaining provisions shall not be affected thereby. Any such invalid or unenforceable provision shall, to the extent permitted by law, be deemed replaced by such valid and enforceable provision as comes closest to the economic intent and purpose of such invalid or unenforceable provision. The same shall apply in the event that this Agreement contains any gaps (Vertragslücken). The Parties are aware of the decision of the Federal Supreme Court (Bundesgerichtshof) of September 24, 2002. However, it is the express intent of the Parties that this Section 20.18 shall not be construed as a mere reversal of the burden of proof (Beweislastumkehr) but rather as a contractual exclusion of Section 139 of the German Civil Code (BGB) in its entirety.

****

Roll of Deeds No. 151 / 2014

Negotiated

in Frankfurt am Main on April 8, 2014

Before me, the undersigned Notary

Dr. Carsten J. Angersbach

with office in 60325 Frankfurt am Main, Arndtstrasse 28,

appeared today:

1.	Mr. Martin Laborenz, born on [***], with address at [***], identified by his valid identity card no. [***], by his own statement not acting in his own name but, excluding any personal liability, in the name and on behalf of

a)	Clariant Produkte (Deutschland) GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung), registered with the commercial register (Handelsregister) of the local court (Amtsgericht) in Frankfurt am Main under registration number HRB 42045 and with business address at Brüningstraße 50, 65929 Frankfurt am Main, Germany, by virtue of a power of attorney dated April 4, 2014, the original of which was presented during the notarization to the Notary and a copy of which is attached to this deed, the Notary hereby certifying the accuracy of such copy, and

b)	Clariant Corp., a U.S. corporation, with business address at 4000 Monroe Road, Charlotte, NC 28226, USA, by virtue of a power of attorney dated April 3, 2014, a simple copy of such power of attorney was presented during the notarization to the Notary and is attached to this deed.

In addition, the person appearing ad 1. presented a copy of a secretary’s certificates regarding Clariant Corp. Such copy is attached to this deed. The person appearing ad 1. promised to hand the original of the power of attorney of Clariant Corp. as well as the original of the secretary’s certificates later to the Notary and asked the Notary to subsequently attach certified copies of such originals to this deed.

2.	Mrs. Dr. Natalie Narmin Klara Daghles, born on [***], with address at [***], identified by her valid identity card no. [***], by her own statement not acting in her own name but, excluding any personal liability, in the name and on behalf of

a)	Ashland Inc., a U.S. corporation, with business address at 50 East RiverCenter Boulevard, Covington, KY 41012-0391, USA, by virtue of a power of attorney dated April 1, 2014, and a sub-power of attorney dated April 8, 2014, the original of both were presented during the notarization to the Notary and copies of both are attached to this deed, the Notary hereby certifying the accuracy of such copies, and

b)	Ashland International Holdings, Inc., a U.S. corporation, with business address at 50 East RiverCenter Boulevard, Covington, KY 41012-0391, USA, by virtue of a power of attorney dated April 1, 2014, and a sub-power of attorney dated April 8, 2014, the original of both were presented during the notarization to the Notary and copies of both are attached to this deed, the Notary hereby certifying the accuracy of such copies.

In addition, the person appearing ad 2. presented copies of secretary’s certificates regarding Ashland Inc. and Ashland International Holdings, Inc.. Such copies are attached to this deed. The person appearing ad 2. promised to hand the originals of the two secretary’s certificates later to the Notary and asked the Notary to subsequently attach certified copies of such originals to this deed.

3.	Mr. Antonio Alfredo Benjamin Fernandes, born on [***], with business address at White & Case LLP, Kurfürstendamm 32, 10719 Berlin, identified by his valid identity card no. [***], by his own statement not acting in his own name but, excluding any personal liability, in the name and on behalf of
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a)	Ascot US Bidco Inc., a U.S. corporation, with business address at 2711 Centreville Road, Suite 400, Wilmington, New Castle Country, Delaware 19808, USA, by virtue of a power of attorney dated April 2, 2014, and a sub-power of attorney dated April 8, 2014, the original of both were presented during the notarization to the Notary and copies of both are attached to this deed, the Notary hereby certifying the accuracy of such copies, and

b)	mertus 158. GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung), registered with the commercial register (Handelsregister) of the local court (Amtsgericht) in Frankfurt am Main under registration number HRB 98587 and with business address at c/o Cormoran GmbH, Torstraße 138, 10119 Berlin, Germany, by virtue of a power of attorney dated March 28, 2014, and a sub-power of attorney dated April 8, 2014, the original of both were presented during the notarization to the Notary and copies of both are attached to this deed, the Notary hereby certifying the accuracy of such copies, and

c)	Ascot UK Bidco Limited, a UK limited liability company, with business address at 40 Bruton Street, London, W1J 6QZ, UK, by virtue of a power of attorney dated April 8, 2014, the original of which was presented during the notarization to the Notary and a copy of which is attached to this deed, the Notary hereby certifying the accuracy of such copy.

In addition, the person appearing ad 3. presented originals of secretary’s certificates regarding Ascot US Bidco Inc. and Ascot UK Bidco Limited. Copies of such secretary’s certificates, the accuracy of which are hereby certified by the Notary, are attached to this deed.

Upon request of the persons appearing, the Notary effected the following notarization in the offices of Latham & Watkins LLP, Reuterweg 20, 60323 Frankfurt am Main.

Prior to the following notarization, the Notary asked the persons appearing whether he or any other person with whom he is associated for the purpose of joint professional practice, has already acted or is currently acting, except in his function as a notary, in the subject matter of this notarization. The persons appearing declared that this is not the case.

The persons appearing requested the Notary to notarize the following notarial deed partly in English and partly in German language. The Notary is in command of the English and German language and has ascertained to his satisfaction that also the persons appearing are in command of the English and German language. The Notary advised the persons appearing that they are entitled to have an interpreter present for the purposes of this notarial recording. The persons appearing waived such right.
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The effectiveness of the presented powers of attorney and the signing authority of the persons appearing cannot ultimately be determined by the Notary. In particular, the Notary advised the persons appearing that only the original of a power of attorney may give evidence about the signing authority of the persons appearing and that it is not possible to verify the signing authority on the basis of a simple copy. Moreover, the Notary advised the persons appearing that he cannot ultimately verify whether the non-German entities represented by the persons appearing exist, how those non-German entities are validly represented, whether the appropriate persons signed the presented powers of attorney and whether the persons appearing effectively are released from the restrictions set forth in § 181 German Civil Code (BGB) and thus are able to represent more than one party simultaneously. Neither the Notary nor the persons appearing accept any liability for the existence, validity and/or the appropriate scope of the presented powers of attorney. The Notary instructed the persons appearing that this deed would be pending ineffective (schwebend unwirksam) if one or several powers of attorney are non-existent, ineffective, too short in scope or if the persons appearing are not effectively released from the restrictions set forth in § 181 German Civil Code (BGB). The persons appearing nevertheless requested the following to be notarized (beurkundet) on the basis of the presented powers of attorney.

The exhibits listed below are contained in the reference deed recorded by the Notary on April 2, 3, 4, 6 and 7, 2014 (Deed No. 126 / 2014 (the “Reference Deed”). The original of the Reference Deed was present for the inspection of the persons appearing during the entire recording of this deed. Reference is made herewith to this Reference Deed according to § 13a German Act on Notarial Recordings (BeurkG) and its content is made subject to the agreements recorded in this deed. The persons appearing declared that the content of the Reference Deed is fully known to them. The Notary advised the persons appearing about the consequences of such referencing. The persons appearing rejected the offer of the Notary to read the Reference Deed aloud and to attach it to this deed. The persons appearing approved, also on behalf of the parties which are represented by them, the entire content of the Reference Deed.

Exhibits	Content
Exhibit (H)/1	Environ Reports
Exhibit (H)/2	Form of Deposit Agreement
Exhibit 1.1/1	Affiliate Agreements
Exhibit 1.1/3	Form of Castro Option Deed Terms
Exhibit 1.1/4	Disclosed Transaction Costs
Exhibit 1.1/5	List of Environmental Experts

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Exhibit 1.1/6	Excluded Environmental Liabilities
Exhibit 1.1/7	Existing Facilities
Exhibit 1.1/8	Identified Regulatory Claim
Exhibit 1.1/9	Transaction Structure Paper
Exhibit 1.1/10	Vendor Loan Note Instrument
Exhibit 2.4(b)	Subsidiaries
Exhibit 2.4(c)	Material Group Entities
Exhibit 2.6	Guarantors Acceding to the Syndicated Facility Agreement
Exhibit 3.1	ASK Germany Shares
Exhibit 3.6(a)/1	ASK Germany Transfer Deed
Exhibit 3.6(a)/2	ASK Holding Assignment Agreement
Exhibit 3.6(a)/3	Tecpro Holding Assignment Agreement
Exhibit 3.6(b)	Tecpro Holding Credit Facility Assignment and Assumption Agreement
Exhibit 3.7/1	Shareholders' Resolution ASK Germany
Exhibit 8.2(a)(i)	Clariant Produkte Account
Exhibit 8.2(a)(iii)	Ashland Account
Exhibit 8.2(d)	ASK Account
Exhibit 9.1(a)(i)	Anti-Trust Authorities
Exhibit 11.2(e)	Third Party Entitlements
Exhibit 11.2(f)	Tecpro Holding Credit Facility
Exhibit 11.3(a)(ii)	List of the Articles of Associations
Exhibit 11.3(a)(iv)	Enterprise Agreements or Silent Partnerships
Exhibit 11.3(b)/1	Subsidiary
Exhibit 11.3(b)/2	Third Party Rights in Subsidiary Interests
Exhibit 11.3(c)	Litigation, Disputes
Exhibit 11.3(d)(i)	Consolidated Financial Statements
Exhibit 11.3(d)(ii)	Combined Financial Statements

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Exhibit 11.3(d)(iii)	Tecpro Holding Financial Statements
Exhibit 11.3(e)	Conduct of Business
Exhibit 11.3(f)(i)	Intellectual Property Rights
Exhibit 11.3(f)(ii)	License Agreements
Exhibit 11.3(f)(iii)	Intellectual Property Rights infringements
Exhibit 11.3(f)(iv)	Third Party Intellectual Property Rights infringements
Exhibit 11.3(f)(vi)	IT Systems
Exhibit 11.3(g)(i)	Key Employees
Exhibit 11.3(g)(ii)	Collective Agreements
Exhibit 11.3(g)(iii)	Pension Commitments
Exhibit 11.3(g)(iv)	Labor Disputes
Exhibit 11.3 (g)(v)	ERISA
Exhibit 11.3(h)(ii)	Tax Payments
Exhibit 11.3(h)(iii)	Tax audits and or Tax Court Proceedings
Exhibit 11.3(h)(iv)	Residency for tax purposes
Exhibit 11.3(i)(i)/1	Freehold Property
Exhibit 11.3(i)(i)/2	Encumbrances on Freehold property
Exhibit 11.3(l)/1	Material Assets
Exhibit 11.3(l)/2	Encumbrances on Material Assets
Exhibit 11.3(m)/1	Insurance
Exhibit 11.3(m)/2	Terminated Insurance Policies
Exhibit 11.3(n)(i)	Compliance with Laws
Exhibit 11.3(n)(ii)	Permits and licenses
Exhibit 11.3(n)(iii)	Anti-trust
Exhibit 11.3(n)(iv)	Non-violation of Environmental Laws
Exhibit 11.3(n)(v)(A)	FCPA
Exhibit 11.3(n)(v)(B)	Management Proceedings
Exhibit 11.3(n)(vi)(B)	Sanctions/Violations

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Exhibit 11.3(o)	Product Liability
Exhibit 11.3(p)	State Aids
Exhibit 11.3(q)	Change of Control
Exhibit 11.3(s)	EEG
Exhibit 12.3(a)	Purchasers' Consent
Exhibit 13.2(b)	Financing Documents
Exhibit 20.15(a)	Pro Rata Liability

Thereafter, the persons appearing, acting as stated above, requested the Notary to notarize the

Sale and Purchase Agreement

which is attached as Attachment A to this deed (the “Sale and Purchase Agreement”) and made all declarations contained therein. Where the Sale and Purchase Agreement makes references to the exhibits with the reference numbers listed above, such references are made to the respective exhibits contained in the Reference Deed, except with regard to Exhibit 1.1/1 (Affiliate Agreements). With regard to Exhibit 1.1/1 reference is only made to the exhibit with such reference number contained in this deed.

Instructions by the Notary

The Notary advised the parties particularly about the following:

•	The correctness and completeness of the corporate information given in the Sale and Purchase Agreement cannot be verified by the Notary and the shareholders list which is available at the competent German commercial register does not necessarily reflect the actual legal situation with respect to the ownership in, the existence of and the nominal amount attributed to the respective GmbH shares.

•	A shareholder is only considered as owner of a GmbH share by the company if he is listed in the shareholders list kept by the competent commercial register (Sec. 16 para. 1 sent. 1 GmbHG). Prior thereto, the purchaser may not be able to effectively act as shareholder of the GmbH under certain circumstances, and the seller may even be able to still act as shareholder without the consent of the purchaser under certain circumstances.
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•	A bona fide acquisition (gutgläubiger Erwerb) of GmbH shares by the purchaser is only possible under certain circumstances (Sec. 16 para. 3 GmbHG). GmbH shares which do not exist cannot be acquired in good faith (gutgläubig). Further, the good faith of a purchaser that the acquired GmbH shares are free from any encumbrance is not protected. As long as the seller is registered as shareholder of the GmbH in the shareholders list of the company kept by the competent commercial register, a third party may, by way of a bona fide acquisition, effectively acquire GmbH shares (Sec. 16 para. 3 GmbHG).

•	With regard to GmbH shares, the purchaser and the seller (though no longer shareholder of the GmbH) are jointly liable for capital contribution obligations of shareholders of the company which are outstanding at the point in time when the purchaser is to be considered owner of the shares by the company (Sec. 16 para. 2 GmbHG). In a GmbH, outstanding capital contribution obligations may be the result of a contribution which has not been fully paid-in, the repayment of capital contributions, or a hidden or overvalued contribution in kind. Under certain circumstances, the other GmbH shareholders are liable for outstanding capital contribution obligations (Sec. 24, 31 para. 3 GmbHG). The purchaser is not protected by his confidence in the correctness of the information given by the seller in this respect.

•	The acquisition of an (inactive) shell GmbH is regarded as an economic re-formation (wirtschaftliche Neugründung). Even if a currently active GmbH was inactive in the past, the principles for the acquisition of a shell GmbH apply. If the provisions relating to the economic re-formation were/are violated, all shareholders of the GmbH are personally and to an unlimited extent liable for the obligations of the GmbH. The purchaser should, therefore, conduct a careful examination to determine whether an economic re-formation potentially occurred with respect to the purchased GmbH.

•	Pursuant to Sec. 40 para. 2 GmbHG, the Notary is obliged to file with the commercial register, upon the effectiveness of the GmbH share assignment and transfer without undue delay, a new certified shareholders list indicating the last and first names, birth dates, and places of residence of the shareholders, as well as the nominal amounts and the current numbers of the shares, and, furthermore, send a certified copy of the new shareholders list to the GmbH.

•	The Notary cannot verify whether the sale of shares in the non-German entities and/or the sale of credit facilities which are not governed by German law pursuant to the attached Sale and Purchase Agreement is valid or has further requirements under applicable foreign law. The persons appearing nevertheless asked for the full recording of the attached Sale and Purchase Agreement.
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•	All agreements which according to the intentions of the parties shall be part of the overall agreement must completely and duly be notarized. This also applies to ancillary agreements not subject to notarization on a stand-alone basis. A violation of this requirement may cause the entire agreement to be invalid.

•	The parties hereto will be liable as joint and several debtors for all notarial fees and taxes, if any, by operation of law, irrespective of whatever internal agreement has been made in that respect.

•	The English language original version of this deed will not be acceptable for enforcement but will have to be translated, by a certified translator, into German for such purposes.

•	The Notary is obliged to send a certified copy of this deed to the competent tax authorities and only thereafter he is permitted to distribute the original, execution copies or certified copies of this deed to the parties (Sec. 54 EStDV).

•	The Notary was not requested to examine the tax-related consequences of the legal acts contained in this deed and has, therefore, neither agreed to give, nor has he indeed given, any tax advice. He did, however, point out that the sale of shares in a GmbH may trigger real estate transfer tax (Grunderwerbssteuer), should that GmbH own real estate.

This notarial deed including the attached Sale and Purchase Agreement as well as its exhibits which are not contained in the Reference Deed but which are attached to this deed were read aloud to the persons appearing in the presence of the Notary, approved by the persons appearing and signed by them and the Notary by their own hands as follows:

/s/ Martin Laborenz

/s/ Daghles

/s/ A. Fernandes

/s/ Carsten J. Angersbach, Notary

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